     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1999

                                                      REGISTRATION NO. 333-69749
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                   BUILDING MATERIALS CORPORATION OF AMERICA
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                2952                               22-3276290
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            ------------------------

                   BUILDING MATERIALS CORPORATION OF AMERICA
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470
                                 (973) 628-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                           RICHARD A. WEINBERG, ESQ.
                   BUILDING MATERIALS CORPORATION OF AMERICA
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470
                                 (973) 628-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------


                                With a copy to:
                            STEPHEN E. JACOBS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                            ------------------------

                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ADDITIONAL REGISTRANTS

                                       STATE OR OTHER        PRIMARY                           ADDRESS, INCLUDING ZIP CODE
                                       JURISDICTION OF       STANDARD                              AND TELEPHONE NUMBER,
                                       INCORPORATION        INDUSTRIAL      I.R.S. EMPLOYER        INCLUDING AREA CODE,
      EXACT NAME OF REGISTRANT               OR           CLASSIFICATION    IDENTIFICATION      OF REGISTRANT'S PRINCIPAL
    AS SPECIFIED IN ITS CHARTER         ORGANIZATION        CODE NUMBER         NUMBER               EXECUTIVE OFFICE
    ---------------------------        ---------------    --------------    ---------------    ---------------------------
Building Materials Manufacturing
  Corporation.......................       Delaware           2952             22-3626208      1361 Alps Road
                                                                                               Wayne, New Jersey 07470
                                                                                               (973) 628-3000
Building Materials Investment
  Corporation.......................       Delaware           6749            22-3626206       1361 Alps Road
                                                                                               Wayne, New Jersey 07470
                                                                                               (973) 628-3000

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL 7, 1999


PROSPECTUS

                               EXCHANGE OFFER FOR
                     $155,000,000 8% SENIOR NOTES DUE 2008
                                       OF
                   BUILDING MATERIALS CORPORATION OF AMERICA
                                     ISSUER

                  BUILDING MATERIALS MANUFACTURING CORPORATION
                   BUILDING MATERIALS INVESTMENT CORPORATION
                                   GUARANTORS

                            ------------------------

MATERIAL TERMS OF THE EXCHANGE OFFER

     o Expires at 5:00 p.m., New York City time, on              , 1999, unless
       extended.


     o The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.


     o All old notes that are validly tendered and not validly withdrawn will be exchanged.


     o Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.



     o The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on December 3, 1998, except for certain transfer restrictions, registration rights and liquidated damages.


     o The old notes and the registered notes will be fully and unconditionally guaranteed, jointly and severally, on a senior, unsecured basis by Building Materials Manufacturing Corporation and Building Materials Investment Corporation.

                            ------------------------


     CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.


                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1999.

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----

Prospectus Summary.........................................................................................      1
  Summary of the Terms of the Exchange Offer...............................................................      2
  Summary of the Terms of the Registered Notes.............................................................      6
  Summary Financial Data...................................................................................      8
Risk Factors...............................................................................................     11
Where You Can Find More Information........................................................................     14
Forward-Looking Statements.................................................................................     14
The Exchange Offer.........................................................................................     15
Capitalization.............................................................................................     22
Selected Financial Data....................................................................................     23
Management's Discussion and Analysis of Financial Condition and Results of Operations......................     25
Business...................................................................................................     30
Management.................................................................................................     41
Executive Compensation.....................................................................................     43
Security Ownership of Certain Beneficial Owners and Management.............................................     46
Certain Relationships......................................................................................     47
Description of the Registered Notes........................................................................     49
Certain Federal Income Tax Considerations..................................................................     73
Plan of Distribution.......................................................................................     73
Legal Matters..............................................................................................     74
Experts....................................................................................................     74
Index to Consolidated Financial Statements.................................................................    F-1

                               PROSPECTUS SUMMARY


     This summary highlights selected information from this prospectus and may not contain all information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. We encourage you to read the detailed information and financial statements appearing elsewhere in this prospectus. Building Materials Corporation of America was incorporated in 1994. Any information regarding us in this prospectus that relates to information prior to this date has been prepared as if BMCA existed during this period.


                               THE EXCHANGE OFFER


     On December 3, 1998, we issued in a private placement $155 million in aggregate principal amount of our 8% Senior Notes due 2008. We entered into a registration rights agreement with the initial purchasers of these notes in which we agreed to deliver to you this prospectus and to complete the exchange offer on or prior to June 1, 1999. You are entitled to exchange your old notes in the exchange offer for registered notes with substantially identical terms. We believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, subject to certain limited conditions. You should read the discussion under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.


                                   WHO WE ARE


     We are a leading national manufacturer of a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets. We also manufacture specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. Our products are produced at 25 manufacturing facilities. We believe that we hold the number one or two market position in each of the asphalt roofing product lines in which we compete (based on unit sales), including leadership of the fast growing, premium laminated residential shingle market.



     Effective January 1, 1999, BMCA transferred all of its investment assets and intellectual property assets to Building Materials Investment Corporation, a newly-formed, wholly-owned subsidiary of BMCA. In connection with this transfer, Building Materials Investment Corporation agreed to guarantee all of BMCA's obligations under its revolving credit facility, the old notes, the registered notes and its other senior notes. BMCA also transferred all of its manufacturing assets, other than those located in Texas, to Building Materials Manufacturing Corporation, another newly-formed, wholly-owned subsidiary of BMCA. In connection with this transfer, Building Materials Manufacturing Corporation agreed to become a co-obligor on BMCA's 8% Senior Notes due 2007 and to guarantee BMCA's obligations under its revolving credit facility and all of BMCA's other senior notes, including the old notes and the registered notes. Building Materials Manufacturing Corporation and Building Materials Investment Corporation were incorporated in Delaware in 1998.


                                     * * *


     Our executive offices and the executive offices of Building Materials Manufacturing Corporation and Building Materials Investment Corporation are located at 1361 Alps Road, Wayne, New Jersey 07470 and our telephone number is
(973) 628-3000. Industry information is based upon our estimates and data from the Asphalt Roofing Manufacturers Association.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER


     The exchange offer relates to the exchange of up to $155 million aggregate principal amount of old notes for an equal aggregate principal amount of registered notes. On December 3, 1998, we issued and sold $155 million in aggregate principal amount of the old notes in a private placement. The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. We issued the old notes under an indenture which grants you certain rights. The registered notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the old notes. See "Description of the Registered Notes."



Registration Rights Agreement.............  You are entitled under the registration rights agreement to exchange your old notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                                            The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See
                                            "The Exchange Offer--Procedures for Tendering."

The Exchange Offer........................  We are offering to exchange $1,000 principal amount of Series B 8%
                                            Senior Notes due 2008 which have been registered under the Securities
                                            Act for each $1,000 principal amount of 8% Senior Notes due 2008 which were issued on December 3, 1998 in a private placement. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged.

                                            As of this date, there are $155 million aggregate principal amount of old notes outstanding.

                                            We will issue the registered notes promptly after the expiration of the exchange offer.

Resales of the Registered Notes...........  We believe that registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                                                 (1) the registered notes are acquired by you in the ordinary course of your business;

                                                 (2) you are not engaging in and do not intend to engage in a distribution of the registered notes;

                                                 (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and

                                                 (4) you are not an "affiliate" of ours, as that term is defined in Rule 405 under the Securities Act.

                                            If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities
                                            Act. We do not assume or indemnify you against that liability.

                                            Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A
                                            broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York City time, on
                                                      , 1999, unless we decide to extend the exchange offer. We
                                            do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond June 1, 1999.

Conditions to the Exchange Offer..........  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See
                                            "The Exchange Offer--Conditions."

Procedures for Tendering Old Notes Held in
  the Form of Book-Entry Interests........  The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes which are held by direct or indirect participants in The Depository Trust
                                            Company through certificateless depositary interests are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC with respect to its
                                            participants.

                                            If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:

                                                 o a written or facsimile copy of a properly completed and
                                                   executed letter of transmittal and all other required
                                                   documents to the address set forth on the cover page of the letter of transmittal; or

                                                 o a computer-generated message transmitted by means of DTC's
                                                   Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of
                                                   transmittal.

                                            The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                                                 o a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this
                                                   prospectus under the heading "The Exchange Offer--Book-Entry
                                                   Transfer," or

                                                 o the documents necessary for compliance with the guaranteed delivery procedures described below.

                                            A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                                                 (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your
                                                     business;

                                                 (2) you are not engaging in and do not intend to engage in a distribution of the registered notes;

                                                 (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and

                                                 (4) you are not our "affiliate."

Procedures for Tendering Certificated Old
  Notes...................................  If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Description of the
                                            Registered Notes--Form of Registered Notes." No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering--Certificated
                                            Notes."

Special Procedures for
  Beneficial Owner........................  If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See "The Exchange
                                            Offer--Procedures for Tendering--Procedures Applicable to All
                                            Holders."

Guaranteed Delivery Procedures............  If you wish to tender your old notes and:

                                                 (1) they are not immediately available,

                                                 (2) time will not permit your old notes or other required
                                                     documents to reach the exchange agent before the expiration of the exchange offer or

                                                 (3) you cannot complete the procedure for book-entry transfer on a timely basis,

                                            you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for
                                            Tendering--Guaranteed Delivery Procedures."

Acceptance of Old Notes and Delivery of
  Registered Notes........................  Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all old notes which are properly tendered in the exchange offer prior to 5:00
                                            p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange
                                            Offer--Terms of the Exchange Offer."

Withdrawal................................  You may withdraw the tender of your old notes at any time prior to
                                            5:00 p.m., New York City time, on the expiration date. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the Exchange Offer.

Exchange Agent............................  The Bank of New York is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to
  Exchange................................  If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange Offer--Consequences of
                                            Failure to Exchange."

Federal Income Tax
  Consequences............................  The exchange of the old notes will not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

                                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES
Issuer....................................  Building Materials Corporation of America.

Issue.....................................  $155 million aggregate principal amount of Series B 8% Senior Notes due 2008.

Maturity..................................  December 1, 2008.

Interest Payment Dates....................  The registered notes to be issued in the exchange offer will pay interest in cash at a rate of 8% per annum, payable on June 1 and
                                            December 1, commencing June 1, 1999.

Change of Control Put and Call............  Upon a Change of Control, you will have the right to require us to repurchase your notes at a purchase price equal to 101% of their aggregate principal amount on the date of repurchase, plus any accrued interest. If a Change of Control were to occur, however, we may not have sufficient funds to repurchase your notes at the time we are required to do so. After the expiration of your right to require us to repurchase your notes, we will have the option to purchase all of the outstanding notes at a purchase price equal to 100% of their aggregate principal amount, plus the Applicable Premium, together with any accrued and unpaid interest to the purchase date. We cannot otherwise redeem the notes. See "Description of the Registered
                                            Notes--Certain Definitions" for the definitions of Change of Control and Applicable Premium.

Guarantees................................  The registered notes to be issued in the exchange offer are fully and unconditionally guaranteed, jointly and severally, on a senior, unsecured basis by Building Materials Manufacturing Corporation and
                                            Building Materials Investment Corporation. The obligations with respect to these guarantees will rank equally with all existing and future unsecured and unsubordinated obligations of each of the guarantors. See "Description of the Registered Notes--Guarantees."

Ranking...................................  The notes are BMCA's senior, unsecured obligations. The notes will rank equally with all of BMCA's other unsecured and unsubordinated obligations, including:
                                                 o its Deferred Coupon Notes,
                                                 o its 7 3/4% Senior Notes due 2005,
                                                 o its 8 5/8% Senior Notes due 2006,
                                                 o its 8% Senior Notes due 2007, and
                                                 o its revolving credit facility.
                                            We refer to the Deferred Coupon Notes, the 2005 Notes, the 2006 Notes
                                            and the 2007 Notes in this prospectus as the "Other Senior Notes." As of December 31, 1998, our outstanding indebtedness from borrowings was $592.7 million, of which $530.8 million was senior debt. Our other outstanding liabilities, at that date, as reflected on our consolidated balance sheet, including trade payables and accrued expenses, were $209.9 million. Subject to certain restrictions contained in our revolving credit facility, the indenture governing the old notes and the registered notes and the indentures governing the Other Senior Notes, we may incur additional senior debt. We refer to the indenture governing the old notes and the registered notes in this prospectus as the

                                            "Indenture." The restrictions on our ability to incur additional senior debt contained in the indentures governing the Other Senior
                                            Notes are substantially similar to those contained in the Indenture.
                                            The revolving credit facility contains more restrictive limitations on our ability to incur debt than under those indentures. The credit facility includes financial covenants and a specific debt limitation covenant that, unlike the indentures, restrict our ability to incur debt regardless of our interest coverage ratio.

Certain Covenants.........................  The Indenture contains covenants which, among other things and subject to certain exceptions, restrict our ability to:
                                                 o incur indebtedness;
                                                 o make certain payments and dividends;
                                                 o issue capital stock of certain of our subsidiaries;
                                                 o issue guarantees;
                                                 o enter into transactions with stockholders and affiliates;
                                                 o create liens;
                                                 o sell assets;
                                                 o consolidate, merge with or sell all or substantially all of our assets to another person.

Registration Rights.......................  If the exchange offer is not completed by June 1, 1999, we will use our best efforts to cause to become effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective until two years after the date of original issuance of the old notes.
                                            If by June 1, 1999,
                                            (1) the exchange offer is not completed and
                                            (2) no shelf registration statement with respect to the resale of the old notes is declared effective,
                                            additional interest will accrue on the old notes from and including
                                            June 1, 1999 at a rate per annum equal to 0.50% of the principal amount of the old notes. This additional interest will cease to accrue upon the earlier of the completion of the exchange offer and the effective date of the shelf registration statement. This additional interest will be payable in cash semiannually in arrears on June 1 and December 1. See "Description of the Registered
                                            Notes--Principal, Maturity and Interest" and "The Exchange
                                            Offer--Purpose and Effect."

Form of Registered Notes..................  The registered notes to be issued in the exchange offer will be represented by one or more global securities deposited with The Bank of New York for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading "Description of the Registered Notes--Form of Registered
                                            Notes" occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Use of Proceeds...........................  We will not receive any cash proceeds upon completion of the exchange offer.

                             SUMMARY FINANCIAL DATA


     The following table presents our summary consolidated financial data which are derived from our Consolidated Financial Statements beginning on page F-1. As of January 1, 1997, G-I Holdings Inc. contributed all of the capital stock of U.S. Intec to BMCA, and U.S. Intec became BMCA's subsidiary. Accordingly, our historical consolidated financial statements include U.S. Intec's results of operations from the date of its acquisition by G-I Holdings (October 20, 1995), including sales and net income of $99.0 million and $1.3 million, respectively, for the year ended December 31, 1996. See Note 1 to Consolidated Financial Statements. The results for the year ended December 31, 1997 include the results of the Leatherback Industries business from its date of acquisition (March 14, 1997), including sales of $30.2 million. The results for the year ended December 31, 1998 include the results of the Leslie-Locke business from its date of acquisition (June 1, 1998), including sales of $53.3 million.



     The pro forma operating data is intended to give you a better picture of what our business would have looked like if the following transactions had each occurred on January 1, 1998:


     o the issuance of the old notes;


     o the issuance of the 2005 Notes;


     o the purchases of $279.7 million in aggregate principal amount of the Deferred Coupon Notes; and


     o the acquisition of substantially all of the assets of Leslie-Locke, Inc.



The pro forma financial information does not project the financial position or the results of operations for any future period or represent what the financial position or results of operations would have been if the transactions described above had been completed at the date indicated.



                                                                                       YEAR ENDED DECEMBER 31,
                                                                                  -----------------------------------
                                                                                   1996        1997            1998
                                                                                  ------    -------------    --------
                                                                                             (IN MILLIONS)
OPERATING DATA:
  Net sales....................................................................   $852.0       $ 944.6       $1,088.0
  Operating income(1)..........................................................     61.4          70.1           46.0
  Interest expense.............................................................     32.0          42.8           49.7
  Income before income taxes and extraordinary losses..........................     27.9          42.8           12.2
  Income before extraordinary losses...........................................     17.1          26.1            7.6
  Net income (loss)............................................................     17.1          26.1          (10.6)



                                                                                                       DECEMBER 31,
                                                                                                           1998
                                                                                                       ------------
                                                                                                       (IN MILLIONS)
BALANCE SHEET DATA:
  Cash and short-term investments...................................................................      $205.6
  Total working capital.............................................................................       220.7
  Total assets......................................................................................       847.5
  Long-term debt less current maturities(2).........................................................       588.4
  Total stockholders' equity........................................................................        44.9

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                      1996        1997       1998
                                                                                     -------    --------    -------
                                                                                    (IN MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
  Depreciation....................................................................   $  23.9    $   22.9    $  26.6
  Goodwill amortization...........................................................       1.7         1.9        2.1
  Capital expenditures and acquisitions...........................................      25.6        77.7      130.3
  Cash flows from:
     Operating activities.........................................................      53.1       (10.3)      88.0
     Investing activities.........................................................     (64.5)     (121.2)     (26.4)
     Financing activities.........................................................      90.0        19.9      (49.5)
  EBITDA(3).......................................................................      85.4       110.4       90.5
  Ratio of earnings to fixed charges(4)...........................................       1.8x        1.9x       1.2x
  Ratio of EBITDA to interest expense(3)..........................................       2.7x        2.6x       1.8x



                                                                                       YEAR ENDED DECEMBER 31, 1998
                                                                                       ----------------------------
                                                                                     (IN MILLIONS, EXCEPT RATIO DATA)
                                                                                                (UNAUDITED)
PRO FORMA OPERATING DATA(5):
  Adjusted EBITDA(6)................................................................              $ 92.6
  Interest expense..................................................................                47.7
  Income before extraordinary losses................................................                10.1
  Ratio of earnings to fixed charges(4).............................................                 1.3x
  Ratio of Adjusted EBITDA to interest expense(6)...................................                 1.9x


------------------

(1) Operating income for the year ended December 31, 1998 includes
    $27.6 million of nonrecurring charges. See Note 5 to Consolidated Financial Statements.





(2) See "Capitalization" and Note 10 to Consolidated Financial Statements.



(3) EBITDA is calculated as income before income taxes and extraordinary items, increased by interest expense, depreciation and goodwill amortization. As an indicator of our operating performance, EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.



(4) For purposes of these computations, earnings consist of income before income taxes plus fixed charges and extraordinary items. Fixed charges consist of interest on indebtedness, including amortization of debt issuance costs, plus that portion of lease rental expense representative of interest, estimated to be one-third of lease rental expense.



(5) The net effect of the pro forma adjustments was to increase our pro forma income before income taxes and extraordinary losses by $4.1 million for the year 1998. As a result, our pro forma provision for income taxes increased by $1.5 million for the year 1998, based on an effective marginal income tax rate of 38.0%.



(6) The Adjusted EBITDA data are being presented because this data relate to debt covenants under the indentures governing our indebtedness. You should refer to these indentures for further information. Excluded from the Adjusted EBITDA calculation is $18.1 million in extraordinary charges, net of related income tax benefits, related to the purchases of the Deferred Coupon Notes in July and December 1998.

     The details of the calculations of Adjusted EBITDA are set forth below:


                                                                                                    PRO FORMA
                                                                                             YEAR ENDED DEC. 31, 1998
                                                             YEAR ENDED DECEMBER 31, 1998           (UNAUDITED)
                                                             ----------------------------    ------------------------
                                                                                      (THOUSANDS)
Income before income taxes and extraordinary losses*.......            $ 12,180                      $ 14,160
Add:
EBITDA adjustment related to the acquisition of Leslie-
  Locke....................................................                  --                         2,094
Interest expense...........................................              49,674                        47,694
Goodwill amortization......................................               2,111                         2,111
Depreciation...............................................              26,579                        26,579
                                                                       --------                      --------
Adjusted EBITDA............................................            $ 90,544                      $ 92,638
                                                                       --------                      --------
                                                                       --------                      --------


------------------

* The adjustments to reconcile historical and pro forma income before income taxes and extraordinary losses reflect the adjustments to interest expense to reflect the issuances of the old notes and the 2005 notes, the purchases of $279.7 million in aggregate principal amount of the Deferred Coupon Notes, and the acquisition of the Leslie-Locke business as if each of those transactions had occurred as of January 1, 1998, as follows:



                                                                                                     YEAR ENDED
                                                                                                  DECEMBER 31, 1998
                                                                                                  -----------------
                                                                                                     (THOUSANDS)
Historical income before income taxes and extraordinary losses.................................       $  12,180
Pro Forma adjustments:
  Interest expense on old notes................................................................         (11,749)
  Interest expense on 2005 Notes...............................................................          (6,723)
  Reduction of interest expense for repurchases of Deferred Coupon Notes.......................          20,610
  Interest expense of Leslie-Locke business....................................................            (158)
                                                                                                      ---------
Pro Forma income before income taxes and extraordinary losses..................................       $  14,160
                                                                                                      ---------
                                                                                                      ---------

                                  RISK FACTORS


     An investment in the registered notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus in evaluating the exchange offer. Any reference to "notes" in this prospectus refers to both old notes and registered notes, unless the context otherwise requires.


WE ARE SUBSTANTIALLY LEVERAGED WHICH COULD AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.


     Our substantial outstanding debt has important consequences to you, including the risk that we may not generate sufficient cash flow from operations to pay principal and interest on our indebtedness, including the notes, or to invest in our businesses. While we believe, based upon our historical and anticipated performance, that we will be able to satisfy our obligations, including under the notes, from our cash flow from operations and refinancings, we cannot assure you of this ability. While we can raise cash to satisfy our obligations through potential sales of assets or equity, our ability to raise funds by selling either assets or equity depends on our results of operations, market conditions, restrictions contained in our revolving credit facility, the Indenture and the indentures relating to the Other Senior Notes and other factors. If we are unable to refinance indebtedness or raise funds through sales of assets or equity or otherwise, we may be unable to pay principal of and interest on the notes.



     At December 31, 1998, we had total outstanding consolidated long-term debt of $592.7 million and stockholders' equity of $44.9 million. Our interest expense for the year ended December 31, 1998 was $49.7 million. In addition, subject to certain covenants contained in our revolving credit facility, the Indenture and the indentures relating to the Other Senior Notes, we may incur additional indebtedness. We are currently limited by certain of these covenants from incurring additional debt, except under certain limited circumstances, including under our revolving credit facility and the refinancing of existing debt. Any additional indebtedness we may incur, however, will not by its terms rank senior to the notes.


IF A CHANGE OF CONTROL OCCURS, WE MAY BE UNABLE TO REPURCHASE YOUR NOTES. THIS FAILURE WOULD CONSTITUTE AN EVENT OF DEFAULT UNDER THE INDENTURE AND OUR OTHER DEBT INSTRUMENTS.


     If a Change of Control occurs, we cannot assure you that we will have available, or be able to obtain, sufficient funds, or will be permitted by our debt instruments, to repurchase your notes. The Indenture provides that if a Change of Control occurs, you will have the right to require us to repurchase your notes at 101% of their principal amount, plus any accrued and unpaid interest to the repurchase date. Our revolving credit facility currently prohibits us from repurchasing any notes. Our failure to repurchase your notes would constitute an event of default under the Indenture, which would in turn constitute a default under the revolving credit facility and the indentures governing the Other Senior Notes. See "Description of the Registered Notes--Repurchase at Your Option." In addition, if a change of control as defined in the revolving credit facility occurs, the facility could be terminated and the outstanding loans accelerated. This event could cause the notes and the Other Senior Notes to be accelerated. If any of these events of default were to occur, we may be unable to pay the accelerated principal amount of and interest on the notes.



THE LIQUIDITY OF ANY MARKET FOR THE OLD NOTES COULD BE ADVERSELY AFFECTED AFTER COMPLETION OF THE EXCHANGE OFFER. IN ADDITION, THERE MAY BE NO ACTIVE TRADING MARKET FOR THE REGISTERED NOTES TO BE ISSUED IN THE EXCHANGE OFFER.



     There has been no public market for the old notes. If most holders of the old notes tender their notes in the exchange offer, the liquidity for the old notes not tendered in the exchange offer could be adversely affected upon completion of the exchange offer. In addition, we cannot assure you with respect to:


     (1) the liquidity of any market for the registered notes that may develop,

     (2) your ability to sell registered notes or

     (3) the price at which you will be able to sell those registered notes.


If a public market were to exist, the registered notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the registered notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the registered notes is currently anticipated. Bear, Stearns

& Co. Inc. and Chase Securities Inc., the initial purchasers of the old notes, have advised us that they currently anticipate making a secondary market for the registered notes, but they are not obligated to do so. We cannot assure you that an active or liquid public trading market will develop for the registered notes.



OUR PARENT CORPORATIONS ARE DEPENDENT UPON OUR CASH FLOW TO SATISFY THEIR OBLIGATIONS AND COULD CAUSE US TO MAKE DISTRIBUTIONS TO THEM WHICH WOULD REDUCE CASH FLOW AVAILABLE TO US.



     If our parent corporations are unable to meet their cash requirements, they might take various actions that could reduce our cash flows. This reduction could adversely affect our ability to pay principal and interest on the notes. GAF Corporation, G-I Holdings, G Industries Corp. and GAF Building Materials Corporation, our parent corporations, are dependent upon the cash flow of our company and their other subsidiaries in order to satisfy their obligations, including asbestos-related claims and certain tax liabilities. In order to satisfy those obligations, those corporations might take various actions, including



     o causing us to make distributions to our stockholders by means of dividends or otherwise,



     o causing us to make loans to them, or



     o causing GAF Building Materials Corporation to sell our common stock.



     In addition, creditors of those corporations could also seek to cause GAF Building Materials Corporation to sell our common stock or take similar action in order to satisfy liabilities owed to them. The only significant assets of our parent corporations are the stock of our company and the stock of GAF Fiberglass Corporation. However, GAF Corporation has advised us that it expects to obtain funds to satisfy its obligations from, among other things, dividends and loans principally from us and from payments from us pursuant to a tax sharing agreement we entered into with it.



     We cannot assure you that GAF Corporation will be able to satisfy its obligations in this manner or if any of the actions discussed above could be effected on satisfactory terms. See the risk factor below regarding asbestos-related claims filed against our parent corporations, the risk factor on page 13 regarding GAF Group federal income tax liability and Notes to Consolidated Financial Statements.



ASBESTOS-RELATED CLAIMS FILED AGAINST CERTAIN OF OUR PARENT CORPORATIONS COULD RESULT IN A CHANGE IN CONTROL OF OUR COMPANY.



     If GAF Corporation or GAF Building Materials Corporation is unable to satisfy judgments against it in asbestos-related lawsuits, its judgment creditors might seek to enforce their judgments against the assets of GAF Corporation or GAF Building Materials Corporation, including GAF Building Materials Corporation's holdings of our common stock. These actions could result in a change of control with respect to our company. GAF Corporation has advised us that, as of December 28, 1998, it is defending approximately 113,800 pending alleged asbestos-related bodily injury claims relating to the inhalation of asbestos fiber (having received notice of approximately 93,500 new asbestos-related bodily injury claims during 1998) and has resolved approximately 293,500 asbestos-related bodily injury claims (including approximately 59,000 in 1998). We refer to asbestos-related bodily injury claims relating to the inhalation of asbestos fiber in this prospectus as "Asbestos Claims." GAF Corporation has advised us that it believes that a significant portion of the claims filed in 1998 were already pending against other defendants for some period of time, with GAF Corporation being added as a defendant upon the lifting in 1997 of the injunction relating to the Georgine class action settlement. This injunction prevented plaintiffs from filing or proceeding with their Asbestos Claims other than in accordance with the Georgine class action settlement, which was rendered inoperable in 1997 by a United States Supreme Court ruling. GAF Corporation's current estimated average cost for Asbestos Claims resolved in 1998 (including Asbestos Claims disposed of at no cost to GAF Corporation) is approximately $3,500 per claim. Substantially all of the costs in respect of these Asbestos Claims will be paid over several years. We cannot assure you that the actual costs of resolving pending and future Asbestos Claims will approximate GAF Corporation's estimated average costs for the Asbestos Claims resolved in 1998.



     GAF Corporation has stated that it is committed to effecting a comprehensive resolution of Asbestos Claims, and that it is exploring a number of options to accomplish such resolution. We cannot assure you that this effort will be successful.



     We believe that we will not sustain any liability in connection with asbestos-related claims. While we cannot predict whether any asbestos-related claims will be asserted against us or our assets, or the outcome of any litigation relating to these claims, we believe that we have meritorious defenses to those claims. Moreover, we have been jointly and severally indemnified by G-I Holdings and GAF Building Materials Corporation against any future or existing claims related to asbestos-related liabilities if asserted against BMCA.



     For additional information regarding asbestos-related matters, see "Business--Legal Proceedings" and Note 3 to Consolidated Financial Statements.



OUR PARENT CORPORATIONS ARE DEPENDENT UPON OUR CASH FLOWS TO SATISFY THEIR OBLIGATIONS. IF GAF CORPORATION IS UNSUCCESSFUL IN CHALLENGING ITS TAX DEFICIENCY NOTICE, IT COULD CAUSE US TO MAKE DISTRIBUTIONS WHICH WOULD REDUCE OUR CASH FLOW.



     As a member of the GAF Corporation consolidated group for federal income tax purposes, we are jointly and severally liable for federal income tax liabilities of the GAF consolidated group. We are indemnified under certain circumstances for those tax liabilities, principally by GAF Corporation and G-I Holdings. On September 15, 1997, GAF Corporation received a tax deficiency notice for the 1990 fiscal year relating to Rhone-Poulenc Surfactants and Specialties, L.P., a partnership in which GAF Fiberglass Corporation, a subsidiary of GAF Corporation, holds an interest. This notice could result in GAF Corporation incurring liabilities significantly in excess of its deferred tax liability. If GAF Corporation is unsuccessful in challenging its tax deficiency notice and is unable to satisfy its tax obligations, it might take various actions that could reduce our cash flows as described in the risk factor on page 12 regarding our parent corporations' dependence on our cash flows. This reduction could adversely affect our ability to pay principal and interest on the notes.



     GAF Corporation has advised us that it believes it will prevail in the surfactants partnership matter, although there can be no assurance in this regard. See "Business--Tax Claim Against GAF Corporation," "Certain Relationships--Tax Sharing Agreement" and Note 6 to Consolidated Financial Statements.


OUR CONTROLLING STOCKHOLDER HAS THE ABILITY TO ELECT OUR ENTIRE BOARD OF DIRECTORS AND CAN CONTROL THE OUTCOME OF ANY MATTER SUBMITTED TO OUR STOCKHOLDERS.

     We are an indirect subsidiary of GAF Corporation, which is approximately 97% beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) by Samuel J. Heyman, Chairman of the Board of Directors and Chief Executive Officer of GAF Corporation and G-I Holdings, our Chairman of the Board of Directors and Chief Executive Officer of GAF Building Materials Corporation. Accordingly, Mr. Heyman has the ability to elect our entire Board of Directors and to determine the outcome of any other matter submitted to our stockholders for approval, including, subject to the terms of the Indenture, mergers, consolidations and the sale of all, or substantially all, of our assets. See "Security Ownership of Certain Beneficial Owners and Management."




THE YEAR 2000 TECHNOLOGY ISSUES MAY DISRUPT OUR USUAL CHANNELS OF SUPPLY AND DISTRIBUTION.



     Our key suppliers, service providers, customers and other third parties may fail to address adequately their respective Year 2000 technology issues. If this failure were to occur, our usual channels of supply and distribution could be disrupted and we could experience a material adverse effect on our business, results of operations or financial position. We have implemented a Year 2000 program that includes investigating the Year 2000 issues of third parties significant to our business. The ability of third parties with whom we transact business, or companies that we may acquire, to adequately address their Year 2000 issues is outside of our control. We have requested compliance information in the form of direct questionnaires from vendors significant to our business and are planning to solicit compliance information from our significant customers. We have received compliance information from substantially all of our key vendors. We are evaluating these responses and are requesting more information where appropriate to help us formulate contingency plans, including the identification of secondary suppliers, to minimize the impact of any Year 2000 related issues that may develop. Notwithstanding these actions, we cannot assure you that all of our Year 2000 issues or those of our key suppliers, service providers or customers will be resolved or addressed satisfactorily before the year 2000 commences or that the failure to satisfactorily resolve or address these issues will not have a material adverse impact on our business, results of operations or financial position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file annual, quarterly and other information with the Securities and Exchange Commission. You may read and copy the reports and other information that we file with the Commission at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. You may also obtain information about us from the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of these materials also can be obtained from the Public Reference Section of the Commission at prescribed rates. Our filings with the Commission are also available to the public on the Commission's home page on the Internet at http://www.sec.gov.


     We have filed with the Commission a registration statement on Form S-4 with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each of those statements is deemed qualified in its entirety to that reference.


                           FORWARD-LOOKING STATEMENTS


     This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. Our operations are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. You are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under "Risk Factors." The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT


     We issued the old notes on December 3, 1998 in a private placement. In connection with this issuance, we entered into the Indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the Indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. As a result of the filing and the effectiveness of the registration statement, assuming we complete the exchange offer by June 1, 1999, certain prospective increases in the interest rate on the old notes provided for in the registration rights agreement will not occur.



     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:



          (1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;



          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and



          (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.



     If you tender in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."



     If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "--Procedures for Tendering."


CONSEQUENCES OF FAILURE TO EXCHANGE


     After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.



     The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the Indenture. The Indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the Indenture.



     As of the date of this prospectus, $155 million aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the Indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.



     We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes without expense, to the tendering holder as promptly as practicable after the expiration date.



     You will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses" below.


EXPIRATION DATE; AMENDMENTS


     The exchange offer will expire at 5:00 p.m., New York City time, on
             , 1999, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond June 1, 1999. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.


     We also reserve the right, in our sole discretion,


          (1) to delay accepting any old notes or, if any of the conditions set forth below under "--Conditions" have not been satisfied or waived, to terminate the exchange offer or



          (2) to amend the terms of the exchange offer in any manner, by giving oral or written notice of such delay or termination to the exchange agent, and by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.



     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING

     BOOK-ENTRY INTERESTS

     The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.


     If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:



          (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or



          (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.


     In addition, in order to deliver old notes held in the form of book-entry interests:


             (A) a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or


             (B) you must comply with the guaranteed delivery procedures described below.


     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.


     CERTIFICATED OLD NOTES


     Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your certificated old notes:



          (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date or


          (2) you must comply with the guaranteed delivery procedures described below.

     PROCEDURES APPLICABLE TO ALL HOLDERS

     If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.


     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.


     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:



          (A) old notes tendered in the exchange offer are tendered either


             (1) by a registered holder who has not completed the box entitled
                 "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or

             (2) for the account of an eligible institution; and

          (B) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.


     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.


     If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.


     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.



     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.



     You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:


          (1) you improperly tender your old notes;

          (2) you have not cured any defects or irregularities in your tender;
     and


          (3) we have not waived those defects, irregularities or improper tender.



The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.


     In addition, we reserve the right in our sole discretion to:


          (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;



          (2) terminate the exchange offer; and


          (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.


     The terms of any of these purchases or offers could differ from the terms of the exchange offer.


     By tendering, you will represent to us that, among other things:

          (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business,



          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer,



          (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer and


          (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.


     In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes (or old notes in substitution therefor) will be returned without expense to you, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.


     GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:


          (1) you tender through an eligible financial institution;



          (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and



          (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.


     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1) your name and address;

          (2) the amount of old notes you are tendering; and


          (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:



             (A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;



             (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal;
                 and


             (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER


     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.


     If one of the following situations occur:


          (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or



          (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,


then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.


     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.


     The notice of withdrawal must:

          (1) state your name;


          (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;



          (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and



          (4) specify the name in which the old notes are to be registered, if different from yours.



     We will determine all questions regarding the validity, form, and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.


CONDITIONS


     Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events shall occur:



          (1) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

          (2) the exchange offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.



     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.



     In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939.



     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.


EXCHANGE AGENT


     We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:


                    By Registered or Certified Mail, by Hand
                            or by Overnight Courier:

                              The Bank of New York
                             101 Barclay Street-7E
                            New York, New York 10286
                          Attn: Reorganization Section

By Facsimile:                                                      By Telephone:
(212) 571-3080                                                    (212) 815-6333


     The exchange agent also acts as trustee under the Indenture.


FEES AND EXPENSES


     We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.



     We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $250,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.


TRANSFER TAXES


     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.


ACCOUNTING TREATMENT


     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

                                 CAPITALIZATION


     The following table presents our short-term debt and current maturities of long-term debt and consolidated capitalization as of December 31, 1998. This table should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus.



                                                                                                        AS OF
                                                                                                  DECEMBER 31, 1998
                                                                                                  -----------------
                                                                                                      (THOUSANDS)
Short-term Debt and current maturities of Long-term Debt:
  Short-term debt..............................................................................       $      --
  Current maturities of long-term debt.........................................................           4,273
                                                                                                      ---------
       Total...................................................................................       $   4,273
                                                                                                      ---------
                                                                                                      ---------
Long-term Debt (excluding current maturities)(1):
  11 3/4% Senior Deferred Coupon Notes due 2004................................................       $  28,273
  7 3/4% Senior Notes due 2005.................................................................         149,401
  8 5/8% Senior Notes due 2006.................................................................          99,604
  8% Senior Notes due 2007.....................................................................          99,343
  8% Senior Notes due 2008.....................................................................         154,165
  Borrowings under the revolving credit facility...............................................              --
  Industrial revenue bonds.....................................................................          11,125
  Obligations on mortgaged properties..........................................................           2,204
  Obligations under capital leases.............................................................          43,798
  Other notes payable..........................................................................             500
                                                                                                      ---------
       Total Long-term Debt (excluding current maturities).....................................       $ 588,413
                                                                                                      ---------
                                                                                                      ---------
Stockholders' Equity:
  Series A Cumulative Redeemable Convertible Preferred Stock, $.01 par value per share; 200,000
     shares authorized; no shares issued.......................................................       $      --
  Common stock and additional paid-in capital..................................................          89,401
  Accumulated deficit..........................................................................         (24,644)
  Accumulated other comprehensive income (loss)................................................         (19,884)
                                                                                                      ---------
       Total Stockholders' Equity..............................................................       $  44,873
                                                                                                      ---------
                                                                                                      ---------
       Total Capitalization....................................................................       $ 633,286
                                                                                                      ---------
                                                                                                      ---------


------------------
(1) For a description of long-term debt, see Note 10 to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA


     The following table presents our selected consolidated financial data which have been derived from the Consolidated Financial Statements beginning on page F-1. The historical financial information gives effect to our formation as if it had occurred on January 1, 1994 and our financial statements have been prepared on a basis which retroactively reflects our formation at the beginning of the periods presented, except that our assumption of the first $204.4 million of liability relating to pending and previously settled asbestos-related bodily injury cases and related income tax benefits of $79.7 million have been reflected as a charge of $124.7 million to stockholder's equity upon our formation as of January 31, 1994. As of January 1, 1997, G-I Holdings contributed all of the capital stock of U.S. Intec to BMCA, and U.S. Intec became BMCA's subsidiary. Accordingly, our historical consolidated financial statements include U.S. Intec's results of operations from the date of its acquisition by G-I Holdings (October 20, 1995), including sales of $21.8 million and $99.0 million for the years ended December 31, 1995 and 1996, respectively, and net income (loss) of $(0.5) and $1.3 million, respectively. See Note 1 to Consolidated Financial Statements. The results for the year ended December 31, 1997 include the results of the Leatherback Industries business from its date of acquisition (March 14, 1997), including sales of $30.2 million. The results for the year ended December 31, 1998 include the results of the Leslie-Locke business from its date of acquisition (June 1, 1998), including sales of $53.3 million. See the summary financial data on page 8 for the details of the assumptions used in preparing the pro forma operating data.



     The pro forma financial information does not project the financial position or the results of operations for any future period or represent what the financial position or results of operations would have been if the transactions described above had been completed at the date indicated.



                                           YEAR ENDED DECEMBER 31,
                             ----------------------------------------------------
                              1994       1995       1996       1997        1998
                             ------     ------     ------     ------     --------
                                                (IN MILLIONS)
OPERATING DATA:
  Net sales..............    $593.1     $687.2     $852.0     $944.6     $1,088.0
  Operating income(1)....      44.7       45.9       61.4       70.1         46.0
  Interest expense.......      13.1       24.8       32.0       42.8         49.7
  Income before income
     taxes and
     extraordinary
     losses..............      27.8       16.5       27.9       42.8         12.2
  Income before
     extraordinary
     losses..............      16.7       10.1       17.1       26.1          7.6
  Net income (loss)......      16.7       10.1       17.1       26.1        (10.6)



                                                DECEMBER 31,
                             --------------------------------------------------
                              1994       1995       1996       1997       1998
                             ------     ------     ------     ------     ------
                                               (IN MILLIONS)
BALANCE SHEET DATA:
  Total working
     capital.............    $ 36.2     $ 54.6     $247.3     $284.8     $220.7
  Total assets...........     452.3      559.3      701.6      807.3      847.5
  Long-term debt less
     current
     maturities(2).......     229.2      310.3      405.7      555.4      588.4
  Total stockholders'
     equity (deficit)....     (28.9)      15.8      143.2       83.0       44.9

                                          YEAR ENDED DECEMBER 31,
                             --------------------------------------------------
                              1994       1995       1996       1997       1998
                             ------     ------     ------     ------     ------
                                      (IN MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
  Depreciation.............  $ 16.8     $ 20.3     $ 23.9     $ 22.9     $ 26.6
  Goodwill
     amortization..........     1.1        1.2        1.7        1.9        2.1
  Capital expenditures
     and acquisitions......    54.3       54.1       25.6       77.7      130.3
  Cash flows from:
     Operating activities..    28.5       50.6       53.1      (10.3)      88.0
     Investing activities..   (54.3)     (93.5)     (64.5)    (121.2)     (26.4)
     Financing activities..    53.9       59.8       90.0       19.9      (49.5)
  EBITDA(3)................    58.8       62.8       85.4      110.4       90.5
  Ratio of earnings to
     fixed charges(4)......     2.7x       1.6x       1.8x       1.9x       1.2x
  Ratio of EBITDA to
     interest expense(3)...     4.5x       2.5x       2.7x       2.6x       1.8x



                             YEAR ENDED
                            DECEMBER 31, 1998
                            -----------------
                              (IN MILLIONS,
                              EXCEPT RATIO
                                  DATA)
                               (UNAUDITED)
PRO FORMA OPERATING
  DATA(5):
  Adjusted EBITDA(6).....        $  92.6
  Interest expense.......           47.7
  Income before
     extraordinary
     losses..............           10.1
  Ratio of earnings to
     fixed charges(4)....            1.3x
  Ratio of Adjusted
     EBITDA to interest
     expense(6)..........            1.9x


------------------

(1) Operating income for the year ended December 31, 1998 includes
    $27.6 million of nonrecurring charges. See Note 5 to Consolidated Financial Statements.





(2) See "Capitalization" and Note 10 to Consolidated Financial Statements.



(3) EBITDA is calculated as income before income taxes and extraordinary items, increased by interest expense, depreciation and goodwill amortization. As an indicator of our operating performance, EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.



(4) For purposes of these computations, earnings consist of income before income taxes plus fixed charges and extraordinary items. Fixed charges consist of interest on indebtedness, including amortization of debt issuance costs, plus that portion of lease rental expense representative of interest, estimated to be one-third of lease rental expense.



(5) The net effect of the pro forma adjustments was to increase our pro forma income before income taxes and extraordinary losses by $4.1 million for the year 1998. As a result, our pro forma provision for income taxes increased by $1.5 million for the year 1998, based on an effective marginal income tax rate of 38.0%.



(6) The Adjusted EBITDA data are being presented because this data relates to debt covenants under the indentures governing our indebtedness. You should refer to these indentures for further information. Excluded from the Adjusted EBITDA calculation is $18.1 million in extraordinary charges, net of related income tax benefits, related to the purchases of the Deferred Coupon Notes in July and December 1998. See "Summary Financial Data" for the details of the calculations of Adjusted EBITDA.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     BMCA, an indirect subsidiary of GAF Corporation and G-I Holdings, was formed in January 1994 to acquire the operating assets and certain liabilities of GAF Building Materials Corporation, BMCA's parent. See Note 1 to Consolidated Financial Statements.




RESULTS OF OPERATIONS




1998 Compared With 1997



     We recorded a net loss in 1998 of $10.6 million compared with net income of $26.1 million in 1997. The net loss in 1998 reflected the impact of $27.6 million of pre-tax nonrecurring charges ($17.1 million after-tax impact) and after-tax extraordinary charges of $18.1 million. Excluding the effect of these charges, our results reflected higher operating and other income, partially offset by increased interest expense.



     Net sales for 1998 were $1.088 billion, a 15.2% increase over net sales for 1997 of $944.6 million, principally due to increased sales in the residential roofing product line and the acquisition of the Leslie-Locke business in June 1998 (see Note 4 to Consolidated Financial Statements), partially offset by lower sales in the commercial roofing product line. The increase in residential sales resulted from higher unit volumes and average selling prices, while the commercial roofing product line experienced declines in both unit volumes and average selling prices.



     We recorded pre-tax nonrecurring charges in 1998 aggregating
$27.6 million, of which $20.0 million related to the settlement of a national class action lawsuit involving asphalt shingles manufactured between January 1, 1973 and December 31, 1997. Under the terms of the September 1998 settlement, which has been granted preliminary approval by the court pending the outcome of a fairness hearing, we will provide property owners whose GAF shingles were manufactured during this period and which suffer certain damages during the term of their original warranty period, and who file a qualifying claim, with an opportunity to receive certain limited benefits beyond those already provided in their existing warranty. If the court grants final approval of this settlement, the settlement will resolve a class action filed against GAF Building Materials Corporation in Mobile County, Alabama. Several other class action lawsuits that had been brought against GAF Building Materials Corporation in 1996 and 1997 were stayed pending final approval of the Mobile County, Alabama class action. Each of these lawsuits had alleged that certain GAF shingles were defective and sought unspecified damages. We agreed to the settlement, payments against which will be made over a number of years, to avoid the expense required to defend these lawsuits. We believe the court will grant final approval of the settlement, although there can be no assurance in that regard. If the court does not grant final approval and the settlement agreement is rendered inoperable, the Mobile County, Alabama action would continue as if no settlement agreement had existed. In addition, the stays of the other class actions could be lifted and those actions could continue. In that event, we would reverse the pre-tax nonrecurring charge of $20.0 million related to the settlement. In July 1998, we recorded a pre-tax nonrecurring charge of $7.6 million related to a grant to our President and Chief Executive Officer of 30,000 shares of our restricted common stock and related cash payments to be made over a specified period of time (substantially all of which is earned) in connection with the termination by an affiliate of preferred stock options and stock appreciation rights held by this officer.



     Operating income, before the impact of the nonrecurring charges, was $73.5 million for 1998, a 4.9% increase over the $70.1 million recorded in 1997. This increase in operating income was primarily attributable to improved gross profit margins due to increased plant capacity utilization and the inclusion of the Leslie-Locke business since its acquisition in June 1998. Partially offsetting these improvements were higher distribution costs due to rail carrier service problems in the first nine months of 1998, and higher selling, general and administrative expenses resulting from broader marketing efforts.



     Interest expense increased from $42.8 million in 1997 to $49.7 million in 1998, primarily due to higher debt levels, partially offset by lower average interest rates. The lower average interest rates resulted from the refinancing of $279.7 million in aggregate principal amount at maturity of our Deferred Coupon Notes with substantially all of the net proceeds from the issuances of the 2005 Notes and the old notes on July 17 and December 3, 1998, respectively. See the discussion below under Liquidity and Financial Condition. In connection with these transactions, we recorded after-tax extraordinary losses of $18.1 million, related to premiums paid to purchase the Deferred Coupon Notes.

     Other income, net, was $15.9 million in 1998 compared with $15.5 million in 1997, with the improvement due primarily to the absence of a $3.0 million provision recorded in 1997 for estimated obligations related to product warranty claims for a discontinued product, and lower other miscellaneous expenses, partially offset by $4.2 million lower investment income.


  1997 Compared With 1996


     We recorded net income in 1997 of $26.1 million compared with net income of $17.1 million in 1996. The 53.0% increase in net income was attributable to higher operating and other income, net, partially offset by higher interest expense.



     Net sales for 1997 increased $92.7 million, or 10.9%, to $944.6 million compared with $852.0 million in 1996. The sales growth reflected increased unit volumes of both residential and commercial roofing products as well as the sales of the Leatherback Industries business of $30.2 million, which we acquired in March 1997.



     Gross profit margin increased to 27.3% in 1997 compared with 27.0% in 1996, resulting primarily from lower manufacturing costs and improved product mix. Selling, general and administrative expenses increased 11.4% to $185.7 million in 1997 from $166.7 million in 1996, primarily reflecting increased costs of distribution. Selling, general and administrative expenses as a percentage of net sales increased slightly from 19.6% in 1996 to 19.7% in 1997.



     Operating income in 1997 was $70.1 million, an increase of $8.7 million, or 14.2%, compared with $61.4 million in 1996. We attribute the increase in operating income to the higher sales levels and improved margins.



     Interest expense was $42.8 million in 1997 compared with $32.0 million in 1996, due to higher debt levels, primarily resulting from the issuance in December 1996 of $100 million in aggregate principal amount of the 2006 Notes and the issuance in October 1997 of $100 million in aggregate principal amount of the 2007 Notes.



     Other income, net, was $15.5 million in 1997 compared with other expense, net, of $1.5 million in 1996. This improvement was due principally to $20.0 million higher investment income, partially offset by a $3.0 million provision for estimated obligations related to product warranty claims for a discontinued product.


LIQUIDITY AND FINANCIAL CONDITION


     Net cash inflow during 1998 was $61.6 million before financing activities, and included $88.0 million of cash generated from operations, the reinvestment of $71.1 million for capital programs, acquisitions of $59.2 million, including the acquisition of the Leslie-Locke business for $43.5 million, proceeds of $29.0 million from the sale of our perlite insulation manufacturing assets, and the generation of $74.9 million from net sales of available-for-sale and held-to-maturity securities.



     Cash invested in additional working capital totaled $27.9 million during 1998, primarily reflecting increases in accounts payable and accrued liabilities of $40.4 million, partially offset by a $10.9 million increase in inventories and a $4.0 million increase in receivables. Accrued liabilities, including the reserve for product warranty claims, increased by $40.7 million to $80.1 million as a result of additional accrued interest payable, increases in accrued distribution costs and other plant operating accruals and due to the $8.6 million short-term portion of the $27.6 million of nonrecurring charges. Cash from operating activities also reflected a $42.2 million cash inflow from related party transactions as a result of repayments of advances which we made in 1997, a $64.3 million cash outflow for net purchases of trading securities and $17.4 million of cash inflow from an increase in other liabilities and other operating activities, mainly reflecting $19.0 million of the nonrecurring charges and $6.6 million of net unrealized losses on trading securities and other short-term investments.



     Net cash used in financing activities totaled $49.5 million in 1998. We generated $303.5 million from the issuances in 1998 of the 2005 Notes and the old notes and $6.2 million from the repayment of a loan by a related party. Offsetting these cash inflows was $287.9 million of repayments of long-term debt, principally the repurchase of $279.7 million in aggregate principal amount at maturity of the Deferred Coupon Notes, a $34.0 million paydown of borrowings under our bank credit facility, a $26.9 million paydown of short-term borrowings, and $6.1 million of financing fees and expenses.



     As a result of the foregoing factors, cash and cash equivalents increased by $12.1 million during 1998 to $25.0 million, excluding $180.6 million of trading, available-for-sale and held-to-maturity securities and other short-term investments.

     In December 1998, we issued $155 million in aggregate principal amount of the old notes and used substantially all of the net proceeds from this issuance to purchase, and subsequently cancel, $147.1 million in aggregate principal amount at maturity of the Deferred Coupon Notes.



     In July 1998, we issued $150 million in aggregate principal amount of the 2005 Notes and used substantially all of the net proceeds from this issuance to purchase, and subsequently cancel, $132.6 million in aggregate principal amount at maturity of the Deferred Coupon Notes.



     Our bank credit facilities were replaced in August 1997 with a new three-year, $75 million facility. We frequently refer to our revolving credit facility in this prospectus as the "Credit Agreement." The terms of the Credit Agreement provide for a $75 million unsecured revolving credit facility, the full amount of which is available for letters of credit, provided that total borrowings and outstanding letters of credit may not exceed $75 million in the aggregate. As of December 31, 1998, no borrowings were outstanding under the Credit Agreement and $29.9 million of letters of credit were outstanding. Under the terms of the Credit Agreement, we are subject to certain financial covenants, including interest coverage and leverage ratios, and dividends and other restricted payments are limited. We were in compliance with these covenants as of December 31, 1998.



     Our additional borrowings are subject to certain covenants contained in the indentures relating to the Other Senior Notes, the Indenture and the Credit Agreement. We are currently limited by certain of these covenants from incurring additional debt, except under certain limited circumstances including under the Credit Agreement and the refinancing of existing debt.



     Our objectives in utilizing interest rate swap agreements are to lower funding costs, diversify sources of funding and manage interest rate exposure. In June 1998, we terminated our outstanding swaps related to our Deferred Coupon Notes, with an aggregate ending notional principal amount of $60.0 million, resulting in gains of $0.7 million. The gains have been deferred and are being amortized as a reduction of interest expense over the remaining original life of the swaps. By utilizing swaps, we reduced our interest expense by $2.2, $2.0, and $1.9 million in 1996, 1997 and 1998, respectively. See Note 10 to Consolidated Financial Statements.


     See Note 10 to Consolidated Financial Statements for further information regarding our debt instruments.


     Upon its formation on January 31, 1994, BMCA assumed the first
$204.4 million of GAF Building Materials Corporation's liabilities relating to then-pending cases and previously settled asbestos-related bodily injury cases, all of which were paid as of March 30, 1997. See "Business--Legal Proceedings" for further information regarding asbestos-related matters. At December 31, 1998, we had total outstanding consolidated indebtedness of $592.7 million, of which $4.3 million matures prior to December 31, 1999, and stockholders' equity of $44.9 million. See the risk factor on page 11 regarding substantial leverage. We anticipate funding those obligations from our cash and investments, operations and/or borrowings, which may include borrowings from affiliates.



     In March 1993, we sold our trade accounts receivable to a trust, without recourse, under an agreement which provided for a maximum of $75 million in cash to be made available to us based on eligible receivables outstanding from time to time. In November 1996, we repurchased the receivables sold under the 1993 agreement and sold them to a special purpose subsidiary, BMCA Receivables Corporation, without recourse, which in turn sold them to a new trust, without recourse, under new agreements. The new agreements provide for a maximum of $115 million in cash to be made available to us based on eligible receivables outstanding from time to time. This facility expires in December 2001.



     BMCA makes loans to, and borrows from, G-I Holdings and its subsidiaries at prevailing market rates. As of December 31, 1998, G-I Holdings owed no loans to BMCA and BMCA owed no loans to affiliates. In addition, BMCA makes non-interest bearing advances to affiliates, of which $1.5 million were outstanding at December 31, 1998.



     Our parent corporations are essentially holding companies without independent businesses or operations. As a result, they are presently dependent upon the cash flow of their subsidiaries, principally our company, in order to satisfy their obligations, including asbestos-related claims and certain potential tax liabilities. These potential tax liabilities include tax liabilities relating to the surfactants partnership, which operates, among other businesses, GAF Fiberglass' former surfactants chemicals business. Our parent corporations are GAF Corporation, G-I Holdings, G Industries Corp. and GAF Building Materials Corporation, and, except for our company, the only significant asset of our parent corporations is GAF Fiberglass. GAF Corporation has advised us that it expects to obtain funds to satisfy its obligations from, among other things, dividends and loans from subsidiaries, principally our company, and from payments pursuant to the tax sharing agreement between GAF Corporation and our company. The Indenture and the indentures relating to the Other Senior Notes and the Credit Agreement contain restrictions on the amount of dividends, loans and other restricted payments described in those agreements, which may be paid by us. As of December 31, 1998, after giving effect to the most restrictive of the aforementioned restrictions, we could have paid dividends and other Restricted Payments, as defined in the Indenture, of up to $79.4 million. We do not believe that the dependence of our parent corporations on the cash flows of their subsidiaries should have a material adverse effect on our operations, liquidity or capital resources. For further information, see Notes 3, 6, 10, 14 and 15 to Consolidated Financial Statements and the risk factor on page 12 regarding our parent corporations' dependence on our cash flows.


     We use capital resources to maintain existing facilities, expand our operations and make acquisitions. In 1999, we expect to build a new fiberglass roofing mat manufacturing facility in Shafter, California and a new residential roofing shingle manufacturing facility in Michigan City, Indiana. Funding for our capital program is expected to be generated from results of operations, additional borrowings and leasing transactions.


     We do not believe that inflation has had an effect on our results of operations during the past three years. However, we cannot assure you that our business will not be affected by inflation in the future.



  Market-Sensitive Instruments and Risk Management



     Our investment strategy is to seek returns in excess of money market rates on our available cash while minimizing market risks. We cannot assure you that we will be successful in implementing this strategy. We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions, including at times, common stock short positions which are offsets against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. With respect to our equity positions, we are exposed to the risk of market loss. See Note 2 to Consolidated Financial Statements.



     We enter into financial instruments in the ordinary course of business in order to manage our exposure to market fluctuations in interest rates and on our short-term investments. The financial instruments we employ to reduce market risk include swaps, futures, and other hedging instruments. The financial instruments are primarily used to hedge our debt and short-term investment portfolios. The counterparties to these financial instruments are major financial institutions with high credit standings. The amounts subject to credit risk are generally limited to the amounts, if any, by which the counterparties' obligations exceed our obligations. We control credit risk through credit approvals, limits and monitoring procedures. We do not anticipate nonperformance by counterparties to these instruments.



                                                                                   DECEMBER 31,         DECEMBER 31,
                                                                                       1997                 1998
                                                                                 -----------------    -----------------
                                                                                 NOTIONAL    FAIR     NOTIONAL    FAIR
                                                                                 AMOUNT      VALUE    AMOUNT      VALUE
                                                                                 --------    -----    --------    -----
                                                                                               (MILLIONS)
Equity-related financial instruments..........................................    $   --     $ --      $178.4     $   0
Interest rate financial instruments...........................................    $ 60.0     $3.1      $   --     $  --



     All of the financial instruments in the above table have a maturity of less than one year.



     In connection with the Deferred Coupon Notes, we entered into fixed to floating interest rate swaps in order to balance out our mix of fixed and floating rate debt. As a result of the swaps, the effective interest cost to us on the portion of the Deferred Coupon Notes covered by the swaps varied at a fixed spread over LIBOR. The swaps had a notional principal amount of $60 million and a final maturity of July 1, 1999, all of which were terminated as of June 28, 1998.



     As of December 31, 1998, equity-related financial instruments employed by us to reduce market risk include long contracts valued at $35.2 million and short contracts valued at $143.2 million, which are marked-to-market each month, with unrealized gains and losses included in the results of operations. As such, there is no economic cost at December 31, 1998 to terminate these instruments and therefore the fair market value is zero.

YEAR 2000 COMPLIANCE


     We have implemented a Year 2000 program:


     (i) to address our Year 2000 issues, i.e., the inability by some IT and non-IT equipment, including embedded technology, to accurately read and process certain dates in the Year 2000 and afterwards,

     (ii) to investigate the Year 2000 issues of third parties significant to our business, and

     (iii) to establish contingency plans where appropriate.


     We have completed an internal study and believe we have remediated substantially all of our core systems. We also have evaluated and believe we have remediated substantially all of our personal computers, mainframe computers and our computer network. We believe that the core IT systems remediation has corrected Year 2000 programming issues in all critical areas of our business.



     In addition, we are working with outside consultants to certify the compliance of our core systems with externally developed and published certification standards. We expect to complete this certification by the third quarter of 1999. Our independent third party consultants have inventoried and evaluated substantially all of our non-IT equipment, i.e., voice mail, telephone, fire and security systems and numerically controlled production machinery and computer-based production equipment, and we are in the process of remediating and testing this equipment. We expect to complete these activities by the second quarter of 1999.



     We have requested compliance information in the form of direct questionnaires from vendors significant to our business and are planning to solicit compliance information from our significant customers. We expect to complete this solicitation by June 1999. When appropriate, a lack of a response to these questionnaires is being followed by additional correspondence and finally direct contact. We have received compliance information from substantially all of our key vendors. Each of these vendors has advised us that they are or expect to be ready for the Year 2000 by the end of 1999. We are evaluating these responses and are requesting more information where appropriate to help us formulate contingency plans, including the identification of secondary suppliers, to minimize the impact of any Year 2000 related issues that may develop. We expect this phase of evaluation to be completed by June 1999.


     We do not believe the costs of our Year 2000 program will be material to our financial position or results of operations. We have incurred outside costs of approximately $650,000 to date, and we anticipate that additional outside costs should approximate no more than $1 million in the aggregate. We will charge these costs, as incurred, against results of operations.


     We believe we have taken reasonable steps in developing our Year 2000 program. Notwithstanding these actions, we cannot assure you that all of our Year 2000 issues or those of our key suppliers, service providers or customers will be resolved or addressed satisfactorily before the Year 2000 commences. We believe that the most reasonably likely "worst case scenario" resulting from Year 2000 issues could be the failure by our key suppliers, service providers, customers and other third parties to address their Year 2000 issues. If this were to occur, our usual channels of supply and distribution could be disrupted and we could experience a material adverse impact on our business, results of operations or financial position. See the risk factor on page 13 regarding Year 2000 issues.

                                    BUSINESS


     BMCA, incorporated under the laws of Delaware in 1994, is a 97%-owned subsidiary of GAF Building Materials Corporation. BMCA acquired the operating assets and certain liabilities of GAF Building Materials Corporation in 1994. GAF Building Materials Corporation is a wholly-owned subsidiary of G Industries Corp., which is a holding company that also owns all of the capital stock of GAF Fiberglass. G Industries is a wholly-owned subsidiary of G-I Holdings Inc., a wholly-owned subsidiary of GAF Corporation. Samuel J. Heyman, Chairman of the Board of Directors and Chief Executive Officer of GAF Corporation, G-I Holdings and GAF Fiberglass, Chairman of the Board of Directors of BMCA and Chief Executive Officer of G Industries and GAF Building Materials Corporation, beneficially owns (as defined in Rule 13d-3 of the Exchange Act) approximately 97% of GAF Corporation. BMCA does business under the name "GAF Materials Corporation." Effective January 1, 1999, BMCA transferred all of its investment assets and intellectual property assets to Building Materials Investment Corporation, a newly formed, wholly-owned subsidiary of BMCA. In addition, BMCA transferred all of its manufacturing assets, other than those located in Texas, to Building Materials Manufacturing Corporation, another newly-formed wholly-owned subsidiary of BMCA.



     We are a leading national manufacturer of a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets. We also manufacture specialty building products and accessories for the professional and do-it-yourself remodeling and residental construction industries. Our products are produced at 25 manufacturing facilities. We believe that we hold the number one or two market position in each of the asphalt product lines in which we compete (based on unit sales), including leadership of the fast growing, premium laminated residential shingles and modified bitumen commercial roofing markets. Based on brand awareness studies, our Timberline(Registered) product is the leading brand in residential roofing, and our Ruberoid(Registered) product is the leading brand in the built-up roofing and modified bitumen commercial roofing markets.



     Our 25 manufacturing facilities consist of 15 roofing manufacturing facilities, five roofing accessory plants, one glass mat manufacturing plant, one liquid roofing membrane and adhesive plant, one fiber-cement shingle and siding plant, one attic ventilation and air distribution products plant and one iron security door and fencing products plant. During the five-year period ended December 31, 1998, our net sales have increased at an average annual compound rate of approximately 14.2%. We believe that our growth is primarily attributable to



     o improvement in our product mix, driven by a business strategy which emphasizes our higher-margin products;





o our low cost manufacturing operations;



     o substantial capital spending programs for new property, plant and equipment that have enabled us to expand capacity and reduce manufacturing costs;





o the strength of our national distribution system; and





o broadening our product lines through niche-type acquisitions.



     Effective as of January 31, 1994, GAF Building Materials Corporation transferred to BMCA all of its business and assets, other than three closed manufacturing facilities, certain deferred tax assets and receivables from affiliates. BMCA contractually assumed all of GAF Building Materials Corporation's liabilities, except



     (1) all of GAF Building Materials Corporation's environmental liabilities, other than environmental liabilities relating to existing plant sites and the business of BMCA as then conducted,



     (2) all of GAF Building Materials Corporation's tax liabilities, other than tax liabilities arising from our operations or business, and



     (3) all of GAF Building Materials Corporation's asbestos-related liabilities, other than the first $204.4 million of those liabilities, whether for indemnity or defense, relating to then-pending asbestos-related bodily injury cases and previously settled asbestos-related bodily injury cases which BMCA contractually assumed and agreed to pay. All of BMCA's assumed asbestos-related liabilities were satisfied as of March 30, 1997. G-I Holdings and GAF Building Materials Corporation have agreed, jointly and severally, to indemnify BMCA from liabilities not assumed by the BMCA, including asbestos-related and environmental liabilities not expressly assumed by BMCA and for all tax liabilities of the GAF consolidated tax group other than tax liabilities arising from the operations or business of BMCA. See Note 3 to Consolidated Financial

Statements, the risk factor relating to our parent corporations' dependence on our cash flows on page 12 and "Certain Relationships--Tax Sharing Agreement."



     G-I Holdings acquired U.S. Intec in October 1995. On January 1, 1997, GAF Corporation, our indirect parent, completed a series of transactions involving its subsidiaries in which, among other things:



     (1) we transferred our glass fiber manufacturing facility located in Nashville, Tennessee and certain related assets and liabilities to GAF Fiberglass Corporation, a subsidiary of GAF Corporation, and



     (2) U.S. Intec, an indirect subsidiary of GAF Corporation, became one of our subsidiaries.



Unless stated otherwise, our financial and statistical data presented in this prospectus reflect the results of U.S. Intec from and after October 20, 1995, the date on which G-I Holdings acquired U.S. Intec. For pro forma information, see "Selected Financial Data."


INDUSTRY OVERVIEW


     The United States residential roofing industry comprises manufacturers of asphalt, tile, wood, slate and metal roofing materials, with asphalt roofing representing approximately 93% of industry residential roofing unit sales in 1997. Residential asphalt roofing materials consist of strip shingles and higher margin, premium laminated shingles, which represented approximately 64% and 36%, respectively, of industry asphalt roofing unit sales in 1998. While total asphalt residential unit sales grew during the past five years (from January 1, 1994 through December 31, 1998) at an average annual compound rate of approximately 1%, unit sales of laminated shingles grew at an average annual compound rate of approximately 12%. During the same period, sales of strip shingles declined at a compound annual rate of approximately 3%. While we believe that growth of laminated shingle sales will continue to exceed the growth of the overall residential asphalt roofing market, we have experienced increased competition in this product line.



     The United States commercial roofing industry comprises manufacturers of asphalt built-up roofing, modified bitumen, thermoset and thermoplastic single-ply products and other roofing products. Approximately 75% of commercial roofing industry unit sales utilize asphalt built-up roofing, modified bitumen products and thermoset and thermoplastic single-ply products, all of which we manufacture or market.


     Over the past five years, approximately 80% of industry sales, as well as our sales, of both residential and commercial roofing products were for re-roofing, as opposed to new construction. As a result, our exposure and the industry's exposure to cyclical downturns in the new construction market is substantially lower than for other building material manufacturers which produce, for example, gypsum, wood and cement. We expect that demand for re-roofing will continue to increase as the existing housing stock ages and as homeowners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability.

RESIDENTIAL ROOFING


     We are a leading manufacturer of a complete line of premium residential roofing products. Residential roofing product sales represented approximately 65% of our net sales in 1998. We have improved our sales mix of residential roofing products in recent years by increasing our emphasis on laminated products which generally are sold at higher prices with more attractive profit margins than our standard strip shingle products. We believe that we are the largest manufacturer of laminated residential roofing shingles and the second largest manufacturer of strip shingles in the United States.



     Our two principal lines of roofing shingles are the Timberline(Registered) series and the Sovereign(Registered) series. We also produce certain specialty shingles principally for regional markets.



     The Timberline(Registered) Series. The Timberline(Registered) series offers a premium laminated product line that adds dramatic shadow lines and substantially improves the appearance of a roof. The series includes:

     o the Timberline(Registered) 25 shingle, a mid-weight laminated shingle which serves as an economic trade-up for consumers, with a 25-year limited warranty;



     o the Timberline(Registered) shingle, with a 30-year limited warranty, offering a natural random wood shake appearance with superior fire resistance and durability;



     o and the Timberline Ultra(Registered) shingle, with a 40-year limited warranty, a super heavyweight laminated shingle with the same design features as the Timberline(Registered) 25 shingle, together with added durability.


     The Sovereign(Registered) Series. The Sovereign(Registered) series includes


     o the standard 3-tab Sentinel(Registered) shingle with a 20-year limited warranty;



     o the Royal Sovereign(Registered) shingle, a heavier 3-tab shingle with a 25-year limited warranty, designed to capitalize on the "middle market" for quality shingles; and



     o the Marquis(Registered) Weathermax(Trademark) shingle, a superior performing heavyweight 3-tab shingle with a 30-year limited warranty.


     Specialty Shingles.  Our specialty asphalt shingles include:


     o Slateline(Registered) and Slateline(Registered) Color Contrast(Trademark) shingles, offering the appearance of slate, labor savings in installation because of their larger size and a 30-year limited warranty;





     o the Grand Sequoia(Registered) shingle, a premier architectural shingle with a 40-year limited warranty; and



     o the Country Mansion(Trademark) shingle, a distinctive high end architectural shingle with a limited lifetime warranty.


     Weather Stopper(Trademark) Roofing System. In addition to shingles, we supply all the components necessary to install a complete roofing system. Our Weather Stopper(Trademark) Roofing System begins with Weather Watch(Registered) and Stormguard(Trademark) waterproof underlayments for eaves, valleys and flashings to prevent water seepage between the roof deck and the shingles caused by ice build-ups and wind-driven rains. Our Weather Stopper(Trademark) Roofing System also includes Shingle-Mate(Registered) glass reinforced underlayment, Timbertex(Registered), TimberRidge(Trademark), and Ridgetex(Trademark) Hip and Ridge shingles, which are significantly thicker and larger than standard hip and ridge shingles and provide dramatic accents to the slopes and planes of a roof and the Cobra(Registered) Ridge Vent which provides attic ventilation.

COMMERCIAL ROOFING


     We manufacture a full line of modified bitumen and asphalt built-up roofing products, liquid applied membrane systems and roofing accessories for use in the application of commercial roofing systems. We also market thermoset and thermoplastic single-ply products. Commercial roofing represented approximately 30% of our net sales in 1998. We believe that we are the second largest manufacturer of asphalt built-up roofing products and the largest manufacturer of modified bitumen products in the United States.



     We manufacture glass membranes under the trademarks GAFGLAS(Registered) and Permaglas(Registered), which are made from asphalt impregnated glass fiber mat for use as a component in asphalt built-up roofing systems. Most of our GAFGLAS(Registered)and Permaglas(Registered) products are assembled on the roof by applying successive layers of roofing membrane with asphalt and topped, in some applications, with gravel. Thermal insulation may be applied beneath the membrane. We also manufacture base sheets, flashings and other roofing accessories for use in these systems, the TOPCOAT(Registered) roofing system, a liquid-applied membrane system designed to protect and waterproof existing metal roofing, and roof maintenance products. In addition, we market perlite roofing insulation products, which consist of low thermal insulation that is installed as part of a commercial roofing application below the roofing membrane, isocyanurate foam as roofing insulation, packaged asphalt and accessories such as vent stacks, roof insulation fasteners, cements and coating.



     We sell modified bitumen products under the Ruberoid(Registered) trademark, and U.S. Intec sells these products under the Brai(Registered) trademark. Modified bitumen products are used primarily in re-roofing applications or in combination with glass membranes in GAF CompositeRoof(Trademark) systems. These products consist of a roofing membrane utilizing polymer-modified asphalt, which strengthens and increases flexibility and is reinforced with a polyester non-woven mat or a glass mat. Modified bitumen systems provide high strength characteristics, such as weatherability, water resistance, and labor cost savings due to ease of application.


SPECIALTY BUILDING PRODUCTS AND ACCESSORIES



     In June 1998, we acquired substantially all of the assets of Leslie-Locke, Inc. for approximately $43.5 million. As a result of this acquisition, we manufacture and market a variety of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. Specialty building products and accessories represented approximately 5% of our net sales in 1998. These products primarily consist of residential attic ventilation systems, metal and fiberglass air distribution products for the HVAC industry and ornamental iron security products, including doors, windows and fencing.





SUBSTANTIAL CAPITAL PROGRAMS



     We believe that our plants are among the most modern in the industry. Since 1985 and through December 31, 1998, we have invested almost $360 million in new property, plant and equipment, principally in order to increase capacity and implement process improvements to reduce manufacturing costs. This capital program included the installation of efficient in-line lamination equipment in a number of our roofing plants, as well as the modernization of our glass mat facilities. We have reduced our manufacturing costs as a result of this capital program, along with the rigorous application of our process and quality control standards.


NEW PRODUCT DEVELOPMENT

     We believe that we have been among the most innovative industry leaders in terms of the introduction of new products, having been the first to develop the three-dimensional laminated roofing shingle, Timberline(Registered), which created an entire new product line within the asphalt roofing industry. Our new products introduced in just the last five years include:


     o the Timberline(Registered) 25 and Timberline Ultra(Registered) shingles, which offer a wood shake appearance, enhanced visual depth and contrast simulating shadows;



     o the Marquis(Registered) shingle, a heavyweight three-tab shingle designed for Northern markets which offers greater flexibility and added durability in cold temperatures;



     o the Grand Sequoia(Registered) shingle, a premier architectural shingle;



     o the Country Mansion(Trademark) shingle, a distinctive high end architectural shingle; and



     o Ruberoid(Registered) 20/30, a polymer modified bitumen roofing system which utilizes fiberglass reinforcements coated with modified asphalt to form a durable high performance two-ply roofing membrane and which requires no additional treatment or coating to qualify for an Underwriters Laboratory
Class A rating.


     In 1995, we introduced GAF CompositeRoof(Trademark), a new commercial roofing product that combines the tensile strength of built-up roofing with the flexibility and superior elongation of modified bitumen membranes. In 1997, we introduced Flexply(Trademark) 6, an enhanced performing premium built-up roofing felt, and Stratavent(Registered), a premium venting base sheet used in built-up roofing systems.

ACQUISITIONS


     Our acquisition strategy is focused on niche-type acquisitions, designed to either complement existing product lines, further the geographic reach of our business or increase our market share. We are primarily interested in acquiring businesses which can benefit from our strong national distribution network, manufacturing technology and marketing expertise. Our recent acquisitions include:



     o substantially all of the assets of Leslie-Locke, a manufacturer and marketer of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries;



     o the assets of the Leatherback Industries division of Hollinee Corporation, which is engaged in the manufacture and sale of asphalt-saturated roofing felts and other felt and construction paper products;



     o the assets of Major Group, Incorporated, the manufacturer of the TOPCOAT(Registered) Roofing System, a liquid-applied polymer membrane system designed to protect and waterproof existing metal roofing; and



     o U.S. Intec, a leading national manufacturer of commercial roofing products.

MARKETING AND SALES


     We have one of the industry's largest sales forces. A staff of technical professionals who work directly with architects, consultants, contractors and building owners provide support to the sales force. We market our roofing and specialty building products and accessories through our own sales force of approximately 220 experienced, full-time employees and independent sales representatives operating from six regional sales offices located across the United States. A major portion of our roofing product sales are to wholesale distributors who resell our products to roofing contractors and retailers. We believe that the wholesale distribution channel offers the most attractive margins of all roofing market distribution channels and represents the principal distribution channel for professionally installed asphalt roofing products. We believe that our nationwide coverage has contributed to certain of our roofing products being among the most recognized and requested brands in the industry.


     In September 1997, we launched our Customer Advantage(Trademark) Program to establish a nationwide network of MasterElite(Trademark) contractors and Authorized Installers. This program offers marketing and support services to residential roofing contractors. We view the Master Elite(Trademark) contractors and Authorized Installers as an effective extension of our sales force which takes our products directly to the homeowner.


     No single customer accounted for 10% or more of our net sales in 1998, except for American Builders & Contractors Supply Company, Inc., which accounted for approximately 11% of our 1998 net sales.


RAW MATERIALS

     The major raw materials required for the manufacture of our roofing products are asphalt, mineral stabilizer, glass fiber, glass fiber mat, polyester mat and granules. Asphalt and mineral stabilizer are available from a large number of suppliers. We currently have contracts with several of these suppliers and others are available as substitutes. Prices of most raw materials have been relatively stable, rising moderately with general industrial prices, while the price of asphalt tends to move in step with the price of crude oil.


     The major raw materials required for the manufacture of our specialty building products and accessories are steel tubes, sheet metal products, aluminum, motors and cartons. These raw materials, other than motors, are commodity-type products, the pricing for which is driven by supply and demand. Prices of other raw materials used in the manufacture of specialty building products and accessories are more closely tied to movements in inflation rates. Substantially all of the motors used in our ventilation products are purchased from an overseas supplier. All of these raw materials, including motors, are available from a large number of suppliers.



     Five of our roofing plants have easy access to deep water ports thereby permitting delivery of asphalt by ship, the most economical means of transport. Our Chester, South Carolina plant manufactures glass fiber mat substrate. We purchase all of our requirements for colored roofing granules from an affiliate, International Specialty Products Inc., under a requirements contract, except for the requirements of our California and Oregon roofing plants and a portion of the requirements of our Indiana roofing plant, which are supplied by a third party. This contract is subject to annual renewal unless terminated by either party to the agreement. We purchase a significant portion of our glass fiber requirements from an affiliate, GAF Fiberglass Corporation, a subsidiary of GAF Corporation, under a supply agreement.


SEASONAL VARIATIONS AND WORKING CAPITAL


     Sales of roofing and specialty building products and accessories in the northern regions of the United States generally decline during the winter months due to adverse weather conditions. Generally, our inventory practice includes increasing inventory levels in the first and the second quarter in order to meet peak season demand (June through November).


WARRANTY CLAIMS


     We provide certain limited warranties covering most of our residential roofing products for periods generally ranging from 20 to 40 years. Although terms of warranties vary, we believe that our warranties generally are consistent with those offered by our competitors. We also offer limited warranties and guarantees of varying duration on our commercial roofing products and limited warranties covering most of our specialty building products and accessories for periods generally ranging from 5 to 10 years. From time to time, we review the reserves established for estimated probable future warranty claims.

COMPETITION

     The roofing products industry is highly competitive and includes a number of national competitors. These competitors in the residential roofing and accessories markets are Owens-Corning, Tamko, Elcor and Celotex, and in the commercial roofing market are Johns Manville, Celotex, Firestone and Carlisle. In addition, there are numerous regional competitors.

     Competition is based largely upon products and service quality, distribution capability, price and credit terms. We believe that we are well positioned in the marketplace as a result of our broad product lines in both the residential and commercial markets, consistently high product quality, strong sales force and national distribution capabilities. As a result of the growth in demand for premium laminated shingles, a number of roofing manufacturers, including our company, have increased their laminated shingle production capacity in recent years. We have experienced increased competition in this area due to these factors.


     Our specialty roofing products and accessories business is highly competitive with numerous competitors due to the breadth of the product lines we market. Major competitors include Certainteed, Solar Group, ATCO Rubber Products and Standex Air Distribution Products.


RESEARCH AND DEVELOPMENT


     We primarily focus our research and development activities on the development of new products, process improvements and the testing of alternative raw materials and supplies. Our research and development activities, dedicated to residential, commercial and fiberglass products, are located at technical centers at Wayne, New Jersey and Nashville, Tennessee. Our research and development expenditures were approximately $4.5 million, $5.4 million and $6.0 million in 1996, 1997 and 1998, respectively.


PROPERTIES

     Our corporate headquarters and principal research and development laboratories are located at a 100-acre campus-like office and research park owned by a subsidiary of ISP, at 1361 Alps Road, Wayne, New Jersey 07470. We occupy our headquarters pursuant to our management agreement with ISP. See "Certain Relationships--Management Agreements."

     We own or lease the principal real properties described below. Unless otherwise indicated, the properties are owned in fee. In addition to the principal facilities listed below, we maintain sales offices and warehouses, substantially all of which are in leased premises under relatively short-term leases.


LOCATION                                          FACILITY
--------                                          --------
Alabama
  Mobile........................................  Plant, Warehouses*
California
  Compton.......................................  Plant*, Warehouse*
  Fontana.......................................  Plant, Sales Office
  Hollister.....................................  Plant, Plant*
  Shafter.......................................  Plant (under construction)
  Stockton......................................  Plant, Plant, Warehouse*
Florida
  Tampa.........................................  Plant, Sales Office
Georgia
  Atlanta.......................................  Sales Office*
  Monroe........................................  Plant, Warehouse*
  Savannah......................................  Plant, Sales Office

LOCATION                                          FACILITY
------------------------------------------------  ------------------------------------------------------
Indiana
  Mount Vernon..................................  Plant, Sales Office
Illinois
  Romeoville....................................  Sales Office*
Maryland
  Baltimore.....................................  Plant
Massachusetts
  Millis........................................  Plant, Sales Office, Warehouse*
  Walpole.......................................  Plant*
Minnesota
  Minneapolis...................................  Plant, Sales Office, Warehouse*
New Jersey
  North Branch..................................  Plant, Warehouse*
  North Brunswick...............................  Sales Office*, Warehouse*
  Wayne.........................................  Headquarters*, Corporate Administrative Offices*,
                                                    Research Center*
New Mexico
  Albuquerque...................................  Plant
North Carolina
  Burgaw........................................  Plant
  Goldsboro.....................................  Plant
Ohio
  Wadsworth.....................................  Plant*, Warehouse*
Oregon
  Corvallis.....................................  Plant
Pennsylvania
  Erie..........................................  Plant, Sales Office, Warehouse*
  Wind Gap......................................  Plant
South Carolina
  Chester.......................................  Plant
Tennessee
  Nashville.....................................  Research Center*
Texas
  Dallas........................................  Plant, Sales Office, Warehouse*
  Fannett.......................................  Warehouse
  Port Arthur...................................  Plant, Plant, Warehouse, Sales Office


------------------
* Leased Property


     We believe that our plants and facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained, are in good condition, are suitable for their respective operations and generally provide sufficient capacity to meet production requirements. Each plant has adequate transportation facilities for both raw materials and finished products. In 1998, we made capital expenditures of $71.1 million relating to plant, property and equipment, which is the highest amount of capital expenditures in recent years.


PATENTS AND TRADEMARKS


     We own or license approximately 90 domestic and 81 foreign patents or patent applications. In addition, we own or license approximately 250 domestic and 72 foreign trademark registrations or applications. While we believe the patent protection covering certain of our products to be material to those products, we do not believe that any single patent, patent application or trademark is material to our business or operations. We believe that the duration of the existing patents and patent licenses is consistent with our business needs.


ENVIRONMENTAL COMPLIANCE


     Since 1970, federal, state and local authorities have adopted and amended a wide variety of federal, state and local environmental laws and regulations relating to environmental matters. These regulations affect us because of the nature of our operations and that of our predecessor and certain of the substances that are, or have been used, produced or discharged at our or its plants or at other locations. We have made capital expenditures of less than $600,000 in each of the last three years in order to comply with these regulations (which expenditures are included in additions to property, plant and equipment) and anticipate that aggregate capital expenditures relating to environmental compliance in 1999 and 2000 will be approximately $800,000 and $1,000,000, respectively. We anticipate incurring additional capital expenditures of approximately $2,000,000 in the aggregate relating to environmental compliance in connection with two new manufacturing facilities that we expect to build in 1999 in Shafter, California and Michigan City, Indiana.


     The regulations deal with air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. We believe that our manufacturing facilities comply in all material respects with applicable regulations. Although we cannot predict whether more burdensome requirements will be adopted in the future, we believe that any potential liability for compliance with the regulations will not materially affect our business, liquidity or financial position.

     See "--Environmental Litigation."

LEGAL PROCEEDINGS


     BODILY INJURY CLAIMS. In connection with its formation, BMCA contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber of its parent, GAF Building Materials Corporation. As of March 30, 1997, BMCA had paid all of its assumed asbestos-related liabilities. G-I Holdings and GAF Building Materials Corporation have jointly and severally agreed to indemnify BMCA against any other existing or future claims related to asbestos-related liabilities if asserted against BMCA.



     GAF Corporation has advised us that, as of December 28, 1998, it is defending approximately 113,800 pending alleged Asbestos Claims (having received notice of approximately 93,500 new Asbestos Claims during 1998) and has resolved approximately 293,500 Asbestos Claims (including approximately 59,000 in 1998). GAF Corporation has advised us that it believes that a significant portion of the claims filed in 1998 were already pending against other defendants for some period of time, with GAF Corporation being added as a defendant upon the lifting in 1997 of the injunction relating to the Georgine class action settlement. This injunction prevented plaintiffs from filing or proceeding with their Asbestos Claims other than in accordance with the Georgine class action settlement, which was rendered inoperable in 1997 by a United States Supreme Court ruling. GAF Corporation's current estimated average cost for Asbestos Claims resolved in 1998 (including Asbestos Claims disposed of at no cost to GAF Corporation) is approximately $3,500 per claim. Substantially all of the costs in respect of these Asbestos Claims will be paid over several years. There can be no assurance that the actual costs of resolving pending and future Asbestos Claims will approximate GAF Corporation's estimated average costs for the Asbestos Claims resolved in 1998.



     GAF Corporation has stated that it is committed to effecting a comprehensive resolution of Asbestos Claims. It also has stated that it is exploring a number of options to accomplish this resolution, but there can be no assurance that this effort will be successful.



     We believe that we will not sustain any additional liability in connection with asbestos-related claims. While we cannot predict whether any asbestos-related claims will be asserted against us or our assets, or the outcome of any litigation relating to those claims, we believe that we have meritorious defenses to those claims. In addition, G-I Holdings and GAF Building Materials Corporation have jointly and severally indemnified us with respect to those claims, and G-I Holdings has advised us that it believes it has and will have sufficient resources to enable it to satisfy these indemnification obligations, if any. Should GAF Corporation or GAF Building Materials Corporation, however, be unable to satisfy judgments against it in asbestos-related lawsuits, its judgment creditors might seek to enforce their judgments against the assets of GAF Corporation or GAF Building Materials Corporation, including its holdings of our common stock. This enforcement could result in a change of control with respect to our company. See Notes 10 and 15 to Consolidated Financial Statements.



     ASBESTOS-IN-BUILDING CLAIMS. GAF Corporation has also been named as a co-defendant in asbestos-in-buildings cases for economic and property damage or other injuries based upon an alleged present or future need to remove asbestos containing materials from public and private buildings. We refer to the asbestos-in-building claims in this prospectus as the "Building Claims." Since these actions were first initiated approximately 17 years ago, GAF Corporation has not only successfully disposed of approximately 145 of these cases at an average disposition cost (including cases disposed of at no cost to GAF Corporation) of approximately $18,000 per case (all of which have been paid by insurance under reservation of rights), but is a co-defendant in only three remaining lawsuits. See "--Insurance Matters." BMCA has not assumed any liabilities with respect to Building Claims, and G-I Holdings and GAF Building Materials Corporation have jointly and severally agreed to indemnify BMCA against those liabilities in the event any claims are asserted against it.



     INSURANCE MATTERS. GAF Corporation and G-I Holdings had available, as of December 31, 1998, to pay asbestos-related bodily injury claims aggregate insurance coverage of $140.7 million before discounting certain coverage (which amount is reduced as asbestos-related liabilities are satisfied), $12.2 million of which is the subject of negotiations with various insurers and/or the coverage action described below, and which $12.2 million of coverage GAF Corporation believes will be available to it either by agreement with its insurance carriers or, if necessary, by legal action.



     In January 1993, the members of the Center for Claims Resolution, a non-profit organization of asbestos defendant companies, including GAF Corporation, filed an action with the United States District Court in Philadelphia against certain product liability insurers whose policies will or may be called upon to respond to asbestos-related bodily injury claims. This action seeks a declaratory judgment on behalf of certain Center members, including GAF Corporation, against various third-party defendant product liability insurers to the effect that those insurers are obligated to provide coverage for Asbestos Claims. The insurers who are defendants in GAF Corporation's amended complaint are Atlanta International, Employers Mutual and Northbrook. The insurance carrier defendants have raised various defenses to this action.



     In October 1983, GAF Corporation filed a lawsuit in Los Angeles, California Superior Court against its past insurance carriers to obtain a judicial determination that those carriers were obligated to defend and indemnify it for Building Claims. GAF Corporation is seeking declaratory relief as well as compensatory damages. This action is presently in the pre-trial pleading stage. The parties have agreed to hold this action in abeyance until such time as they are better able to evaluate developments as they may occur in the Building Claims. Because this litigation is in early stages and evidence and interpretations of important legal questions are presently unavailable, it is not possible to predict the future of this litigation.



     In all the Building Claims, GAF Corporation's defense costs have been paid by one of its primary carriers. While GAF Corporation expects that this primary carrier will continue to defend and indemnify GAF Corporation, this primary carrier has reserved its rights to later refuse to defend and indemnify GAF Corporation and to seek reimbursement for some or all of the fees paid to defend and resolve the Building Claims. GAF Corporation believes that it will be able to resolve those cases for amounts within the total indemnity obligations available from this primary carrier.


ENVIRONMENTAL LITIGATION


     We, together with other companies, are a party to a variety of proceedings and lawsuits involving environmental matters under the Comprehensive Environmental Response Compensation and Liability Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites, a number of which are in the early stages or have been dormant for protracted periods.



     In connection with its formation, BMCA contractually assumed all environmental liabilities of GAF Building Materials Corporation relating to existing plant sites and the business of BMCA as then conducted. The estimates referred to below reflect those environmental liabilities assumed by BMCA and other environmental liabilities of our company. The environmental liabilities of GAF Building Materials Corporation which were not assumed by BMCA, for which G-I Holdings and GAF Building Materials Corporation have agreed to indemnify BMCA, relate primarily to closed manufacturing facilities. G-I Holdings estimates that, as of December 31, 1998, its liability in respect of the environmental liabilities of GAF Building Materials Corporation not assumed by BMCA was approximately $14.1 million, before insurance recoveries reflected on its balance sheet of $8.1 million. BMCA estimates its liability as of December 31, 1998 in respect of assumed and other environmental liabilities is $0.8 million, and expects insurance recoveries reflected on its balance sheet, as discussed below, of $0.8 million. Insurance recoveries reflected on these balance sheets relate to both past expenses and estimated future liabilities. We refer to these recoveries below as "estimated recoveries".



     At most sites, BMCA anticipates that liability will be apportioned among the companies found to be responsible for the presence of hazardous substances at the site. Although it is difficult to predict the ultimate resolution of these claims, based on BMCA's evaluation of the financial responsibility of the parties involved and their insurers, relevant legal issues and cost sharing arrangements now in place, BMCA estimates that its liability in respect of all environmental claims, including certain environmental compliance expenses, will be as discussed above.



     After considering the relevant legal issues and other pertinent factors, BMCA believes that it will receive the estimated recoveries and the legal expenses incurred by GAF Corporation on BMCA's behalf. We also believe that recoveries could be well in excess of the estimated recoveries for all environmental claims, although there can be no assurances in this regard. BMCA believes it is entitled to substantially full defense and indemnity under its insurance policies for most environmental claims, although BMCA's insurers have not affirmed a legal obligation under the policies to provide indemnity for those claims.



     In March 1995, GAF Corporation commenced litigation on behalf of itself and its predecessors, successors, subsidiaries and related corporate entities in the United States District Court for the District of New Jersey seeking amounts substantially in excess of the estimated recoveries. The court dismissed this action in December 1997 for lack of federal jurisdiction, and defendant insurers appealed the dismissal. The appeal was denied by the Third Circuit Court of Appeals in March 1999. In June 1997, GAF Corporation filed a similar action against the insurers in the Superior Court of New Jersey, Somerset County, which action is pending. While BMCA believes that its claims are meritorious, there can be no assurance that BMCA will prevail in its efforts to obtain amounts equal to, or in excess of, the estimated recoveries.



     We believe that we will not sustain any liability for environmental liabilities of GAF Building Materials Corporation other than those that we have contractually assumed or that relate to the operations of our business. While we cannot predict whether any claims for non-assumed environmental liabilities will be asserted against us or our assets, or the outcome of any litigation relative to those claims, we believe that we have meritorious defenses to those claims. In addition, G-I Holdings and GAF Building MaterialsCorporation have jointly and severally indemnified us with respect to those claims. G-I Holdings has advised us that it believes it has and will have sufficient resources to enable it to satisfy these indemnification obligations, if any. The possible consequences to us of the failure of G-I Holdings and GAF Building Materials Corporation to satisfy judgments against them in environmental-related lawsuits are described in the last paragraph of "Bodily Injury Claims."


OTHER LITIGATION


     Litigation is pending between us and Elk Corporation of Dallas in the United States District Court for the Northern District of Texas relating to certain aspects of our laminated shingles, which Elk claims infringe design and utility patents issued to it. Elk also asserts that we have appropriated the trade dress of Elk's product. Elk seeks injunctive relief, damages and attorneys' fees. We have sued for a declaration that Elk's patents are invalid and unenforceable and that our shingles do not infringe any of Elk's rights, and have sought money damages for Elk's unfair competition. On October 10, 1997, the court issued an opinion holding that Elk's design patent is unenforceable because it was obtained through inequitable conduct. On February 11, 1999, the United States Court of Appeals for the Federal Circuit affirmed the lower court's ruling of enforceability. Elk filed a petition for rehearing on February 25, 1999. We believe that the petition will be denied, and that we will prevail on Elk's remaining claims in the United States District Court.



     On or about April 29, 1996, an action was commenced in the Circuit Court of Mobile County, Alabama against GAF Building Materials Corporation on behalf of a purported nationwide class of purchasers of, or current owners of, buildings with certain asphalt shingles manufactured by GAF Building Materials Corporation. The action alleges, among other things, that those shingles were defective and seeks unspecified damages on behalf of the purported class. On September 25, 1998, we agreed to settle this litigation on a national, class-wide basis for asphalt shingles manufactured between January 1, 1973 and December 31, 1997. The court has granted preliminary approval of the class-wide settlement pending the outcome of a fairness hearing that was held on March 12, 1999. Under the terms of the settlement, we will provide property owners whose shingles were manufactured during this period and which suffer certain damages during the term of their original warranty period, and who file a qualifying claim, with an opportunity to receive certain limited benefits beyond those already provided in their existing warranty. In October and December 1998, the separate actions commenced in 1997 in the Superior Court of New Jersey, Middlesex County, the Superior Court of New Jersey, Passaic County and the Supreme Court of the State of New York, County of Nassau, and in 1996 in Pointe Coupee Parish, Louisiana, on behalf of purported classes alleging that our shingles were defective and seeking unspecified damages, were stayed pending the outcome of the fairness hearing on the settlement agreement in the Mobile County, Alabama action.



     In October 1998, GAF Corporation brought suit in the Superior Court of New Jersey, Middlesex County, on behalf of itself and on our behalf, against certain of its insurers for recovery of the defense costs in connection with the Mobile County, Alabama class action and a declaration that the insurers are obligated to provide indemnification for all damages paid pursuant to the settlement of this class action and for other damages. This action is pending.


                                     * * *

     We believe that the ultimate disposition of the cases described above under "Environmental Litigation," "Asbestos-in-Building Claims" and "Other Litigation" will not, individually or in the aggregate, have a material adverse effect on our liquidity, financial position or results of operations.

TAX CLAIM AGAINST GAF CORPORATION


     On September 15, 1997, GAF Corporation received a notice from the Internal Revenue Service of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhone-Poulenc Surfactants and Specialties, L.P., a partnership in which GAF Fiberglass holds an interest. The claim of the IRS for interest and penalties, after taking into account the effect on the use of net operating losses and foreign tax credits, could result in GAF Corporation incurring liabilities significantly in excess of the deferred tax liability of $131.4 million that it recorded in 1990 in connection with this matter. GAF Corporation has advised us that it believes that it will prevail in this matter, although we cannot assure you that will be the result. We believe that the ultimate disposition of this matter will not have a material adverse effect on our business, financial position or results of operations. GAF, G-I Holdings and certain subsidiaries of GAF Corporation have agreed to jointly and severally indemnify us against any tax liability associated with the surfactants partnership, for which we would be severally liable, together with GAF Corporation and several current and former subsidiaries of GAF Corporation, should GAF Corporation be unable to satisfy this liability. The possible consequences to us of the failure of GAF Corporation to satisfy this liability are described above in the last paragraph of "Legal Proceedings--Bodily Injury Claims."


EMPLOYEES


     At December 31, 1998, we employed approximately 3,300 people worldwide, approximately 1,000 of which were subject to 14 union contracts. The contracts are effective for three- to four-year periods. During 1998, four labor contracts expired and were renegotiated. We believe that our relations with our employees and their unions are satisfactory.


     We have in effect various benefit plans. These plans include


     o a non-qualified retirement plan for a group of executives,



     o a capital accumulation plan for our salaried and certain hourly employees,



     o a flexible benefit plan for our salaried employees,



     o a retirement plan for certain of our hourly employees, and



     o group insurance agreements providing life, accidental death, disability, hospital, surgical, medical and dental coverage.


In addition, we have contracted with various health maintenance organizations to provide medical benefits. We and, in many cases, our employees contribute to the cost of these plans.

                                   MANAGEMENT


     The following table sets forth the name, age, position and other information with respect to the directors and executive officers of BMCA, Building Materials Manufacturing Corporation and Building Materials Investment Corporation. Under the By-laws of each of these companies, each director and executive officer continues in office until that company's next annual meeting of stockholders and until his successor is elected and qualified. On July 15, 1998, ISP merged with and into its parent, ISP Holdings Inc., and ISP Holdings changed its name to International Specialty Products Inc. As used in this section, "ISP" refers to both companies.



                                                              PRESENT PRINCIPAL OCCUPATION
NAME AND POSITION HELD             AGE                      AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------             ---                      --------------------------------
Samuel J. Heyman ...............   60    Mr. Heyman has been a director and Chairman of BMCA since its
  Director and Chairman                    formation. He was Chief Executive Officer of BMCA from June 1996 to
                                           January 1999 and has been Chief Executive Officer of GAF Building
                                           Materials Corporation since May 1994. He has served as a director and
                                           Chairman and Chief Executive Officer of ISP since its formation and has held the same offices with GAF Corporation, G-I Holdings and certain of its subsidiaries for more than five years. Mr. Heyman is also the Chief Executive Officer, Manager and General Partner of a
                                           number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities.

Sunil Kumar ....................   49    Mr. Kumar has been the President, Chief Executive Officer and a
  Director, President and Chief            director of BMCA since July 1996, January 1999 and May 1995,
  Executive Officer                        respectively. He also has been Chief Executive Officer of Building
                                           Materials Manufacturing Corporation and Building Materials Investment
                                           Corporation since January 1999 and President and a director of those corporations since their formation. He was Chief Operating Officer of
                                           BMCA from March 1996 to January 1999 and of Building Materials
                                           Manufacturing Corporation and Building Materials Investment
                                           Corporation from their formation to January 1999. Mr. Kumar also was
                                           President, Commercial Roofing Products Division, and Vice President
                                           of BMCA from February 1995 to March 1996. Mr. Kumar has also served as a director of GAF Corporation since January 1999. From 1992 to
                                           February 1995, he was Executive Vice President of
                                           Bridgestone/Firestone Inc., a retail distributor and manufacturer of tires and provider of automobile services.

James P. Rogers ................   48    Mr. Rogers has been a director of BMCA since its formation and
  Director and Executive                   Executive Vice President of BMCA since December 1996. He also has
  Vice President                           been Executive Vice President of Building Materials Manufacturing
                                           Corporation and Building Materials Investment Corporation since their formation. Mr. Rogers has been Executive Vice President and Chief
                                           Financial Officer of GAF Corporation, G-I Holdings and certain of its subsidiaries and Executive Vice President--Finance of ISP since
                                           December 1996. He was Senior Vice President of BMCA from its formation to December 1996 and of ISP from November 1993 to December
                                           1996. Mr. Rogers was Treasurer of BMCA from its formation until
                                           December 1994. Mr. Rogers has served as Treasurer of G-I Holdings,
                                           GAF Corporation and certain of its subsidiaries since March 1992.

Richard A. Weinberg ............   39    Mr. Weinberg has been Executive Vice President and General Counsel of
  Executive Vice President,                BMCA since May 1998 and was Senior Vice President and General Counsel
  Secretary and General                    from May 1996 to May 1998. He also has been Executive Vice President
  Counsel                                  and General Counsel of Building Materials Manufacturing Corporation
                                           and Building Materials Investment Corporation since their formation.
                                           He was Senior Vice President and General Counsel of GAF Corporation,
                                           G-I Holdings, ISP and certain of their subsidiaries from May 1996 to
                                           May 1998. He has served as Executive Vice President and General
                                           Counsel of these companies since May 1998. He was Vice President and
                                           General Counsel of BMCA from September 1994 to May 1996, Vice
                                           President--Law of BMCA from May 1994 to September 1994 and Vice
                                           President--Law of GAF Building Materials Corporation from April 1993 to May 1994.

William C. Lang ................   55    Mr. Lang has been Senior Vice President and Chief Financial Officer of
  Senior Vice President and                BMCA since April 1997. He also has held the same position with
  Chief Financial Officer                  Building Materials Manufacturing Corporation and Building Materials
                                           Investment Corporation since their formation. He was Senior Vice
                                           President and Chief Financial Officer of Duane Reade, a regional drug store chain, from 1993 to 1996.

Kem Scott ......................   50    Mr. Scott has been President and Chief Operating Officer of U.S. Intec
  Senior Vice President and                and Senior Vice President and General Manager, Commercial Roofing
  General Manager, Commercial              Products of BMCA since October 1998. He also has been Senior Vice
  Roofing Products, BMCA;                  President and General Manager, Commercial Roofing Products of
  President and Chief Operating            Building Materials Manufacturing Corporation and Building Materials
  Officer, U.S. Intec                      Investment Corporation since their formation. From 1973 to October
                                           1998, Mr. Scott held various executive positions with the Carlisle group of companies, a manufacturer of elastomeric roofing systems, including President, Carlisle Syntec Inc. and most recently from July
                                           1997 to October 1998, President of Carlisle Europe.

William W. Collins .............   48    Mr. Collins has been Senior Vice President--Marketing and Sales,
  Senior Vice President--                  Residential Roofing Products of BMCA since November 1997. He also has
  Marketing and Sales,                     held the same position with Building Materials Manufacturing
  Residential Roofing                      Corporation and Building Materials Investment Corporation since their
  Products                                 formation. He was Vice President--Marketing and Sales, Commercial
                                           Roofing Products of BMCA from March 1996 to November 1997, Vice
                                           President--Sales, Commercial of BMCA from December 1995 to March
                                           1996, Director of Insulation, Accessories and
                                           Cobra(Registered) Products of BMCA from February 1995 to December
                                           1995 and Director of Special Projects of BMCA from July 1992 to
                                           February 1995.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of BMCA as of December 31, 1998. The salaries and other compensation of Messrs. Heyman, Rogers and Weinberg for services provided by them to our company are paid by ISP in accordance with a management agreement between ISP and our company.

                                                                                 LONG TERM
                                                                               COMPENSATION
                                                                         -------------------------
                                                                                      SECURITIES
                                           ANNUAL COMPENSATION           RESTRICTED   UNDERLYING
                                     -------------------------------       STOCK      SARS (S)/          ALL OTHER
NAME AND PRINCIPAL POSITION(6)        YEAR     SALARY       BONUS(1)       AWARDS     OPTIONS(O)(1)     COMPENSATION
------------------------------       ------   --------      --------     ----------   ------------      ------------
Samuel J. Heyman ...................   1998           (6)           (6)                         (6)              (6)
  Chairman and Chief                   1997           (6)           (6)                         (6)              (6)
  Executive Officer                    1996           (6)           (6)                         (6)              (6)
Sunil Kumar ........................   1998   $305,325      $250,000     $2,490,000(2)         --        $1,444,887(2)
  President and Chief                  1997    293,550       256,238                       7,609(O)          16,737(2)
  Operating Officer                    1996    274,500       165,000                       2,190(O)/         13,561(2)
                                                                                           8,609(S)(7)
William C. Lang ....................   1998   $207,083      $ 94,145                       4,200(O)      $   17,465(3)
  Senior Vice President and Chief      1997    133,888(3)     87,094(3)                    3,837(O)(3)        5,682(3)
  Financial Officer                    1996           (3)           (3)                          (3)               (3)
Donald W. LaPalme ..................   1998   $169,575      $ 53,199                       2,285(O)      $   15,812(4)
  Senior Vice President--              1997    162,481        55,601                       3,612(O)          17,756(4)
  Operations                           1996    154,750        59,774                       1,200(O)          14,519(4)
William W. Collins .................   1998   $168,000      $ 69,871                       3,000(O)      $   14,899(5)
  Senior Vice President--Marketing &   1997    148,242        57,497                       8,218(O)          14,509(5)
  Sales, Residential Roofing           1996    128,333        42,588                         900(O)          12,092(5)
  Products

------------------
(1) Bonus amounts are payable pursuant to BMCA's Executive Incentive Compensation Program, except that a portion of the bonus amounts paid to Mr. Lang in 1997 and 1998 and to Dr. LaPalme in 1998 represented special bonus awards to those executive officers. The stock appreciation rights
    (S) relate to shares of GAF Corporation common stock. The options
    (O) relate to shares of redeemable convertible preferred stock of BMCA. See "--Options/SARs".

(2) Included in "All Other Compensation" for Mr. Kumar are $11,450, $11,450 and $10,750 representing BMCA's contribution under the GAF Capital Accumulation Plan in 1998, 1997 and 1996, respectively; $3,316, $3,324 and $1,636 for the premiums paid by BMCA for a life insurance policy in 1998, 1997 and 1996, respectively; and $1,963, $1,963 and $1,175 for the premiums paid by BMCA for a long-term disability policy in 1998, 1997 and 1996, respectively. In connection with the July 1998 merger of ISP Holdings and ISP, all options to purchase shares of redeemable convertible preferred stock of ISP Holdings and stock appreciation rights relating to ISP Holdings common stock, including options and stock appreciation rights held by Mr. Kumar, were cancelled. In consideration for this cancellation, Mr. Kumar was granted 15,000 shares of Class A Common Stock of BMCA and 15,000 shares of Class B Common Stock of BMCA and, subject to satisfaction of certain future vesting requirements through December 2003 and to his remaining our employee at such vesting periods, Mr. Kumar is entitled to receive cash payments of $5,073,212 in the aggregate. Mr. Kumar received $1,428,158 of these cash payments in 1998. Included in "Restricted Stock Awards" is the value of the common stock granted to Mr. Kumar as of the date of grant. See "Management's Discussion and Analysis of Financial

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    Condition and Results of Operations." Mr. Kumar was elected Chief Executive Officer of BMCA, effective January 1, 1999.

(3) Included in "All Other Compensation" for Mr. Lang are $11,200 and $2,010, representing BMCA's contribution under the GAF Capital Accumulation Plan in 1998 and 1997, respectively; $4,459 and $2,583 for the premiums paid by BMCA for a life insurance policy in 1998 and 1997, respectively; and $1,806 and $1,089 for the premiums paid on a long-term disability policy in 1998 and 1997, respectively. Mr. Lang commenced employment with us in April 1997.
(4) Included in "All Other Compensation" for Dr. LaPalme are: $9,442, $11,700, and $11,000, representing BMCA's contribution under the GAF Capital Accumulation Plan in 1998, 1997 and 1996, respectively; $5,022, $4,781 and $2,754 for the premiums paid by BMCA for a life insurance policy in 1998, 1997 and 1996, respectively; and $1,348, $1,275 and $765 for the premiums paid by BMCA for a long-term disability policy in 1998, 1997, and 1996, respectively.
(5) Included in these amounts for Mr. Collins are: $11,450, $11,513 and $10,633, representing BMCA's contribution under the GAF Capital Accumulation Plan in 1998, 1997 and 1996, respectively; $2,122, $1,884 and $849 for the premiums paid by BMCA for a life insurance policy in 1998, 1997 and 1996, respectively; and $1,327, $1,112 and $610 for the premiums paid by BMCA for a long-term disability policy in 1998, 1997 and 1996, respectively.

(6) The salary and other compensation of Mr. Heyman are paid by ISP pursuant to our management agreement with ISP. No allocation of compensation for services to BMCA is made pursuant to the management agreement, except that BMCA reimbursed ISP $115,351 and $133,989 under the management agreement in respect of bonus amounts earned by Messrs. Rogers and Weinberg, respectively, for 1997 in connection with services performed by them for BMCA during that year. In addition, BMCA reimburses ISP, through payment of the management fees payable under the management agreement, for the estimated costs ISP incurs for providing the services of these officers. See "Certain Relationships--Management Agreement."

(7) Excluded are options to purchase redeemable preferred stock of ISP Holdings. As described in Note 2 above, these options were cancelled in connection with the July 1998 merger of ISP Holdings and ISP.

OPTIONS/SARS


     The following table summarizes options to acquire BMCA's redeemable convertible preferred stock granted during 1998 to the executive officers named in the Summary Compensation Table above and the potential realizable value of these options held by those persons. No options were exercised by those persons in 1998.


                 BMCA PREFERRED STOCK OPTION GRANTS IN 1998(1)

                                                                                                 POTENTIAL REALIZABLE
                                                                                                       VALUE AT
                                                                                                 ASSUMED ANNUAL RATES
                                                                                                          OF
                                                                                                      BOOK VALUE
                                                 NUMBER OF SECURITIES    % OF TOTAL OPTIONS          APPRECIATION
                                                 UNDERLYING OPTIONS      GRANTED TO EMPLOYEES    --------------------
                                                    GRANTED              IN FISCAL 1998             5%         10%
                                                 --------------------    --------------------    --------    --------
Sunil Kumar...................................              --                     --                  --          --
William C. Lang...............................           4,200                    7.5%           $100,902    $222,967
Donald W. LaPalme.............................           2,285                    4.0              54,895     121,305
William W. Collins............................           3,000                    5.3              72,073     159,262

------------------

(1) The BMCA preferred stock options represent options to purchase shares of redeemable convertible preferred stock of BMCA. Each share of preferred stock is convertible, at the holder's option, into shares


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    of Class A Common Stock of BMCA at a formula price based on Book Value (as defined in the option agreement) as of the date of grant. The options vest over five years from the date of grant. Dividends will accrue on the preferred stock from the date of issuance at the rate of 8% per annum. The preferred stock is redeemable, at BMCA's option, for a redemption price equal to the exercise price per share plus accrued and unpaid dividends. The Class A Common Stock of BMCA issuable upon conversion of the preferred stock is subject to repurchase by BMCA under certain circumstances at a price equal to current Book Value. The exercise price of the options is equal to the fair value per share of the preferred stock at the date of grant. The options have no expiration date. The potential realizable values are calculated on the basis of a five-year period from the date of grant.


   BMCA PREFERRED STOCK OPTIONS/GAF CORPORATION STOCK APPRECIATION RIGHTS AND
                   OPTIONS/SAR VALUES AT DECEMBER 31, 1998

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING                 VALUE OF UNEXERCISED
                                                         UNEXERCISED BMCA PREFERRED    IN-THE-MONEY BMCA PREFERRED
                                                         OPTIONS(O)/GAF CORPORATION     OPTIONS(O)/GAF CORPORATION
                                                           SARS(S)(1) AT 12/31/98          SARS(S) AT 12/31/98
NAME                                                     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                                                     --------------------------    ---------------------------
Sunil Kumar...........................................          5,521/12,289(S)              $      0/$    0
                                                                 2,836/6,963(O)                55,110/82,127(2)
William C. Lang.......................................             767/7,270(O)                 6,799/27,545(2)
Donald W. LaPalme.....................................           1,442/5,655(O)                28,565/37,948(2)
William W. Collins....................................           2,184/9,934(O)                23,568/36,319(2)

------------------

(1) The stock appreciation rights relating to GAF Corporation common stock represent the right to receive a cash payment based upon the appreciation in value of the specified number of shares of common stock of GAF Corporation over the determined initial book value per share of common stock of GAF Corporation, adjusted for the separation transactions, and interest on such book value at a specified rate. The GAF Corporation stock appreciation rights vest over a five-year period, subject to earlier vesting under certain circumstances, including in connection with a change of control, and have no expiration date.

(2) Options for 9,799, 3,837, 4,812 and 9,118 shares of preferred stock were in-the-money for Messrs. Kumar, Lang, LaPalme and Collins, respectively, at December 31, 1998.

COMPENSATION OF DIRECTORS

     The directors of BMCA do not receive any compensation for their services as such.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONS


     We do not have a separate compensation committee. Compensation decisions are determined by our Board of Directors, each member of which is also one of our executive officers. Messrs. Rogers and Heyman are also executive officers of ISP, and Mr. Heyman is a member of the Board of Directors of ISP. See "Certain Relationships."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Approximately 98.5% of our outstanding Class A Common Stock is owned of record by GAF Building Materials Corporation. All of the outstanding common stock of GAF Building Materials Corporation is owned of record by G Industries which is 100% owned by G-I Holdings, which in turn is 100% owned by GAF Corporation. All of our outstanding Class B Common Stock is owned of record by trusts for the benefit of the children of Mr. Kumar.


     The following table sets forth information with respect to the ownership of Common Stock, as of March 19, 1999, by each other person known to us to own beneficially more than 5% of either class of the Common Stock outstanding on that date, by each of our directors and by all of our executive officers and directors as a group.



                                                                         AMOUNT AND
                                                                         NATURE OF
                                              NAME AND ADDRESS OF        BENEFICIAL      PERCENT OF    TOTAL VOTING
TITLE OF CLASS                                BENEFICIAL OWNER(1)        OWNERSHIP         CLASS          POWER
--------------                                -------------------        ----------      ----------    ------------
Class A Common Stock...................   Samuel J. Heyman               1,000,010          98.5%(2)       97.0%(2)
                                          Sunil Kumar                       15,000           1.5%           1.5%
                                          All directors and executive
                                          officers of BMCA as a
                                          group (7 persons)              1,015,010         100.0%(2)       98.5%(2)
Class B Common Stock...................   Sunil Kumar                       15,000(3)      100.0%           1.5%
                                          All directors and executive
                                          officers of BMCA as a
                                          group (7 persons)                 15,000(3)      100.0%           1.5%


------------------

(1) The business address for both Messrs. Heyman and Kumar is 1361 Alps Road, Wayne, New Jersey 07470.



(2) The number of shares shown as being beneficially owned (as defined in Rule 13d-3 of the Exchange Act) by Mr. Heyman and by all directors and executive officers of the Company as a group attributes ownership of GAF Building Materials Corporation's shares to Mr. Heyman. As of March 19, 1999, Mr. Heyman beneficially owned (as defined in Rule 13d-3 of the Exchange Act) approximately 97% of the capital stock of GAF Corporation.


(3) The shares of Class B Common Stock are owned of record by trusts for the benefit of Mr. Kumar's children. Mr. Kumar disclaims beneficial ownership of all of these shares.

                             CERTAIN RELATIONSHIPS

MANAGEMENT AGREEMENTS


     Pursuant to a management agreement which expires December 31, 1999, ISP (of which our Chairman, Samuel J. Heyman beneficially owns (as defined in Rule 13d-3 of the Exchange Act) approximately 76%) provides certain general management, administrative, legal, telecommunications, information and facilities services to us, including the use of our headquarters in Wayne, New Jersey. ISP charged us $4.3 million in 1998 for providing these services. These charges consist of management fees and other reimbursable expenses attributable to us, or incurred by ISP for our benefit. They are based on an estimate of the costs ISP incurs to provide such services. Effective January 1, 1999, the term of the management agreement was extended through the end of 1999, and the management fees payable under the agreement were increased. We also allocate a portion of the management fees payable by us under the management agreement to separate lease payments for the use of our headquarters. Based on the services provided by ISP in 1998 under the management agreement, the aggregate amount payable by us to ISP under the management agreement for 1999 is expected to be approximately $5.3 million. Certain of our executive officers receive their compensation from ISP. ISP is indirectly reimbursed for this compensation through payment of the management fee and other reimbursable expenses payable under the management agreement.


     As of January 1, 1997, we entered into a separate management agreement with GAF Fiberglass under which we provide certain general management, administrative and financial services to GAF Fiberglass. Under the management agreement which was renewed for 1999 and expires December 31, 1999, GAF Fiberglass is obligated to pay us an annual management fee of $1.0 million.

     Due to the unique nature of the services provided under the management agreements, comparisons with third party arrangements are difficult. However, we believe that the terms of each of the management agreements taken as a whole are no less favorable to us than could be obtained from an unaffiliated third party.

CERTAIN PURCHASES


     We purchase all of our colored roofing granules requirements from ISP under a requirements contract, except for the requirements of our California and Oregon roofing plants and a portion of the requirements of our Indiana roofing plant, which are supplied by a third party. Effective January 1, 1999, we amended this contract to cover, among other things, purchases of colored roofing granules by our subsidiaries and renewed it for 1999. This contract is subject to annual renewal unless terminated by either party to the agreement. In 1997 and 1998, BMCA and its subsidiaries purchased in the aggregate approximately $51.1 million and $62.6 million, respectively, of mineral products from ISP.



     As part of the separation transactions involving GAF Corporation and its subsidiaries in January 1997, we transferred to GAF Fiberglass our Nashville, Tennessee facility. GAF Fiberglass manufactures a significant portion of our glass fiber requirements pursuant to a supply agreement on terms which we believe are at least as favorable to us as could be obtained from an unaffiliated third party. In 1997 and 1998, we purchased approximately $24.5 million and $26.1 million, respectively, of glass fiber from GAF Fiberglass.


TAX SHARING AGREEMENT


     We have entered into a tax sharing agreement dated January 31, 1994 with GAF Corporation and G-I Holdings with respect to the payment of federal income taxes and certain related matters. During the term of the tax sharing agreement, which is effective for the period during which we or any of our domestic subsidiaries is included in a consolidated federal income tax return filed by GAF Corporation, we are obligated to pay G-I Holdings an amount equal to those federal income taxes we would have incurred if we, on behalf of ourselves and our domestic subsidiaries, filed our own federal income tax return. Unused tax attributes will carry forward for use in reducing amounts payable by us to G-I Holdings in future years, but cannot be carried back. If we ever were to leave the GAF Corporation consolidated tax group, we would be required to pay to G-I Holdings the value of any tax attributes to which we would succeed under the consolidated return regulations to the extent the tax attributes reduced the amounts otherwise payable by us under the tax sharing agreement. Under certain circumstances, the provisions of the tax sharing agreement could result in us having a greater liability under the agreement than we would have had if we and our domestic subsidiaries had filed our own separate federal income tax return. Under the tax sharing agreement, we and each of our domestic subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of GAF Corporation or its subsidiaries for years prior to the adoption of the tax sharing agreement that relate to our business or assets or the business or assets of any of our domestic subsidiaries. Although, as a member of the GAF tax group, we are severally liable for all federal income tax liabilities of the GAF tax group, including tax liabilities not related to our business, G-I Holdings and GAF Corporation have agreed to indemnify us and our subsidiaries for all tax liabilities of the GAF tax group other than tax liabilities


     (1) arising from our operations and the operations of our domestic subsidiaries and

     (2) for tax years pre-dating the tax sharing agreement that relate to our business or assets and the business or assets of any of our domestic subsidiaries.


The tax sharing agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the tax sharing agreement, GAF Corporation makes all decisions with respect to all matters relating to taxes of the GAF tax group. The provisions of the tax sharing agreement take into account both the federal income taxes we would have incurred if we filed our own separate federal income tax return and the fact that we are a member of the GAF tax group for federal income tax purposes.


INTERCOMPANY BORROWINGS


     BMCA makes loans to, and borrows from, G-I Holdings and its subsidiaries from time to time at prevailing market rates. These rates were between 5.82% and 5.96% per annum during 1997 and 1998. The highest amount of loans made by BMCA to G-I Holdings during 1997 and 1998 was $6.2 million. No loans were made to BMCA by G-I Holdings and its subsidiaries during 1997 and 1998. As of December 31, 1998, no loans were owed to BMCA by G-I Holdings, and no loans were owed by BMCA to affiliates. In addition, BMCA makes non-interest bearing advances to affiliates, of which $1.5 million were outstanding at December 31, 1998.

                      DESCRIPTION OF THE REGISTERED NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this section, the words "we," "our" and "us" refer only to Building Materials Corporation of America, as a separate entity, and do not include any of its subsidiaries.

     We will issue the registered notes under the Indenture we entered into with The Bank of New York, as trustee in connection with the issuance of the old notes. The terms of the registered notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. You may obtain a copy of the Indenture by sending us a request to our address identified under "Where You Can Find More Information."


     The following description is a summary of all material provisions of the Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of registered notes. We have filed the Indenture as an exhibit to the registration statement which includes this prospectus.


BRIEF DESCRIPTION OF THE REGISTERED NOTES

     The registered notes:

     o are our general unsecured obligations;

     o are senior in right of payment to all our subordinated debt;

     o rank equally in right of payment to our Other Senior Notes and the Credit Agreement and to all of our other unsubordinated indebtedness;

     o are subordinated in right of payment to all of our secured indebtedness to the extent of the assets securing such indebtedness; and

     o are unconditionally guaranteed by the guarantors.

GUARANTEES

     The notes are guaranteed by two of our subsidiaries:

     o Building Materials Manufacturing Corporation; and

     o Building Materials Investment Corporation.

     The guarantees:

     o are joint and several obligations of each guarantor;

     o are senior indebtedness of each guarantor; and

     o are equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of each guarantor.


     Upon the sale or disposition, by merger or otherwise, of all of the capital stock of a guarantor to an entity which is not one of our subsidiaries, that guarantor will be deemed released from all obligations under its guarantee. The other guarantor will remain liable for the full amount of principal and interest on the notes as provided in its guarantee.



     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees could be voided, or claims in respect of the guarantees could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:



     o received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;



     o was insolvent or rendered insolvent by reason of that incurrence;



     o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.



     In the event that a guarantee would constitute or result in a violation of the federal bankruptcy law or any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under its guarantee will be reduced to the maximum amount permissible under the applicable fraudulent conveyance or similar law.


PRINCIPAL, MATURITY AND INTEREST


     We will issue registered notes with a maximum aggregate principal amount of $155 million in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 1, 2008.


     Interest on the registered notes will accrue at the rate of 8% per annum and will be payable semi-annually on June 1 and December 1, commencing on June 1, 1999. We will make each interest payment to holders of record of the registered notes on the immediately preceding May 15 and November 15.


     If we fail to pay interest on the notes, we will pay the unpaid interest, plus, to the extent permitted by law, any interest payable on the unpaid interest, to the persons who are registered holders of the notes on a subsequent special record date. This special record date will be the fifteenth day before the date fixed by us for the payment of unpaid interest, whether or not that day is a business day. At least 15 days before the special record date, we will mail or cause to be mailed to each registered holder and the Trustee a notice that states the special record date, the payment date and the amount of unpaid interest to be paid.


     Interest on the registered notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. If you tender your old notes and they are accepted for exchange, you will receive accrued interest on your old notes to, but not including, the date of issuance of the registered notes. This interest will be payable with the first interest payment on the registered notes and you will not receive any payment in respect of interest on your old notes accrued after the issuance of such registered notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We are not obligated to set aside funds or to establish a separate account for your benefit to make the required interest and principal payments on the registered notes.

METHODS OF RECEIVING PAYMENTS ON THE REGISTERED NOTES

     If a registered holder of the notes gives us wire transfer instructions, we will make all principal, premium, if any, and interest payments on those notes in accordance with those instructions. All other payments on the registered notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you.

TRANSFER AND EXCHANGE

     You may transfer or exchange your notes in accordance with the Indenture. The registrar and the Trustee may require you to furnish, among other things, appropriate endorsements and transfer documents and we may require you to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. We also are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a registered note will be treated as the owner of the registered note for all purposes.

REPURCHASE AT YOUR OPTION

  Change of Control


     If a Change of Control occurs, you will have the right to require us to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of your notes on the date which is 25 business days after the date the Change of Control notice is mailed or required to be mailed. In the Change of Control offer, we will offer cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the repurchased notes, if any, to the payment date. Within ten business days following any Change of Control, we will mail a notice to you describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the payment date specified in the Change of Control notice. The procedures for this purchase will be described in the notice. We will comply with all applicable federal and state securities laws in connection with the repurchase of the notes as a result of a Change of Control.


     Each Change of Control notice will state:


     (1) that the Change of Control offer is being made in accordance with the Indenture and that all notes tendered will be accepted for payment;


     (2) the purchase price and the payment date;

     (3) that any note not tendered will continue to accrue interest;


     (4) that, unless we fail to pay for a note in the Change of Control offer, any note accepted for payment will cease to accrue interest after the payment date;



     (5) that, if you elect to have a note purchased pursuant to a Change of Control offer, you will be required to surrender the note in accordance with the instructions set forth in the Change of Control notice;



     (6) that we have the right, as described in the next paragraph, to purchase any notes not tendered at the call price; and



     (7) the circumstances and relevant facts regarding the Change of Control.


     If a Change of Control occurs, we may purchase all, but not less than all, of the outstanding notes at the following price:

     (1) 100% of the principal amount of the notes then outstanding; plus

     (2) accrued interest to the date of purchase; plus

     (3) the Applicable Premium.


     We must give you notice of any purchase to be made as described in this paragraph no later than 10 days after the payment date applicable to the Change of Control giving rise to the purchase. We must purchase the notes within 30 days of the date of this notice.


CERTAIN DEFINITIONS


     Set forth below is a summary of certain defined terms used in the Indenture. We urge you to read the Indenture for the full definition of all of these terms.


     "Acquired Debt", with respect to any Person, means:


          (1) Debt, including any then unutilized commitment under any revolving working capital facility, of an entity, which entity is acquired by that Person or any of its subsidiaries after December 3, 1998; provided that the Debt, including any revolving working capital facility,





             (A) is outstanding at the time of the acquisition of the acquired entity,



             (B) is not created in contemplation of the acquisition and

             (C) is not, directly or indirectly, recourse, including by way of set-off, to that Person or its subsidiaries or any of their respective assets other than to the entity and its subsidiaries acquired and the assets of the entity and its subsidiaries acquired;



          (2) Debt of that Person that is not, directly or indirectly, recourse, including by way of set-off, to that Person and its subsidiaries or any of their respective assets other than to specified assets acquired by that Person or its subsidiaries after December 3, 1998, which Debt is outstanding at the time of the acquisition of those assets and is not created in contemplation of the acquisition; or



          (3) refinancings of Debt described in clause (1) or (2), provided that the recourse with respect to the refinancing Debt is limited to the same extent as the Debt refinanced.



     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the correlative meanings. For the avoidance of doubt, ISP and its Affiliates, so long as they are under common control with us, will be deemed to be our Affiliates.


     "Applicable Premium" means, with respect to any note, the greater of:


          (1) 1.0% of the principal amount of the note; and


          (2) the excess, if any, of:


             (A) the present value of the remaining interest payments, principal and future optional redemption premium of the note, discounted on a semi-annual bond equivalent basis from the maturity date of the note to the applicable date of purchase at a per annum interest rate equal to the Treasury Yield for the purchase date plus 100 basis points, over



             (B) the sum of the principal amount of the note plus accrued and unpaid interest to the purchase date.



     "Asset Sale" means, with respect to any Person, the sale, lease, assignment or other disposition, including without limitation, dispositions pursuant to any consolidation, merger or sale and leaseback transaction, by that Person or any of its subsidiaries in any single transaction or series of related transactions which consists of the disposition of:


          (1) any Capital Stock of any subsidiary; or


          (2) all or substantially all of the properties and assets of any division or line of business of that Person or any subsidiary of that Person, other than of a Non-Recourse Subsidiary, to any other Person other than our company or one of our subsidiaries.



     For the purposes of this definition, the term "Asset Sale" will not include:


          (1) any sale, lease, assignment or other disposition of properties or assets that is governed by the provisions described under "--Limitation on Merger or Sale of Assets" or

          (2) any sale, lease, assignment or other disposition by a Person that has outstanding senior debt securities all of which


             (A) are rated BBB- or higher by S&P and have not been placed on credit watch by S&P for a possible downgrade or



             (B) are rated Baa3 or higher by Moody's and have not been placed on credit watch by Moody's for a possible downgrade.


     "Average Life" means, with respect to any Debt, the quotient obtained by dividing

          (1) the sum of the products of

             (A) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of the Debt to the date, or dates, of each successive scheduled principal payment of the Debt multiplied by





             (B) the amount of each principal payment by



          (2) the sum of all principal payments.



     "Capitalized Lease Obligation" means any rental obligation that, in accordance with GAAP, is required to be classified and accounted for as a capitalized lease. The amount of Debt represented by the rental obligation will be the capitalized amount of the rental obligation determined in accordance with GAAP and the stated maturity of the rental obligation will be the date of the last payment of rent or any other amount due in respect of the rental obligation.



     "Capital Stock" of any Person means any and all shares, interests, including partnership interests, warrants, rights, options or other interests, participations or other equivalents of or interests in, however designated, equity of such Person, including common or preferred stock, whether now outstanding or issued after December 3, 1998, but excluding any debt securities convertible into or exchangeable for such equity.





"Cash Equivalents" means:



          (1) marketable direct obligations Issued by, or unconditionally Guaranteed by, the United States government or Issued by any agency of the United States government and backed by the full faith and credit of the United States, in each case maturing within one year from the date of their acquisition;



          (2) marketable direct obligations Issued by any state of the United States or any political subdivision of any state or any public instrumentality of any state maturing within one year from the date their acquisition and, at the time of their acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;


          (3) commercial paper maturing no more than one year from the date of its creation and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;


          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of their acquisition issued by any commercial bank organized under the laws of the United States or any state in the United States or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition of the certificates of deposit or bankers' acceptances combined capital surplus of not less than $500,000,000;



          (5) Eurodollar time deposits maturing within one year from the date of acquisition of the time deposits and issued or accepted by any commercial bank having at the date of acquisition of the time deposits combined capital and surplus of not less than $500,000,000;


          (6) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause
     (4) above; and

          (7) investments in money market funds having assets in excess of $500,000,000 and which invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

     "Change of Control" means the occurrence of any of the following events:


          (1) prior to the time that at least 15% of our then outstanding voting stock or the then outstanding voting stock of Parent or any subsidiary of Parent of which we are also a subsidiary is publicly traded on a national securities exchange or in the NASDAQ national market system, the Permitted Holders cease to be the "beneficial owner", as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of majority voting power of our voting stock, whether as a result of issuance of our securities or securities of any of our Affiliates, any merger, consolidation, liquidation or dissolution of our company or any of our Affiliates, any direct or indirect transfer of securities by any Permitted Holder or by Parent or any of its subsidiaries or otherwise. For purposes of this clause (1) and clause (2) below, the Permitted Holders will be deemed to beneficially own any voting stock of a corporation held by any other corporation so long as the Permitted Holders beneficially own, directly or indirectly, a majority of the voting stock of the parent corporation;



          (2) any "Person", as that term is used in sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that a Person will be deemed to have "beneficial ownership" of all shares that the Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of our voting stock or the voting stock of Parent; provided that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of our voting stock or the voting stock of Parent than the other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors or the Board of Directors of Parent; or



          (3) during any period of two consecutive years, individuals who at the beginning of the period constituted our Board of Directors, together with any new directors whose election by that Board or whose nomination for election by our shareholders including predecessors, was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of our Board of Directors, then in office.



     "Common Stock" of any Person means any and all shares, interests, participations, or other equivalents, however designated, of the Person's common stock whether now outstanding or issued after December 3, 1998.


     "Consolidated EBITDA Coverage Ratio" with respect to any Person for any period means the ratio of:


          (1) the aggregate amount of EBITDA of that Person for that period to



          (2) Consolidated Interest Expense of that Person for that period;


provided, that:


          (A) if the Person or any subsidiary of the Person has Issued any Debt or Capital Stock since the beginning of the period that remains outstanding on the date the calculation is made or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt or Capital Stock, or both, EBITDA and Consolidated Interest Expense for that period will be calculated after giving effect, on a pro forma basis, to the issuance of that Debt or Capital Stock as if that Debt or Capital Stock had been Issued on the first day of that period and the discharge of any other Debt or Capital Stock refinanced or otherwise discharged with the proceeds of the new Debt or Capital Stock as if the discharge had occurred on the first day of that period;



          (B) if since the beginning of the period the Person or any subsidiary of the Person will have made any asset sales out of the ordinary course of business, EBITDA for that period will be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of the asset sale for that period, or increased by an amount equal to the EBITDA, if negative, directly attributable to the assets for that period and Consolidated Interest Expense for that period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt or Capital Stock of that Person or any subsidiary of that Person refinanced or otherwise discharged with respect to that Person and its continuing subsidiaries, including as a result of the assumption of the Debt or Capital Stock by the purchaser of the assets, provided that the Person or any of its subsidiaries is no longer liable for that Debt or Capital Stock, in connection with that asset sale for that period, or if the Capital Stock of any subsidiary of the Person is sold, the Consolidated Interest Expense for that period directly attributable to the Debt of the subsidiary to the extent the Person and its continuing subsidiaries are no longer liable for the Debt after the sale; and



          (C) if since the beginning of the period that Person or any subsidiary of that Person, by merger or otherwise, shall have made an Investment in any subsidiary of that Person, or any Person which becomes a subsidiary of that Person, or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made under this clause (c), which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for that period shall be calculated after giving pro forma effect thereto, as if that Investment or acquisition occurred on the first day of the period.



     For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Person with respect to which the calculation is being made. If any Debt or Capital Stock bears a floating rate of interest and is being given pro forma effect, the interest on the Debt and the dividends on the Capital Stock shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.


     "Consolidated Interest Expense" means, with respect to any Person, for any period, the sum of:


          (1) the interest expense of that Person and its consolidated subsidiaries, other than interest expense related to Non-Recourse Debt, for the period as determined in accordance with GAAP consistently applied, plus



          (2) the amount of all dividends paid or accrued on any series of Preferred Stock, other than non-Redeemable Stock, of that Person and its subsidiaries, other than Non-Recourse Subsidiaries.



     "Consolidated Net Income (Loss)" means, with respect to any Person, for any period, the consolidated net income (or loss) of that Person and its consolidated subsidiaries for the period as determined in accordance with GAAP, adjusted to the extent included in calculating the net income (or loss), by excluding:



          (1) all extraordinary gains or losses in the period;



          (2) net income (or loss) of any other Person attributable to any period prior to the date of combination of that other Person with that Person or any of its subsidiaries on a "pooling of interests" basis;



          (3) net gains or losses in respect of dispositions of assets by that Person or any of its subsidiaries, including pursuant to a sale-and-leaseback arrangement, other than in the ordinary course of business;



          (4) the net income (loss) of any subsidiary of that Person to the extent that the declaration of dividends or distributions by that subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that subsidiary or its shareholders;



          (5) the net income (or net loss) of any other Person that is not a subsidiary of the first Person with respect to which Consolidated Net Income is being calculated and in which any other Person, other than the first Person and/or any of its subsidiaries, has an equity interest or of a Non-Recourse Subsidiary of the first Person, except to the extent of the amount of dividends or other distributions actually paid or made to the first Person or any of its subsidiaries by the other Person during the period (subject, in the case of a dividend or distribution received by a subsidiary of the first Person, to the limitations contained in clause
     (4) above);


          (6) any interest income resulting from loans or investments in Affiliates, other than cash interest income actually received;

          (7) any reserve established at the time our Affiliates first acquired U.S. Intec; and

          (8) the cumulative effect of a change in accounting principles.


In determining Consolidated Net Income (Loss), gains or losses resulting from the early retirement, extinguishment or refinancing of indebtedness for money borrowed, including any associated fees and expenses shall be deducted or added back, respectively.



     "Consolidated Net Worth" of any Person means, at any date, all amounts that would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of the Person as at that date less, to the extent otherwise included, any amounts attributable to Redeemable Stock.


     "Credit Agreement" means the credit agreement, dated as of August 29, 1997, among us, the Lenders party thereto and The Bank of New York, as administrative agent, as amended and supplemented from time to time.

     "Debt" of any Person means, without duplication:

          (1) the principal in respect of:




             (A) indebtedness of the Person for money borrowed; and



             (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable, other than those payable to government agencies to defer the payment of workers' compensation liabilities, taxes, assessments or other obligations, and provided in the ordinary course of business of the Person;



          (2) all Capital Lease Obligations of the Person;



          (3) all obligations of the Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement, but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business;



          (4) all obligations of the Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction. This clause does not include obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of the Person to the extent the letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third business day following receipt by the Person of a demand for reimbursement following payment on the letter of credit;



          (5) the amount of all obligations of the Person with respect to the redemption, repayment or other repurchase of any Preferred Stock, but excluding any accrued dividends;



          (6) all obligations of the type referred to in clauses (1) through
     (5) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of those obligations and dividends; and



          (7) all obligations of the type referred to in clauses (1) through
     (6) of other Persons secured by any lien on any property or asset of that Person whether or not the obligation is assumed by that Person, the amount of the obligation being deemed to be the lesser of the value of that property or assets or the amount of the obligation secured.



     For purposes of the "Limitation on Asset Sales" covenant our Debt or Debt of any of our subsidiaries will include the provision for existing or future asbestos-related bodily injury claims, as set forth in our then most recent consolidated financial statement.



     "EBITDA" with respect to any Person for any period means the Consolidated Net Income of that Person for the period, adjusted to the extent deducted in calculating the Consolidated Net Income by adding back, without duplication:



          (1) income tax expense of that Person and its subsidiaries accrued in accordance with GAAP for the period, other than income taxes attributable to extraordinary items or other items excluded from the definition of Consolidated Net Income;



          (2) Consolidated Interest Expense of that Person for the period;



          (3) depreciation expense of that Person for the period;



          (4) amortization expense of that Person for the period; and



          (5) minority interest in any non Wholly-Owned Recourse Subsidiary that is otherwise consolidated in the financial statements of that Person, but only so long as the subsidiary is consolidated with that Person for the period for U.S. federal income tax purposes.

     "Granules Contracts" means (1) the supply agreement, dated as of January 1, 1995 between us and ISP Technologies, Inc., as amended by amendment dated as of December 31, 1995 and (2) the letter dated November 9, 1995 from ISP Mineral Products Inc. to U.S. Intec.



     "Guarantee" by any Person means any obligation, contingent or otherwise, of the Person directly or indirectly guaranteeing any Debt or other obligation, contingent or otherwise, of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of the Person:



          (1) to purchase or pay, or advance or supply funds for the purchase or payment of, that Debt or other obligation of the other Person, whether arising by virtue of participation arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or



          (2) entered into for the purpose of assuring the obligee of that Debt or other obligation in any other manner of the payment of the obligation or to protect the obligee against loss in respect of the obligation, in whole or in part;


provided, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.


     "Investment" means any direct or indirect advance, loan or other extension of credit or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities Issued by, any other Person. An Investment does not include advances or loans to customers in the ordinary course of business, which are recorded in accordance with GAAP, at the time made as accounts receivable on the balance sheet of the Person making the advances or loans.



     "Issue" means issue, assume, Guarantee, incur or otherwise become liable for; provided that any Debt or Capital Stock of a Person existing at the time a Person becomes a subsidiary of another Person, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be issued by the subsidiary at the time it becomes a subsidiary of the other Person.



     "Management Agreement" means the amended and restated management agreement, dated as of March 3, 1992, between us and ISP, as amended through December 3, 1998.


     "Margin Stock" shall have the meaning provided in Regulation U.

     "Material Assets" means assets, singly or in the aggregate, the book or fair market value of which equals 5% or more of our consolidated tangible assets, as set forth on our most recently publicly available balance sheet.


     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by us or any of our subsidiaries from the Asset Sale net of:



          (1) reasonable out-of-pocket expenses and fees relating to the Asset Sale, including without limitation, legal, accounting and investment banking fees and sales commissions;


          (2) taxes paid or payable


             (A) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition, including under any tax sharing arrangements and


             (B) after taking into account any reduction in tax liability due to available tax credits or deductions applicable to the transaction;


          (3) a reasonable reserve for the after-tax cost of any indemnification obligations, fixed and/or contingent, attributable to seller's indemnities to the purchaser undertaken by us or any of our subsidiaries in connection with the Asset Sale; and

          (4) repayment of Debt that is required to be repaid in connection with the Asset Sale, under the agreements governing the Debt or Asset Sale.


     "Non-Recourse Debt" of any Person means Debt or the portion of Debt:


          (1) as to which neither Parent nor any of its subsidiaries, other than a Non-Recourse Subsidiary:



             (A) provides credit support, including any undertaking, agreement or instrument which would constitute Debt;



             (B) is directly or indirectly liable; or



             (C) constitutes the lender; and



          (2) no default with respect to which, including any rights which the holders of the Debt may have to take enforcement action against the assets of a Non-Recourse Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Debt of the Person or its subsidiaries, other than Non-Recourse Subsidiaries, to declare a default on the other Debt or cause the payment of the other Debt to be accelerated or payable prior to its stated maturity.


     "Non-Recourse Subsidiary" of any Person means a subsidiary:


          (1) which has been designated as a Non-Recourse Subsidiary;



          (2) which has not acquired any assets directly or indirectly from Parent or any of its subsidiaries other than at fair market value, including by the receipt of Capital Stock of the Non-Recourse Subsidiary; provided that, if any acquisition or series of related acquisitions involves assets having a value in excess of $2,000,000, the acquisition or series of related acquisitions shall be approved by a majority of our Board of Directors in a board resolution which shall set forth that the acquisitions are being, or have been, made at fair market value; and


          (3) which has no Debt other than Non-Recourse Debt.


     "Parent" means GAF Corporation so long as it owns, and any other Person which acquires or owns, directly or indirectly, 80% or more of our voting stock.


     "Permitted Holders" means


     (1) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and



     (2) any Person controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.


     "Permitted Lien" means:


          (1) liens for taxes, assessments and governmental charges to the extent not required to be paid under the Indenture;



          (2) statutory liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;


          (3) pledges or deposits in the ordinary course of business to secure lease obligations or non-delinquent obligations under workers' compensation, unemployment insurance or similar legislation;


          (4) liens to secure the performance of public statutory obligations that are not delinquent, appeal bonds, performance bonds or other obligations of a like nature, other than for borrowed money;


          (5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with our business and the businesses of our subsidiaries, taken as a whole;


          (6) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

          (7) judgment and attachment liens not giving rise to a default or event of default;


          (8) leases or subleases granted to others not interfering in any material respect with our business and the business of our subsidiaries, taken as a whole;


          (9) liens encumbering deposits made in the ordinary course of business to secure non-delinquent obligations arising from statutory, regulatory, contractual or warranty requirements of us or any of our subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;



          (10) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any interest or title resulting from or arising out of default by us or any of our subsidiaries of our obligations under any lease which is material;



          (11) liens arising from filing UCC financing statements for precautionary purposes in connection with true leases or conditional sales of personal property that are otherwise permitted under the Indenture and under which we or any of our subsidiaries is lessee;



          (12) broker's liens securing the payment of commissions and management fees in the ordinary course of business;



          (13) liens on cash and cash equivalents posted as margin pursuant to the requirements of any bona fide hedge agreement relating to interest rates, foreign exchange or commodities listed on public exchanges, but only to the extent these liens are required from customers generally, regardless of creditworthiness, in accordance with customary market practice;



          (14) liens on cash collateralizing reimbursement obligations in respect of letters of credit issued for our account or the account of any of our subsidiaries in the ordinary course of business, other than letters of credit issued as credit support for any Debt;



          (15) liens arising in respect of accounts receivable arising as a result of non-recourse sales of accounts receivable; and



          (16) liens on stock or assets of any Non-Recourse Subsidiary securing Debt owing by the Non-Recourse Subsidiary.


     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.


     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes, however designated, which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the corporation, over shares of Capital Stock of any other class of the corporation. Preferred Stock of any Person shall include Redeemable Stock of the Person.



     "Private Exchange Notes" mean a like principal amount of our debt securities identical in all material respects to the notes that may be issued to the initial purchasers under the circumstances set forth in the registration rights agreement.



     "Receivables Financing Agreement" means the Pooling and Servicing Agreement, dated as of November 1, 1996, among us, BMCA Receivables Corporation and The Bank of New York, as Trustee, and related agreements, as amended or supplemented.



     "Recourse Subsidiaries" of any Person means all subsidiaries of that Person other than Non-Recourse Subsidiaries of that Person.



     "Redeemable Stock" means, with respect to any Person, Capital Stock of that Person that by its terms or otherwise



          (1) is required, directly or indirectly, to be redeemed on or prior to the ninetieth day after the stated maturity of the notes,

          (2) is redeemable or puttable, directly or indirectly, at the option of the holder at any time on or prior to the ninetieth day after the stated maturity of the notes, or



          (3) is exchangeable or convertible into another security, other than a security that is not itself Redeemable Stock.



     "Restricted Investment" means, with respect to us or any of our subsidiaries, an Investment in one of our Affiliates; provided, that the following shall not be Restricted Investments:


          (1) Investments in our company or any of our Recourse Subsidiaries;

          (2) Investments in Unrestricted Affiliates; and


          (3) Investments in Affiliates that become, as a result of the Investment, Recourse Subsidiaries.


     "Restricted Payment" means


          (1) the declaration or making of any dividend or of any other payment or distribution, other than dividends, payments or distributions payable solely in shares of our Capital Stock other than Redeemable Stock, on or with respect to our Capital Stock, other than Redeemable Stock; and



          (2) any payment on account of the purchase, redemption, retirement or other acquisition for value of our Capital Stock, other than Redeemable Stock.


     "Restricted Security" has the meaning set forth in Rule 144(a)(3) under the Securities Act.

     "Significant Subsidiary" means


          (1) any of our subsidiaries, other than a Non-Recourse Subsidiary, which at the time of determination either:



             (A) had assets which, as of the date of our most recent quarterly consolidated balance sheet, constituted at least 5% of our total assets on a consolidated basis as of that date, in each case determined in accordance with GAAP; or



             (B) had revenues for the 12-month period ending on the date of our most recent quarterly consolidated statement of income which constituted at least 5% of our total revenues on a consolidated basis for that period; or



          (2) any of our subsidiaries, other than a Non-Recourse Subsidiary, which, if merged with all of our defaulting subsidiaries, would at the time of determination either:



             (A) have had assets which, as of the date of our most recent quarterly consolidated balance sheet, would have constituted at least 10% of our total assets on a consolidated basis as of that date; or



             (B) have had revenues for the 12-month period ending on the date of our most recent quarterly consolidated statement of income which would have constituted at least 10% of our total revenues on a consolidated basis for that period, each determination being made in accordance with GAAP.



     "Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the applicable redemption date (or, if the Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining Average Life of the notes; provided that, if the Average Life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.


     "Unrestricted Affiliate" means a Person (other than one of our subsidiaries except a Non-Recourse Subsidiary) controlled by, or under common control with, us in which no Affiliate of ours (other than (1) our company or a Wholly-Owned Recourse Subsidiary, (2) any of our directors or officers or director or officer of any of our subsidiaries, whose primary employment is by us or any of our subsidiaries other than a Non-Recourse Subsidiary, except for Permitted Holders or members of their immediate family and (3) another Unrestricted Affiliate) has an Investment.

     "U.S. Government Obligations" means money or direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.


     "Wholly-Owned Recourse Subsidiary" means a subsidiary of a Person, other than a Non-Recourse Subsidiary, all the Capital Stock of which, other than directors' qualifying shares, is owned by that Person or another Wholly-Owned Recourse Subsidiary of that Person.



     "Wholly-Owned Subsidiary" means a subsidiary all the Capital Stock of which, other than directors' qualifying shares, is owned by the applicable corporation or another Wholly-Owned Subsidiary of the applicable corporation.


CERTAIN OPERATING RESTRICTIONS

       Summary

     In general, subject to several exceptions, the Indenture will limit, among other things:

     o the incurrence of additional debt by us and certain of our subsidiaries unless certain leverage ratios are met;

     o the issuance of preferred stock by us and our subsidiaries;

     o the payment of dividends on our capital stock and investments in other persons in excess of certain maximum aggregate dollar amounts;

     o the creation of liens;


     o certain transactions with affiliates, other than transactions permitted by other sections of the Indenture, unless those transactions are on arms' length terms and approved by our Board of Directors and, in certain situations, a nationally recognized investment banking firm has given a written opinion regarding the fairness of the transaction;



     o the ability of any of our subsidiaries to create restrictions on the subsidiary's ability to pay dividends or debt owed to us or any of our other subsidiaries;



     o sales of assets, unless the sales are for fair market value, substantially for cash, and, in certain circumstances, the proceeds from the sales are used to prepay debt (including the notes) or to invest in additional assets; and


     o consolidations, mergers and transfers of all or substantially all of our assets, unless the successor entity expressly agrees to assume our obligations under the Indenture, no event of default has occurred or is continuing, additional debt could be incurred and the surviving person has a net worth not less than ours.

     This bullet-point summary discusses only certain material provisions of some of the covenants applicable to the notes. We urge you to read the Indenture and the more detailed description of these terms set forth below.

     The Indenture contains, among others, the following covenants:


     Limitation on Debt. (a) The Indenture provides that we shall not, and shall not permit any of our subsidiaries to Issue, directly or indirectly, any Debt unless, at the time of the Issuance and after giving effect to the
Issuance:



          (1) no default or event of default shall have occurred and be continuing; and



          (2) our Consolidated EBITDA Coverage Ratio for our most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date the Debt is Issued is at least 2.00 to 1.00.

     (b) Even if we do not meet the above conditions, the Indenture provides that we may Issue the following Debt:

          (1) The old notes, the registered notes and the Private Exchange
     Notes;


          (2) (A) Debt Issued by us to, and held by, one of our Wholly-Owned Recourse Subsidiaries and (B) Debt of one of our Recourse Subsidiaries Issued to, and held by, us or one of our Wholly-Owned Recourse Subsidiaries; provided that any subsequent transfer of this Debt (other than to us or to one of our Wholly-Owned Recourse Subsidiaries) shall be deemed, in each case, to constitute the Issuance of this Debt by us or the Subsidiary;



          (3) Debt the proceeds of which are used by us to acquire assets; provided, that, after giving effect to the Issuance of this Debt that otherwise complies with this clause (3), the aggregate amount of all Debt then outstanding at any time under this clause (3), including all refinancings of debt then outstanding, shall not at any time exceed $80,000,000;


          (4) Acquired Debt;


          (5) (A) Debt outstanding on December 3, 1998, including the Deferred Coupon Notes, the 2005 Notes, the 2006 Notes and the 2007 Notes, and
     (B) Debt Issued to refinance any Debt permitted by clause (A), this clause
     (5) or by clauses (1) or (3) above; provided, that, in the case of a refinancing:



             (a) the amount of the Debt Issued shall not exceed the principal amount or the accreted value, in the case of Debt Issued at a discount, of the Debt refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with the refinancing;



             (b) the Average Life and Stated Maturity of the Debt Issued shall equal or exceed that of the Debt refinanced;



             (c) the Debt Issued shall not rank senior in right of payment to the Debt being refinanced;



             (d) if the Debt being refinanced does not bear interest in cash prior to a specified date, the refinancing Debt shall not bear interest in cash prior to the specified date;



             (e) if the Debt being refinanced is Debt permitted by clause (3) above, the refinancing Debt is not secured by any assets not securing the Debt refinanced or securing any improvements, additions or replacements of those assets; and



             (f) the obligors with respect to the refinancing Debt shall not include any Persons who were not obligors, including predecessors of those Persons, with respect to the Debt being refinanced;


          (6) Non-Recourse Debt of one of our Non-Recourse Subsidiaries and Guarantees of Non-Recourse Debt of Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of the Non-Recourse Subsidiaries;


          (7) Debt under the Credit Agreement or any refinancing of that agreement; provided, that the aggregate outstanding amount under the Credit Agreement does not at any time exceed $150,000,000;



          (8) Debt secured by receivables, including to refinance the Receivables Financing Agreement, provided that the Debt does not exceed 85% of the face amount of the receivables; and


          (9) Debt (other than Debt identified in clauses (1) through (8) above) in an aggregate principal amount outstanding at any one time not to exceed $100,000,000.

     Limitation on Preferred Stock. The Indenture provides that we may, and our subsidiaries may, issue the following Preferred Stock:


          (1) Preferred Stock of our company or Preferred Stock of any of our subsidiaries issued to and held by us or one of our Wholly-Owned Recourse Subsidiaries; provided that any subsequent transfer of that Preferred Stock, other than to us or to one of our Wholly-Owned Recourse Subsidiaries, or if the Wholly-Owned Recourse Subsidiary ceases to be one of our Wholly-Owned Recourse Subsidiaries shall be deemed, in each case, to constitute the Issuance of that Preferred Stock by us or the subsidiary;

          (2) Preferred Stock (other than Preferred Stock described in clause
     (1) but including the Preferred Stock referred to in the proviso to clause
     (1) above); provided that the liquidation value of any Preferred Stock issued pursuant to this clause (2) shall constitute Debt for purposes of this covenant and dividends on such Preferred Stock shall be included in determining our Consolidated Interest Expense for purposes of calculating our Consolidated EBITDA Coverage Ratio under paragraph (a) of "Limitation on Debt;" and


          (3) Preferred Stock of our company, other than Redeemable Stock.



     Guarantees. To the extent we or any of our subsidiaries Guarantee any of our Debt or Debt of any other subsidiary, the Guarantee and the Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If we or any of our subsidiaries Guarantee any Debt of a Person that, subsequent to the Issuance of the Guarantee, becomes one of our subsidiaries, the Guarantee and the Debt Guaranteed shall be deemed to be the same Debt, which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.



     Limitation on Restricted Payments and Restricted Investments. (a) So long as no default or an event of default shall have occurred and be continuing, we may make, and our subsidiaries may make, directly or indirectly, any Restricted Payment or Restricted Investment so long as, at the time of the Restricted Payment or Restricted Investment and immediately after giving effect to the Restricted Payment or Restricted Investment, the aggregate amount of Restricted Payments made since December 3, 1998 and the aggregate amount of Restricted Investments made since December 3, 1998 and then outstanding (the amount expended for these purposes, if other than in cash, shall be the fair market value of the property as determined by our Board of Directors in good faith as of the date of payment or investment) shall not exceed the sum of:



          (1) 75% of our cumulative Consolidated Net Income (or minus 100% of our cumulative Consolidated Net Loss) accrued during the period beginning April 3, 1994 and ending on the last day of the fiscal quarter for which financial information has been made publicly available by us but ending no more than 135 days prior to the date of the Restricted Payment or Restricted Investment, treating the period as a single accounting period;



          (2) 100% of the net cash proceeds, including the fair market value of property other than cash as determined by our Board of Directors in good faith, as evidenced by a board resolution, received by us from any Person, other than one of our subsidiaries, from the Issuance and sale subsequent to April 3, 1994 of our Capital Stock (other than Redeemable Stock) or as a capital contribution; provided that, if the value of the non-cash contribution is in excess of $10,000,000, we shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to our shareholders or the shareholders of the subsidiary, in their capacity as shareholders, the determination as to the value of any non-cash consideration referred to in this clause (2) to be made by the investment banking firm, and the opinion shall have been delivered to the Trustee;



          (3) 100% of the net cash proceeds received by us from the exercise of options or warrants on our Capital Stock, other than Redeemable Stock, since April 3, 1994;



          (4) 100% of the net cash proceeds received by us from the conversion into Capital Stock, other than Redeemable Stock, of convertible Debt or convertible Preferred Stock issued and sold, other than to a subsidiary of ours, since April 3, 1994; and


          (5) $60,000,000.


     Our designation, or the designation by any of our subsidiaries, of a subsidiary as a Non-Recourse Subsidiary shall be deemed to be the making of a Restricted Investment by us in an amount equal to the outstanding Investments made by us and our subsidiaries in the Person being designated a Non-Recourse Subsidiary at the time of the designation.

     (b) As long as no default or event of default shall have occurred and be continuing, the Indenture provides that, notwithstanding the limitations in clause (a) above, we can make the following payments and investments:



          (1) the making of any Restricted Payment or Restricted Investment within 60 days after (A) the date of declaration of the Restricted Payment or Restricted Investment or (B) the making of a binding commitment in respect of the Restricted Payment or Restricted Investment; provided that at the date of declaration or commitment the Restricted Payment or Restricted Investment complied with paragraph (a) of this covenant;



          (2) any Restricted Payment or Restricted Investment made out of the net cash proceeds we received from the substantially concurrent sale of our Common Stock, other than to a subsidiary of ours; provided that the net cash proceeds utilized shall not be included in paragraph (a) in determining the amount of Restricted Payments or Restricted Investments we could make under paragraph (a) of this covenant;



          (3) cumulative Investments in Non-Recourse Subsidiaries not in excess of $50,000,000 in the aggregate determined as of the date of the Investment, the amount expended, if other than cash, to be determined by our Board of Directors, as evidenced by a board resolution; and



          (4) repurchases of our Capital Stock, in each case, from our employees or employees of any of our subsidiaries, other than any Permitted Holder; provided, however, that the aggregate amount of Restricted Payments made under this clause shall not exceed $1,500,000 in any fiscal year. Restricted Payments or Restricted Investments made pursuant to clause (2),
     (3) or (4) shall not be deducted in determining the amount of Restricted Payments or Restricted Investments made or then outstanding under paragraph
     (a) of this covenant.



     Limitation on Liens. The Indenture provides that we shall not, and our subsidiaries shall not, directly or indirectly, incur or suffer to exist the following liens upon their respective property or assets whether owned on December 3, 1998 or acquired after that date, or on any income or profits from, those assets other than the following:



          (1) liens existing on December 3, 1998;


          (2) Permitted Liens;


          (3) Purchase money liens on our assets or improvements or additions to those assets existing or created within 180 days after the time of acquisition of or improvements or additions to those assets, or replacements of those assets; provided that



             (A) the acquisition, improvement or addition is otherwise permitted by the Indenture,



             (B) the principal amount of Debt (including Debt in respect of Capitalized Lease Obligations) secured by each lien in each asset shall not exceed the cost (including all Debt secured thereby, whether or not assumed) of the item subject thereto, and the liens shall attach solely to the particular item of property so acquired, improved or added and any additions or accessions to the assets, or replacements of the assets, and



             (C) the aggregate amount of Debt secured by liens permitted by this clause (3) shall not at any time exceed $40,000,000;



          (4) liens to secure refinancing of any Debt secured by liens described in clauses (1) through (3) above and (5) below; provided that



             (A) refinancing does not increase the principal amount of Debt being refinanced and



             (B) the lien of the refinancing Debt does not extend to any asset not securing the Debt being refinanced or improvements or additions to the assets, or replacements of the assets;



          (5) liens securing Acquired Debt; provided that



             (A) any lien secured the Acquired Debt at the time of the incurrence of the Acquired Debt and the lien and Acquired Debt were not incurred by us or any of our subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of the Acquired Debt by us or by one of our subsidiaries and



             (B) any lien does not extend to or cover any property or assets of ours or of any of our subsidiaries other than the property or assets that secured the Acquired Debt prior to the time the Debt became Acquired Debt of ours or of one of our subsidiaries;



          (6) liens on receivables securing Debt permitted by clause
     (b)(8) under the "Limitation on Debt" covenant;



          (7) liens securing intercompany Debt permitted by paragraph
     (b)(2) under the "Limitation on Debt" covenant; and



          (8) liens on our assets and assets of our subsidiaries in addition to those referred to in clauses (1) through (7), provided that the liens only secure our Debt and Debt of our subsidiaries in an aggregate amount not to exceed at any one time outstanding $60,000,000.


     Limitation on Transactions with Affiliates.

     (a) The Indenture provides that we shall not enter, and our subsidiaries shall not enter, directly or indirectly, into any transaction or series of related transactions with any of our Affiliates, other than


          (1) the making of a Restricted Payment or Restricted Investment otherwise permitted by the "Limitation on Restricted Payments and Restricted Investments" covenant or those transactions specifically permitted by paragraph (b) under that covenant,


          (2) transactions between or among our Non-Recourse Subsidiaries or


          (3) subject to the next paragraph, transactions between or among us and our subsidiaries, other than Non-Recourse Subsidiaries, including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless the terms of the transaction or series of transactions are set forth in writing and are at least as favorable as those available in a comparable transaction in arms-length dealings from an unrelated Person.



     With respect to transactions entered into in reliance on paragraph (3), if any transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business, but including entering into any long-term arrangement involving the purchase of granules or glass fiber from, or the provision of management services of the type currently provided under the Management Agreement by, an Affiliate of ours, including ISP or one of its subsidiaries) involves aggregate payments or other consideration in excess of $10,000,000, the transaction or series of related transactions must be approved, and the value of any non-cash consideration must be determined, by a majority of those members of our Board of Directors or the Board of Directors of the subsidiary, having no personal stake in the business, transaction or transactions. In addition, if that transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business or other than purchases of granules or glass fiber from an Affiliate of ours, including ISP or one of its subsidiaries) involves aggregate payments or other consideration in excess of $35,000,000 (with the value of any noncash consideration being determined by a majority of those members of our Board of Directors or the Board of Directors of the subsidiary, having no personal stake in the business, transaction or transactions), we or the subsidiary, must have also received a written opinion from a nationally recognized investment banking firm that the transaction or series of related transactions is fair to our shareholders or the shareholders of the subsidiary from a financial point of view and the opinion has been delivered to the Trustee.



     In addition, if each member of our Board of Directors or the Board of Directors of the subsidiary proposing to engage in a transaction or series of related transactions described in the immediately preceding paragraph has a personal stake in the business, transaction or transactions, we or the subsidiary may enter into the transaction or series of transactions if we or the subsidiary shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to our shareholders or the shareholders of the subsidiary, in their capacity as such, the determination as to the value of any non-cash consideration referred to in the immediately preceding paragraph to be made by that investment banking firm, and the opinion shall have been delivered to the Trustee.

     (b) The Indenture provides that notwithstanding the limitations in clause (a) above, the following transactions are permitted:


          (1) the purchase of granules from an Affiliate of ours, including ISP or a subsidiary of ISP; provided that



             (A) subject to paragraph (c) of this covenant, the price and other terms shall not be less favorable to us than those set forth in the Granules Contracts or



             (B) a nationally recognized investment banking firm or accounting firm has delivered a written opinion to us to the effect that either the terms thereof are fair to us from a financial point of view or are on terms at least as favorable to us as those available in comparable transactions in arms'-length dealings from an unrelated third party;



          (2) the continuance of the Management Agreement, including with an Affiliate of ours other than ISP;



             (A) in accordance with its terms or on terms no less favorable to us than those contained in the Management Agreement or



             (B) on other terms provided that we shall have received the written opinion of a nationally recognized investment banking firm or accounting firm that either the terms thereof, from a financial point of view, are fair to us or are on terms at least as favorable to us as those available in comparable transactions in arms'-length dealings from an unrelated Person;


          (3) any transaction between us or one of our subsidiaries and its own employee stock ownership or benefit plan;


          (4) any transaction with an officer or director of ours or of any subsidiary of ours entered into in the ordinary course of business, including compensation or employee benefit arrangements with any officer or director;


          (5) any business or transaction with an Unrestricted Affiliate;


          (6) borrowings by us or our subsidiaries from Affiliates of ours; provided that the loans are unsecured, are prepayable at any time without penalty, contain no restrictive covenants and the effective cost of borrowings do not exceed the interest rate then in effect from time to time under the Credit Agreement or any refinancings of the Credit Agreement, or, if that agreement is not outstanding, under our unsecured bank debt;



          (7) payments made pursuant to the tax sharing agreement; or



          (8) purchases made pursuant to the glass fiber contract; provided that the terms of that contract are set forth in writing and are at least as favorable to us as those available in a comparable transaction in arms-length dealings with an unrelated Person.



     (1) We shall not, and our subsidiaries shall not, amend, modify or waive any provision of the tax sharing agreement, the Granules Contracts or the glass fiber contract in any manner which is significantly adverse to us or to you. An extension or modification of any of the Granules Contracts, or any similar granules purchase contract, or the glass fiber contract on terms at least as favorable to us as those available at the time of the extension or modification, or any such new agreement, in a comparable transaction in arms-length dealings with an unrelated Person shall not be deemed significantly adverse to us or you.



     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that we shall not, and our subsidiaries, other than Non-Recourse Subsidiaries, shall not, directly or indirectly, create or otherwise cause to exist or become effective any encumbrance or restriction on the ability of any subsidiary to:



          (1) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to us or any of our subsidiaries,



          (2) make loans or advances to us or any of our subsidiaries,

          (3) transfer any of its properties or assets to us or



          (4) incur or suffer to exist liens in favor of the holders.


The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of any of the following:

          (1) applicable law;

          (2) the Indenture and the indentures governing the Deferred Coupon Notes, 2005 Notes, 2006 Notes and 2007 Notes;

          (3) customary provisions restricting subletting or assignment of any lease or license or other commercial agreement;


          (4) any instrument governing Acquired Debt of any Person, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than that Person and its subsidiaries, or the property or assets of that Person and its subsidiaries, acquired;



          (5) the liens specifically permitted by the provisions described under "--Limitation on Liens;" provided that those liens and the terms governing those liens do not, directly or indirectly, restrict us or our subsidiaries from granting other liens, except as to the assets subject to those liens;



          (6) the Credit Agreement, the Receivables Financing Agreement or other Debt existing on December 3, 1998; and



          (7) any refinancing of the Credit Agreement, the Receivables Financing Agreement or any other Debt existing on December 3, 1998; provided that the terms and conditions of any refinancing agreements relating to the terms described in paragraphs (1) through (4) above are no less favorable to us than those contained in the agreements governing the Debt being refinanced.


     Limitation on Asset Sales. The Indenture provides that we shall not, and our subsidiaries shall not, directly or indirectly, consummate an Asset Sale unless:


          (1) we or such subsidiary, receives consideration (including non-cash consideration, whose fair market value shall be determined in good faith by our Board of Directors or the Board of Directors of such subsidiary, as evidenced by a board resolution) at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by its Board of Directors, as evidenced by a board resolution);



          (2) at least 75% of the consideration received by us or such subsidiary, shall be cash or Cash Equivalents; provided that this clause
     (2) shall not prohibit any Asset Sale for which we or the subsidiary, receives 100% of the consideration, directly or through the acquisition of capital stock of a Person, in operating assets; and



          (3) in the case of an Asset Sale by us or any of our subsidiaries, we shall commit to apply the Net Cash Proceeds of such Asset Sale within 300 days of the consummation of the Asset Sale, and shall apply the Net Cash Proceeds within 360 days of receipt of the proceeds:



             (A) to invest in the businesses that we and our Recourse Subsidiaries are engaged in at the time of the Asset Sale or any like or related business;



             (B) to pay or satisfy any of our Debt or any Debt of our subsidiaries, other than Debt which is subordinated by its terms to the notes, or Preferred Stock of a subsidiary, including the Debt referred to in the last sentence of the definition thereof or make provision for the payment of Preferred Stock, through an escrow or other fund, and/or



             (C) to offer to purchase the notes in a tender offer, a "Net Proceeds Offer," at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase; provided, however, that we shall, to the extent required under the indentures governing the Deferred Coupon Notes, the 2005 Notes, the 2006 Notes and 2007 Notes,



                (a) first offer to purchase any outstanding Deferred Coupon Notes in a tender offer at a redemption price equal to 100% of the accreted value of the notes to the date of purchase,

                (b) then offer to purchase any outstanding 2006 Notes, in a tender offer at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase,



                (c) then offer to purchase any outstanding 2007 Notes in a tender offer at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase, and



                (d) then offer to purchase any outstanding 2005 Notes in a tender offer at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase;


            provided further, however, that we may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied pursuant to this clause (3)(C) equal or exceed $25,000,000; provided that (1) we may retain up to $7,000,000 of Net Cash Proceeds from Asset Sales in any twelve-month period (without complying with clause (3)) and (2) any Asset Sale that would result in a Change of Control shall not be governed by this covenant but shall be governed by the provisions described above under "Repurchase at Your Option--Change of Control."

          We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer.


          Restriction on Transfer of Certain Assets to Subsidiaries. The Indenture provides that if we transfer or cause to be transferred, in one transaction or a series of related transactions, Material Assets to any one or more of our Non-Recourse Subsidiaries, we shall cause the transferee subsidiary to


          (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such transferee subsidiary shall unconditionally Guarantee, on a senior basis, all of our obligations under the notes and


          (2) deliver to the Trustee an opinion of counsel that the supplemental indenture has been duly executed and delivered by the transferee subsidiary.


     Investment Company Act. The Indenture provides that we will not take any action that would require us or any of our subsidiaries to register as an investment company under the Investment Company Act of 1940.


     Reports to the Securities and Exchange Commission and You. We will file with the Trustee and provide to you, within 15 days after we file them with the Commission, copies of our annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, without exhibits in your case, unless you make such request in writing. Notwithstanding that we may not be required to remain subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, we will continue to file with the Commission and provide the Trustee and you with the annual reports and information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which are specified in Sections 13 and 15(d) of the Exchange Act, without exhibits in your case, unless you make that request in writing. We also will comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.



     So long as any of the notes remain outstanding, we shall cause each annual, quarterly and other financial report mailed or otherwise furnished by us generally to public stockholders to be filed with the Trustee and mailed to the holders of record at their addresses appearing in the register of notes maintained by the Registrar, in each case at the time of such mailing or furnishing to the stockholders.



     We shall provide to you or any beneficial owner of notes any information reasonably requested by you or the beneficial owner concerning us and our subsidiaries, including financial statements, necessary in order to permit you or the beneficial owner to sell or transfer notes in compliance with Rule 144A under the Securities Act or any similar rule or regulation adopted by the Commission.

LIMITATION ON MERGER OR SALE OF ASSETS


     The Indenture provides that we shall not consolidate with or merge with or into or sell, assign, transfer or lease all or substantially all of our properties and assets, either in one transaction or in a series of related transactions, to any person, unless:



          (1) we are the continuing Person, or the resulting, surviving or transferee Person, if other than us, is a corporation organized and existing under the laws of the United States or any state or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of our obligations under the notes and the Indenture, and the Indenture shall remain in full force and effect;



          (2) immediately before and immediately after giving effect to the transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its subsidiaries as a result of the transaction as having been issued by that Person or that subsidiary at the time of the transaction), no default or event of default shall have occurred and be continuing;



          (3) immediately before and after giving effect to the transaction, the resulting, surviving or transferee Person could incur at least $1.00 of additional Debt under paragraph (a) of the "Limitation on Debt" covenant; and



          (4) immediately after giving effect to the transaction, the resulting, surviving or transferee Person has a Consolidated Net Worth in an amount which is not less than our Consolidated Net Worth immediately prior to the transaction.



     In connection with any consolidation, merger, sale, assignment, transfer or lease contemplated by this covenant, we will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer or lease and the accompanying supplemental indenture comply with this covenant and the Trust Indenture Act and that all conditions precedent provided for in the Indenture relating to the transaction have been complied with.



     Upon any consolidation or merger or any sale, assignment, transfer or lease of all or substantially all of our assets in accordance with the preceding two paragraphs, the successor corporation formed by the consolidation or into which we are merged or to which the sale, assignment, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, our company under the Indenture, with the same effect as if the successor corporation had been named as the company under the Indenture, and, except in the case of a lease, we will be discharged from all obligations and covenants under the Indenture and the notes.


EVENTS OF DEFAULT


     An event of default will occur under the Indenture if:


          (1) we fail to pay interest on any note when the same becomes due and payable and the failure continues for a period of 30 days;

          (2) (A) we fail to pay the principal of any note when the same becomes due and payable at maturity or otherwise or (B) we fail to redeem or repurchase notes when required pursuant to the Indenture or the notes;

          (3) we fail to comply with provisions described under "--Limitation on Merger or Sale of Assets;"

          (4) we fail to comply for 30 days after notice with any of our obligations described under "Repurchase at Your Option--Change of Control" and "--Certain Operating Restrictions;"

          (5) we fail to comply for 60 days after notice with our other agreements contained in the Indenture or the notes (other than those referred to in clauses (1) through (4) above);


          (6) principal of or interest on our Debt or Debt of any of our Significant Subsidiaries is not paid within any applicable grace period or is accelerated by the holders of the Debt because of a default and the total amount that is unpaid or accelerated exceeds $15,000,000 or its foreign currency equivalent and the default continues for 5 days after notice;

          (7) certain events of bankruptcy, insolvency or reorganization of our company or any of our Significant Subsidiaries occurs pursuant to or within the meaning of any bankruptcy law; or

          (8) any judgment or order for the payment of money in excess of $15,000,000 in the aggregate is rendered against us or any of our Significant Subsidiaries and


             (A) there is a period of 60 days following the entry of the judgment or order during which the judgment or order is not discharged, waived or the execution of the judgment stayed and the default continues for 10 days after the notice specified below or



             (B) foreclosure proceedings have begun and have not been stayed within five days of the commencement of the foreclosure proceeding.



     A default under clauses (4), (5), (6) or (8) is not an event of default until the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes notify us in writing of the default, and we do not cure the default within the time specified in the clause after receipt of the notice.



     The notice shall be given by the Trustee if requested in writing by the holders of at least 25% in aggregate principal amount of the outstanding notes. When a default under clause (4), (5), (6) or (8) is cured or remedied within the specified period, it ceases to exist.



     If an event of default, other than an event of default with respect to our company specified in clause (7) above, occurs and is continuing, the Trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding notes, by written notice to us and the Trustee, may declare all unpaid principal of and accrued interest on the notes then outstanding to be due and payable. Upon a declaration of acceleration, such amount shall be due and payable immediately.


     If an Event of Default with respect to our company specified in clause
(7) above occurs, all unpaid principal of and interest on the notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of you or the Trustee.

     Under certain circumstances, the holders of a majority in aggregate principal amount of the notes then outstanding may rescind an acceleration with respect to the notes and its consequences.


     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless those holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal and premium, or interest, if any, when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:



          (1) the holder has previously given the Trustee notice that an event of default is continuing;


          (2) holders of at least 25% in principal amount at maturity of the outstanding notes have requested the Trustee to pursue the remedy;


          (3) those holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;



          (4) the Trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity; and



          (5) the holders of a majority in principal amount at maturity of the outstanding notes have not given the Trustee a direction inconsistent with the request within that 60-day period.


     Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other noteholder or that would involve the Trustee in personal liability.


     The Indenture provides that, if a default occurs and is continuing and is known to the Trustee, the Trustee must mail to each noteholder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any default that occurred during the previous year. We are also required to deliver to the Trustee, within 10 days after the occurrence thereof, written notice of any event which would constitute certain defaults, their status, and what action we are taking or propose to take in respect thereof.


ABILITY TO TERMINATE OUR OBLIGATIONS


     We may terminate at any time all our obligations under the notes and the Indenture, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is known as "legal defeasance." At any time we may terminate our obligations under the covenants described under "--Certain Covenants" and "Repurchase at Your Option--Change of Control," above and the operation of clauses (3), (4), (5), (6), (7), with respect only to Significant Subsidiaries, or (8) described under "--Events of Default" above and the limitations contained in clause (3) or (4) described under "--Limitation on Merger or Sale of Assets"above. This is known as "covenant defeasance."



     We may exercise our legal defeasance option notwithstanding the prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (3), (4), (5), (6), (7), with respect only to Significant Subsidiaries, or (8) described under "--Events of Default" above, or because of our failure to comply with clause (3) or (4) described under "--Limitation on Merger or Sale of Assets" above.



     In order to exercise either defeasance option, we must irrevocably deposit in trust with the Trustee money or U.S. government obligations for the payment of principal and interest, if any, on the notes to redemption or maturity, and must comply with certain other conditions, including (unless the notes will mature or be redeemed within 30 days) delivering to the Trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred, and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.


PROCEDURES TO MODIFY OR AMEND THE INDENTURE


     Modifications and amendments of the Indenture may be made by us and by the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided that no modification or amendment may, without the consent of the holder of each outstanding note affected thereby:



          (1) change the stated maturity of the principal of, or any installment of interest on, any note or reduce the principal amount of any note, the rate of interest on any note or any premium payable upon the redemption of any note, or change the coin or currency in which any note or any premium or the interest on any note is payable, or impair the right to institute suit for the enforcement of any payment after the stated maturity of any note;



          (2) reduce the percentage in principal amount of the outstanding notes, the consent of the holders of which is required for any supplemental indenture or the consent of the holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture;



          (3) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any percentage of outstanding notes required for those actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each noteholder affected thereby; or

          (4) except as otherwise permitted by the covenants described under "--Limitation on Merger or Sale of Assets" consent to the assignment or transfer by us of any of our rights and obligations under the Indenture.


     It shall not be necessary for the consent of the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the consent approves the substance of the amendment, supplement or waiver. Any amendment, supplement or waiver shall be deemed effective upon receipt by the Trustee of the necessary consents and shall not require execution of any supplemental indenture to be effective.


     The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.


     Neither we nor any of our subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any noteholder for or as an inducement to any consent, waiver or amendment of any terms or provisions of the notes unless the consideration is offered to be paid or agreed to be paid to all noteholders which consent, waive or agree to amend in the time frame set forth in solicitation documents relating to the consent, waiver or amendment.


GOVERNING LAW

     The Indenture and the notes will be governed by, and construed in accordance with, the laws of the state of New York.

FORM OF REGISTERED NOTES

     The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

     Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

          (1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,


          (2) we provide for the exchange pursuant to the terms of the Indenture or



          (3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.


     As of the date of this prospectus, no certificated notes are issued and outstanding.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences to you of the exchange of your old notes for registered notes.


     This summary is based upon provisions of the Internal Revenue Code of 1986, Treasury Regulations promulgated under the Code, including temporary regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your individual investment circumstances or if you are subject to special treatment under the federal income tax laws (for example, if you are a dealer in securities or foreign currency, a bank, a life insurance company, another financial institution, a tax-exempt organization or a person who holds, or will hold, the notes as a position in a "straddle" or as part of a synthetic security or "hedge," "conversion transaction" or other integrated investment, or a person that has a "functional currency" other than the U.S. dollar), nor does it discuss any aspect of state, local or foreign taxation. The following discussion assumes that the old notes and registered notes are, and will be, held by you as "capital assets" within the meaning of Section 1221 of the Code.


     THE FOLLOWING SUMMARY IS INCLUDED IN THIS PROSPECTUS FOR GENERAL INFORMATIONAL PURPOSES ONLY. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATION IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS OR OF UNITED STATES GIFT OR ESTATE TAXATION.

FEDERAL INCOME TAX CONSEQUENCES OF TENDERING NOTES


     The exchange of your old notes for registered notes in the exchange offer will not constitute an exchange for federal income tax purposes. Accordingly, not only should the exchange offer have no federal income tax consequences to you if you exchange your old notes for registered notes (i.e., there should be no change in your tax basis and your holding period should carry over to the registered notes), but the federal income tax consequences of holding and disposing of the registered notes should also be the same as those applicable to your old notes.


                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.



     We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of Latham & Watkins, counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the registered notes will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Weil, Gotshal & Manges LLP has from time to time represented, and continues to represent, Bear, Stearns & Co. Inc., one of the initial purchasers of the old notes, in connection with various legal matters. Weil, Gotshal & Manges LLP has from time to time represented, and may continue to represent, GAF Corporation and certain of its affiliates (including G-I Holdings, International Specialty Products Inc. and Building Materials Corporation of America) in connection with certain legal matters.

                                    EXPERTS

     The audited consolidated financial statements and schedule of Building Materials Corporation of America included herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----

Consolidated Statements of Operations for the three years ended December 31, 1998..........................   F-3

Consolidated Balance Sheets as of December 31, 1997 and 1998...............................................   F-4

Consolidated Statements of Cash Flows for the three years ended December 31, 1998..........................   F-5

Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1998................   F-7

Notes to Consolidated Financial Statements.................................................................   F-8

Supplementary Data (Unaudited):
  Quarterly Financial Data (Unaudited).....................................................................   F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Building Materials Corporation of America:


     We have audited the accompanying consolidated balance sheets of Building Materials Corporation of America (a Delaware corporation and a 97%-owned subsidiary of GAF Building Materials Corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above, appearing on Pages F-3 to F-33 of this Registration Statement on Form S-4, present fairly, in all material respects, the financial position of Building Materials Corporation of America and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule appearing on page S-2 of this Registration Statement on Form S-4 is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 12, 1999

                   BUILDING MATERIALS CORPORATION OF AMERICA
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                1996        1997         1998
                                                                              --------    --------    ----------
                                                                                         (THOUSANDS)
Net sales..................................................................   $851,967    $944,629    $1,087,957
                                                                              --------    --------    ----------
Costs and expenses:
  Cost of products sold....................................................    622,234     686,992       776,908
  Selling, general and administrative......................................    166,706     185,653       235,416
  Goodwill amortization....................................................      1,664       1,891         2,111
  Nonrecurring charges.....................................................         --          --        27,563
                                                                              --------    --------    ----------
  Total costs and expenses.................................................    790,604     874,536     1,041,998
                                                                              --------    --------    ----------
Operating income...........................................................     61,363      70,093        45,959
Interest expense...........................................................    (32,044)    (42,784)      (49,674)
Other income (expense), net................................................     (1,455)     15,462        15,895
                                                                              --------    --------    ----------
Income before income taxes and extraordinary losses........................     27,864      42,771        12,180
Income taxes...............................................................    (10,809)    (16,680)       (4,628)
                                                                              --------    --------    ----------
Income before extraordinary losses.........................................     17,055      26,091         7,552
Extraordinary losses, net of income tax benefits of $11,101................         --          --       (18,113)
                                                                              --------    --------    ----------
Net income (loss)..........................................................   $ 17,055    $ 26,091    $  (10,561)
                                                                              --------    --------    ----------
                                                                              --------    --------    ----------


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   BUILDING MATERIALS CORPORATION OF AMERICA
                          CONSOLIDATED BALANCE SHEETS



                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                             --------    --------
                                                                                                 (THOUSANDS)
                                          ASSETS
Current Assets:
  Cash and cash equivalents...............................................................   $ 12,921    $ 24,987
  Investments in trading securities.......................................................     62,059      95,134
  Investments in available-for-sale securities............................................    161,290      56,461
  Investments in held-to-maturity securities..............................................        499       6,358
  Other short-term investments............................................................     19,488      22,671
  Accounts receivable, trade, less reserve of $2,752 and $4,035, respectively.............     13,643      24,249
  Accounts receivable, other..............................................................     50,839      54,795
  Receivable from related parties, net....................................................     11,303          --
  Inventories.............................................................................     72,254      93,364
  Other current assets....................................................................      6,243       4,144
                                                                                             --------    --------
    Total Current Assets..................................................................    410,539     382,163
Property, plant and equipment, net........................................................    241,946     314,400
Excess of cost over net assets of businesses acquired, net of accumulated amortization
  of $8,780 and $10,891, respectively.....................................................     70,046      72,093
Deferred income tax benefits..............................................................     35,981      60,427
Receivable from related parties...........................................................     31,661          --
Other assets..............................................................................     17,113      18,410
                                                                                             --------    --------
Total Assets..............................................................................   $807,286    $847,493
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term debt.........................................................................   $ 26,944    $     --
  Current maturities of long-term debt....................................................      3,801       4,273
  Accounts payable........................................................................     55,642      71,613
  Payable to related parties, net.........................................................         --       5,430
  Accrued liabilities.....................................................................     26,298      59,893
  Reserve for product warranty claims.....................................................     13,100      20,239
                                                                                             --------    --------
    Total Current Liabilities.............................................................    125,785     161,448
                                                                                             --------    --------
Long-term debt less current maturities....................................................    555,446     588,413
                                                                                             --------    --------
Reserve for product warranty claims.......................................................     23,881      28,393
                                                                                             --------    --------
Other liabilities.........................................................................     19,175      24,366
                                                                                             --------    --------
Commitments and Contingencies.............................................................
Stockholders' Equity:.....................................................................
  Series A Cumulative Redeemable Convertible Preferred Stock, $.01 par value per share;
    100,000 and 200,000 shares authorized, respectively; no shares issued.................         --          --
  Class A Common Stock, $.001 par value per share; 1,050,000 and 1,300,000 shares authorized, respectively; 1,000,010 and 1,015,010 shares issued and outstanding,
    respectively..........................................................................          1           1
  Class B Common Stock, $.001 par value per share; 0 and 100,000 shares authorized,
    respectively; 0 and 15,000 shares issued and outstanding, respectively................         --          --
  Additional paid-in capital..............................................................     86,910      89,400
  Accumulated deficit.....................................................................    (14,083)    (24,644)
  Accumulated other comprehensive income (loss)...........................................     10,171     (19,884)
                                                                                             --------    --------
Stockholders' Equity......................................................................     82,999      44,873
                                                                                             --------    --------
Total Liabilities and Stockholders' Equity................................................   $807,286    $847,493
                                                                                             --------    --------
                                                                                             --------    --------



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   BUILDING MATERIALS CORPORATION OF AMERICA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1996         1997         1998
                                                                              ---------    ---------    ---------
                                                                                          (THOUSANDS)
Cash and cash equivalents, beginning of year...............................   $  45,989    $ 124,560    $  12,921
                                                                              ---------    ---------    ---------
Cash provided by (used in) operating activities:
  Net income (loss)........................................................      17,055       26,091      (10,561)
  Adjustments to reconcile net income (loss) to net cash provided by (used
     in) operating activities:
       Extraordinary losses................................................          --           --       18,113
       Depreciation........................................................      23,857       22,936       26,579
       Goodwill amortization...............................................       1,664        1,891        2,111
       Deferred income taxes...............................................      10,609       16,481        4,128
       Noncash interest charges............................................      23,718       27,222       23,877
  (Increase) decrease in working capital items.............................     (14,905)      17,859       27,898
  Purchases of trading securities..........................................     (33,824)    (123,483)    (189,197)
  Proceeds from sales of trading securities................................      30,394       55,378      124,931
  (Increase) decrease in other assets......................................      (1,711)       1,773          483
  Increase (decrease) in other liabilities.................................      (4,158)      (9,356)       7,779
  Change in net receivable from/payable to related parties.................        (341)     (39,099)      42,242
  Other, net...............................................................         787       (8,001)       9,581
                                                                              ---------    ---------    ---------
Net cash provided by (used in) operating activities........................      53,145      (10,308)      87,964
                                                                              ---------    ---------    ---------
Cash provided by (used in) investing activities:
  Capital expenditures.....................................................     (25,629)     (46,844)     (71,073)
  Acquisitions.............................................................          --      (30,861)     (59,187)
  Proceeds from sale of assets.............................................          --           --       29,019
  Purchases of available-for-sale securities...............................    (139,355)    (223,804)     (89,324)
  Purchases of held-to-maturity securities.................................          --       (4,591)      (6,357)
  Purchases of other short-term investments................................        (660)          --           --
  Proceeds from sales of available-for-sale securities.....................     101,095      173,547      170,055
  Proceeds from held-to-maturity securities................................          --       11,361          499
                                                                              ---------    ---------    ---------
Net cash used in investing activities......................................     (64,549)    (121,192)     (26,368)
                                                                              ---------    ---------    ---------
Cash provided by (used in) financing activities:
  Proceeds (repayments) from sale of accounts receivable...................       8,015      (35,332)      (4,754)
  Increase (decrease) in short-term debt...................................          --       26,944      (26,944)
  (Increase) decrease in loan receivable from related party................          --       (6,152)       6,152
  Proceeds from issuance of debt...........................................      99,502       99,916      304,019
  Increase (decrease) in borrowings under revolving credit facility........          --       34,000      (34,000)
  Repayments of long-term debt.............................................     (34,856)      (3,521)    (287,904)
  Capital contribution from (distributions to) parent company..............      86,077      (91,000)          --
  Payments of asbestos claims..............................................     (66,224)      (3,062)          --
  Financing fees and expenses..............................................      (2,539)      (1,932)      (6,099)
                                                                              ---------    ---------    ---------
Net cash provided by (used in) financing activities........................      89,975       19,861      (49,530)
                                                                              ---------    ---------    ---------
Net change in cash and cash equivalents....................................      78,571     (111,639)      12,066
                                                                              ---------    ---------    ---------
Cash and cash equivalents, end of year.....................................   $ 124,560    $  12,921    $  24,987
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------

                   BUILDING MATERIALS CORPORATION OF AMERICA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1996         1997         1998
                                                                              ---------    ---------    ---------
                                                                                          (THOUSANDS)
Supplemental Cash Flow Information:
  Effect on cash from (increase) decrease in working capital items*:
     Accounts receivable...................................................   $  (5,122)   $   7,773    $  (4,018)
     Inventories...........................................................      (8,123)       8,001      (10,853)
     Other current assets..................................................         756       (3,029)       2,367
     Accounts payable......................................................      (4,096)      10,210       10,228
     Accrued liabilities...................................................       1,680       (5,096)      30,174
                                                                              ---------    ---------    ---------
Net effect on cash from (increase) decrease in working capital items.......   $ (14,905)   $  17,859    $  27,898
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------
Cash paid during the period for:
  Interest (net of amount capitalized).....................................   $   6,442    $  14,001    $  19,714
  Income taxes (including taxes paid pursuant to the Tax Sharing
     Agreement)............................................................         537          346        1,174

  Acquisition of Leatherback Industries business, net of $8 cash acquired:
     Fair market value of assets acquired..................................                $  27,167
     Purchase price of acquisition.........................................                   25,531
                                                                                           ---------
     Liabilities assumed...................................................                $   1,636
                                                                                           ---------
                                                                                           ---------
  Acquisition of Leslie-Locke business:
     Fair market value of assets acquired..................................                             $  59,318
     Purchase price of acquisition.........................................                                43,468
                                                                                                        ---------
     Liabilities assumed...................................................                             $  15,850
                                                                                                        ---------
                                                                                                        ---------


------------------


* Working capital items exclude cash and cash equivalents, short-term investments, short-term debt and net receivables from/payables to related parties. Working capital acquired in connection with acquisitions is reflected in "Acquisitions". The effects of reclassifications between noncurrent and current assets and liabilities are excluded from the amounts shown above. In addition, the increase in receivables shown above does not reflect the cash proceeds from the sale of certain of the Company's receivables (see Note 7); such proceeds are reflected in cash from financing activities. As discussed in Notes 1 and 2, in connection with the Separation Transactions, G-I Holdings made a noncash contribution to the Company in December 1996 of $2.8 million of available-for-sale securities, $7.1 million of held-to-maturity securities and $13.2 million of other short-term investments.



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   BUILDING MATERIALS CORPORATION OF AMERICA

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                               CAPITAL
                                                              STOCK AND    ACCUMULATED
                                                              ADDITIONAL      OTHER
                                                               PAID-IN     COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE
                                                               CAPITAL     INCOME (LOSS)    DEFICIT      INCOME (LOSS)
                                                              ----------   -------------   -----------   -------------
                                                                            (THOUSANDS)
Balance, December 31, 1995..................................   $ 73,374      $    (363)     $ (57,229)
  Comprehensive income--year ended December 31, 1996:
    Net income..............................................         --             --         17,055      $  17,055
                                                                                                           ---------
    Other comprehensive income, net of tax:
    Unrealized holding gains, net of income taxes of
       $1,883...............................................                     3,020                         3,020
    Less: Reclassification adjustment for gains included in
       net income, net of income tax effect of $1,550.......                     2,498                         2,498
                                                                             ---------                     ---------
    Unrealized gains on available-for-sale securities.......         --            522             --            522
    Minimum pension liability adjustment....................         --            552             --            552
                                                                                                           ---------
  Comprehensive income......................................                                               $  18,129
                                                                                                           ---------
                                                                                                           ---------
  Capital contribution from parent company..................    109,326             --             --
                                                               --------      ---------      ---------
Balance, December 31, 1996..................................   $182,700      $     711      $ (40,174)
  Comprehensive income--year ended December 31, 1997:
    Net income..............................................         --             --         26,091      $  26,091
                                                                                                           ---------
    Other comprehensive income, net of tax:
    Unrealized holding gains, net of income taxes of
       $5,043...............................................                     7,886                         7,886
    Less: Reclassification adjustment for losses included in
       net income, net of income tax effect of $1,548.......                    (2,422)                       (2,422)
                                                                             ---------                     ---------
    Unrealized gains on available-for-sale securities.......         --         10,308             --         10,308
    Minimum pension liability adjustment....................         --           (848)            --           (848)
                                                                                                           ---------
  Comprehensive income......................................                                               $  35,551
                                                                                                           ---------
                                                                                                           ---------
  Distributions to parent company...........................    (91,000)            --             --
  Transfer of Nashville, Tennessee plant to GAF Fiberglass
    Corporation.............................................     (4,789)            --             --
                                                               --------      ---------      ---------
Balance, December 31, 1997..................................   $ 86,911      $  10,171      $ (14,083)
  Comprehensive income (loss)--year ended December 31, 1998:
    Net loss................................................         --             --        (10,561)     $ (10,561)
                                                                                                           ---------
    Other comprehensive income, net of tax:
    Unrealized holding losses, net of income tax benefit of
       $10,409..............................................                   (16,504)                      (16,504)
    Less: Reclassification adjustment for gains included in
       net loss, net of income tax effect of $7,064.........                    11,526                        11,526
                                                                             ---------                     ---------
    Change in unrealized loss on available-for-sale
       securities...........................................         --        (28,030)            --        (28,030)
    Minimum pension liability adjustment....................         --         (2,025)            --         (2,025)
                                                                                                           ---------
  Comprehensive income (loss)...............................                                               $ (40,616)
                                                                                                           ---------
                                                                                                           ---------
  Issuance of 30,000 shares of restricted common stock......      2,490             --             --
                                                               --------      ---------      ---------
Balance, December 31, 1998..................................   $ 89,401      $ (19,884)     $ (24,644)
                                                               --------      ---------      ---------
                                                               --------      ---------      ---------



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   BUILDING MATERIALS CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Building Materials Corporation of America ("BMCA" or the "Company") was formed on January 31, 1994 and is a 97%-owned subsidiary of GAF Building Materials Corporation ("GAFBMC"), which is a wholly-owned subsidiary of G Industries Corp. ("G Industries"). G Industries is a wholly-owned subsidiary of G-I Holdings Inc. ("G-I Holdings"), which is a wholly-owned subsidiary of GAF Corporation ("GAF").



NOTE 1. FORMATION OF THE COMPANY



     Effective as of January 31, 1994, GAFBMC transferred to the Company all of its business and assets, other than three closed manufacturing facilities, certain deferred tax assets and receivables from affiliates. The Company recorded the assets and liabilities related to such transfer at GAFBMC's historical costs. The Company contractually assumed all of GAFBMC's liabilities, except (i) all of GAFBMC's environmental liabilities, other than environmental liabilities relating to the Company's plant sites and its business as then-conducted, (ii) all of GAFBMC's tax liabilities, other than tax liabilities arising from the operations or business of the Company and (iii) all of GAFBMC's asbestos-related liabilities, other than the first $204.4 million of such liabilities (whether for indemnity or defense) relating to then-pending asbestos-related bodily injury cases and previously settled asbestos-related bodily injury cases which the Company contractually assumed and agreed to pay. G-I Holdings and GAFBMC have agreed, jointly and severally, to indemnify the Company from liabilities not assumed by the Company, including asbestos-related and environmental liabilities not expressly assumed by the Company. See Note 3.



     The Company's Consolidated Financial Statements have been prepared on a basis which retroactively reflects the formation of the Company, as discussed above, for all periods presented prior to 1995, except that the Company's assumption of $204.4 million of asbestos-related liabilities described above and related income tax benefits of $79.7 million have been reflected as a charge of $124.7 million to stockholder's equity upon the Company's formation as of January 31, 1994.



     In October 1995, G-I Holdings acquired all of the outstanding shares of U.S. Intec, Inc. ("U.S. Intec"), which manufactures commercial roofing products, for a purchase price of $27.5 million and assumed $35.0 million of U. S. Intec's indebtedness. As of January 1, 1997, U.S. Intec became a wholly-owned subsidiary of the Company through a capital contribution to the Company by G-I Holdings. Accordingly, the Company's historical consolidated financial statements include U.S. Intec's results of operations and cash flows from the date of its acquisition by G-I Holdings (October 20, 1995), including sales and net income of $99.0 and $1.3 million, respectively, for the year ended December 31, 1996. The Company recorded the assets and liabilities of U.S. Intec at G-I Holdings' purchase accounting basis.



     On January 1, 1997, GAF effected a series of transactions involving its subsidiaries (the "Separation Transactions") that resulted in, among other things, (i) the approximately 83.5% of the issued and outstanding common stock of International Specialty Products Inc. ("ISP"), an affiliate, owned by a subsidiary of GAF, being distributed to ISP Holdings Inc., a subsidiary of GAF, and the capital stock of ISP Holdings being distributed to the stockholders of GAF, (ii) the Company's glass fiber manufacturing facility in Nashville, Tennessee, and certain related assets and liabilities, being transferred to GAF Fiberglass Corporation ("GFC"), (iii) U.S. Intec becoming a subsidiary of the Company and (iv) G-I Holdings making a contribution to the Company in December 1996 of $82.5 million in cash and short-term investments. As a result of the Separation Transactions, ISP Holdings and ISP are no longer direct or indirect subsidiaries of GAF, while the Company and GFC have remained subsidiaries of GAF. On July 15, 1998, ISP merged with and into ISP Holdings and ISP Holdings changed its name to International Specialty Products Inc. The Company recorded the transfer of the Nashville facility as a distribution to its indirect parent, G-I Holdings, at its net book value. G-I Holdings then made a capital contribution to GFC equal to such net book value. The results of operations, cash flows and assets and liabilities of the Nashville facility are included in the Company's consolidated financial statements for all periods prior to the date of transfer of January 1, 1997.



     The parent corporations of the Company are GAF, G-I Holdings, G Industries and GAFBMC. Except for the Company, the only other significant asset of such parent corporations is GFC. As a result of the Separation

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 1. FORMATION OF THE COMPANY--(CONTINUED)



Transactions, dividends from ISP are not available to GAF and G-I Holdings, and loans from ISP to GAF, G-I Holdings and the Company are prohibited by certain of ISP's debt instruments.



NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  Principles of Consolidation



     All subsidiaries are consolidated and intercompany transactions have been eliminated.



  Financial Statement Estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates. Actual results could differ from those estimates. In the opinion of management, the financial statements herein contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. The Company has a policy to review the recoverability of long-lived assets and identify and measure any potential impairments. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources, subject to the matters discussed in Note 15 (Commitments and Contingencies).



  Short-term Investments



     For securities classified as "trading" (including short positions), unrealized gains and losses are reflected in income. For securities classified as "available-for-sale," unrealized gains and losses, net of income tax effect, are included in a separate component of stockholders' equity, "Accumulated other comprehensive income (loss)," and were $11.1 and $(16.9) million as of December 31, 1997 and 1998, respectively. Investments classified as "held-to-maturity" securities are carried at amortized cost in the Consolidated Balance Sheets.



     "Other income (expense), net" includes $6.4, $26.4 and $21.5 million of net realized and unrealized gains on securities in 1996, 1997 and 1998, respectively. The determination of cost in computing realized gains and losses is based on the specific identification method.



     In connection with the Separation Transactions (see Note 1), in December 1996, G-I Holdings made a capital contribution to the Company of $2.8 million of available-for-sale securities, $7.1 million of held-to-maturity securities and $13.2 million of other short-term investments.



     As of December 31, 1997 and 1998, the market value of the Company's equity securities held long was $223.0 and $172.5 million, respectively, and the Company had $18.6 and $144.1 million, respectively, of short positions in common stocks, based on market value. As of December 31, 1997 and 1998, the market value of the Company's held-to-maturity securities was $0.5 and $6.4 million, respectively. The Company enters into equity-related financial instruments with off-balance-sheet risk as a means to manage its exposure to market fluctuations on its short-term investments. As of December 31, 1998, the market value of equity-related short contracts was $143.2 million, while the value of equity-related long contracts was $35.2 million, both of which are marked-to-market each month, with unrealized gains and losses included in results of operations. The market values referred to above are based on quotations as reported by various stock exchanges and major broker-dealers. With respect to its investments in securities, the Company is exposed to the risk of market loss.



     "Other short-term investments" are investments in limited partnerships which are accounted for by the equity method. Gains and losses are reflected in "Other income (expense), net." Liquidation of partnership interests generally require a 30 to 45 day notice period.



     Cash and cash equivalents include cash on deposit and debt securities purchased with original maturities of three months or less.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


  Inventories



     Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for a portion of the Company's inventories. All other inventories are determined principally based on the FIFO (first-in, first-out) method.



  Property, Plant and Equipment



     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. The Company uses an economic life of 5-25 years for land improvements, 10-40 years for buildings and building equipment, and 3-20 years for machinery and equipment, which includes furniture and fixtures. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment.



  Excess of Cost Over Net Assets of Businesses Acquired ("Goodwill")



     Goodwill is amortized on the straight-line method over a period of approximately 40 years. The Company believes that the goodwill is recoverable. To determine if goodwill is recoverable, the Company compares the net carrying amount to undiscounted projected cash flows of the underlying businesses to which the goodwill pertains. If goodwill is not recoverable, the Company would record an impairment based on the difference between the net carrying amount and fair value.



  Debt Issuance Costs



     Debt issuance costs are amortized to expense over the life of the related debt.



  Revenue Recognition



     Revenue is recognized at the time products are shipped to the customer.



  Interest Rate Swaps



     Gains (losses) on interest rate swap agreements ("swaps") are deferred and amortized as a reduction (increase) of interest expense over the shorter of the remaining life of the swaps or the remaining period to maturity of the debt issue with respect to which the swaps were entered.



  Research and Development



     Research and development expenses are charged to operations as incurred and were $4.5, $5.4 and $6.0 million in 1996, 1997 and 1998, respectively.



  Warranty Claims



     The Company provides certain limited warranties covering most of its residential roofing products for periods ranging from 20 to 40 years. The Company also offers limited warranties and guarantees of varying duration on its commercial roofing products and limited warranties covering most of its specialty building products and accessories for periods ranging from 5 to 10 years. Income from warranty contracts related to commercial roofing products is recognized over the life of the agreements. The Company believes that the reserves established for estimated probable future warranty claims are adequate.



     The Company's 1997 Consolidated Statement of Operations includes a provision of $3.0 million in connection with the Company's estimated obligations related to product warranty claims for a discontinued product. See also Note 5.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)



  Environmental Liability



     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters. The Company estimates that its liability in respect of such environmental matters, and certain other environmental compliance expenses, as of December 31, 1998, is $0.8 million, before reduction for insurance recoveries reflected on its balance sheet of $0.8 million. The Company's liability is reflected on an undiscounted basis. See
Item 3, "Legal Proceedings--Environmental Litigation," which is incorporated herein by reference, for further discussion with respect to environmental liabilities and estimated insurance recoveries.



  Accumulated Other Comprehensive Income



     In June 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting comprehensive income and its components in annual and interim financial statements. The Company adopted SFAS No. 130 as of January 1, 1998 and has reclassified financial statements for earlier periods. In the Company's case, comprehensive income includes net income, unrealized gains and losses from investments in available-for-sale securities, net of income tax effect, and minimum pension liability adjustments. The Company has chosen to disclose Comprehensive Income in the Consolidated Statements of Stockholders' Equity.



     Changes in the components of "Accumulated other comprehensive income
(loss)" for the years 1996, 1997 and 1998 are as follows:



                                                            UNREALIZED GAINS       MINIMUM      ACCUMULATED
                                                             (LOSSES) ON           PENSION         OTHER
                                                            AVAILABLE-FOR-SALE    LIABILITY     COMPREHENSIVE
                                                             SECURITIES           ADJUSTMENT    INCOME (LOSS)
                                                            ------------------    ----------    -------------
                                                                               (THOUSANDS)
Balance, December 31, 1995...............................        $    272          $   (635)      $    (363)
Change for the year 1996.................................             522               552           1,074
                                                                 --------          --------       ---------
Balance, December 31, 1996...............................        $    794          $    (83)      $     711
Change for the year 1997.................................          10,308              (848)          9,460
                                                                 --------          --------       ---------
Balance, December 31, 1997...............................        $ 11,102          $   (931)      $  10,171
Change for the year 1998.................................         (28,030)           (2,025)        (30,055)
                                                                 --------          --------       ---------
Balance, December 31, 1998...............................        $(16,928)         $ (2,956)      $ (19,884)
                                                                 --------          --------       ---------
                                                                 --------          --------       ---------



  New Accounting Standard



     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but may be adopted earlier. If the Company had adopted SFAS No. 133 for the year ended
December 31, 1998, there would have been no significant impact on results of operations. The Company has not yet determined the timing, method or effect on the Consolidated Balance Sheets of adoption of SFAS No. 133.



NOTE 3. ASBESTOS-RELATED BODILY INJURY CLAIMS



     In connection with its formation, the Company contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 3. ASBESTOS-RELATED BODILY INJURY CLAIMS--(CONTINUED)



("Asbestos Claims") of its parent, GAFBMC. As of March 30, 1997, the Company had paid all of its assumed asbestos-related liabilities. See also Note 1. G-I Holdings and GAFBMC have jointly and severally agreed to indemnify the Company against any other existing or future claims related to asbestos-related liabilities if asserted against the Company.



     GAF has advised the Company that, as of December 28, 1998, it is defending approximately 113,800 pending alleged Asbestos Claims (having received notice of approximately 93,500 new Asbestos Claims during 1998) and has resolved approximately 293,500 Asbestos Claims (including approximately 59,000 in 1998). GAF has advised the Company that it believes that a significant portion of the claims filed in 1998 were already pending against other defendants for some period of time, with GAF being added as a defendant upon the lifting in 1997 of the injunction relating to the Georgine class action settlement. This injunction prevented plaintiffs from filing or proceeding with their Asbestos Claims other than in accordance with the Georgine class action settlement, which was rendered inoperable in 1997 by a United States Supreme Court ruling. GAF's current estimated average cost for Asbestos Claims resolved in 1998 (including Asbestos Claims disposed of at no cost to GAF) is approximately $3,500 per claim. Substantially all of the costs in respect of these Asbestos Claims will be paid over several years. There can be no assurance that the actual costs of resolving pending and future Asbestos Claims will approximate GAF's estimated average costs for the Asbestos Claims resolved in 1998.



     GAF has stated that it is committed to effecting a comprehensive resolution of Asbestos Claims, that it is exploring a number of options to accomplish such resolution, but there can be no assurance that this effort will be successful.



     The Company believes that it will not sustain any additional liability in connection with asbestos-related claims. While the Company cannot predict whether any asbestos-related claims will be asserted against it or its assets, or the outcome of any litigation relating to such claims, it believes that it has meritorious defenses to such claims. Moreover, it has been jointly and severally indemnified by G-I Holdings and GAFBMC with respect to such claims. Should GAF or GAFBMC be unable to satisfy judgments against it in asbestos-related lawsuits, its judgment creditors might seek to enforce their judgments against the assets of GAF or GAFBMC, including its holdings of common stock of the Company, and such enforcement could result in a change of control with respect to the Company. See Note 10 for information regarding the Company's debt instruments and facilities.



     For a further discussion with respect to the foregoing, see Item 3, "Legal Proceedings," which is incorporated herein by reference.



NOTE 4. ACQUISITIONS AND DISPOSITION



     On March 14, 1997, the Company acquired the assets of the Leatherback Industries division of Hollinee Corporation, which is engaged in the manufacture and sale of asphalt-saturated felts and other felt and construction paper products. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair values of the identifiable net assets acquired, and the excess was recorded as goodwill. The results of the Leatherback business, including sales of $30.2 million for 1997, are included from the date of acquisition; the net effects of this acquisition were not material to 1997 results of operations.



     Effective June 1, 1998, the Company purchased for approximately $43.5 million substantially all of the assets of Leslie-Locke Inc. ("Leslie-Locke"), a wholly-owned subsidiary of Leslie Building Products, Inc., which manufactures and markets a variety of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries from manufacturing facilities in Burgaw, North Carolina and Compton, California. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair values of the identifiable net assets acquired, and the excess was recorded as goodwill. The results of the Leslie-Locke business, including sales of

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 4. ACQUISITIONS AND DISPOSITION--(CONTINUED)



$53.3 million for 1998, are included from the date of acquisition; the net effects of this acquisition were not material to 1998 results of operations.



     Effective December 1, 1998, the Company sold its perlite insulation manufacturing assets to Johns Manville Corporation for net cash proceeds of approximately $29.0 million. The pre-tax gain as a result of this sale was not significant to the Company's results of operations. In addition, as part of the transaction, Johns Manville and the Company entered into a long-term agreement to supply the Company with perlite insulation products, which will enable the Company to continue to serve its commercial roofing customers. As a result, the sale is not expected to have a material impact on the Company's results of operations.



NOTE 5. NONRECURRING CHARGES



     The Company recorded pre-tax nonrecurring charges in the third quarter of 1998 aggregating $27.6 million, of which $20.0 million related to the settlement of a national class action lawsuit involving asphalt shingles manufactured between January 1, 1973 and December 31, 1997. Under the terms of the September 1998 settlement, which has been granted preliminary approval by the court pending the outcome of a fairness hearing, the Company will provide property owners whose GAF shingles were manufactured during this period and which suffer certain damages during the term of their original warranty period, and who file a qualifying claim, with an opportunity to receive certain limited benefits beyond those already provided in their existing warranty. If the court grants final approval of this settlement, the settlement will resolve a class action filed against GAFBMC in Mobile County, Alabama. Several other class action lawsuits that had been brought against GAFBMC in 1996 and 1997 were stayed pending final approval of the Mobile County, Alabama class action. Each of these lawsuits had alleged that certain GAF shingles were defective and sought unspecified damages. The Company agreed to the settlement, payments against which will be made over a number of years, to avoid the expense required to defend such litigation. The Company believes the court will grant final approval of the settlement, although there can be no assurance in that regard. If the court does not grant final approval and the settlement agreement is rendered inoperable, the Mobile County, Alabama action would continue as if no settlement agreement had existed. In addition, the stays of the other class actions could be lifted and those actions could continue. In that event, the Company would reverse the pre-tax nonrecurring charge of $20.0 million related to the settlement.



     In July 1998, the Company recorded a pre-tax nonrecurring charge of $7.6 million related to a grant to its President and Chief Executive Officer of 30,000 shares of restricted common stock of the Company and related cash payments to be made over a period of time (substantially all of which is earned) in connection with the termination by an affiliate of preferred stock options and stock appreciation rights held by such officer.



NOTE 6. INCOME TAXES



     Income tax provision, which has been computed on a separate return basis, consists of the following:



                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996        1997       1998
                                                                         --------    --------    -------
                                                                                   (THOUSANDS)
Federal--deferred.....................................................   $ (9,241)   $(14,081)   $(4,082)
                                                                         --------    --------    -------
State and local:
  Current.............................................................       (200)       (200)      (500)
  Deferred............................................................     (1,368)     (2,399)       (46)
                                                                         --------    --------    -------
     Total state and local............................................     (1,568)     (2,599)      (546)
                                                                         --------    --------    -------
Income tax provision..................................................   $(10,809)   $(16,680)   $(4,628)
                                                                         --------    --------    -------
                                                                         --------    --------    -------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 6. INCOME TAXES--(CONTINUED)



     The differences between the income tax provision computed by applying the statutory Federal income tax rate to pre-tax income, and the income tax provision reflected in the Consolidated Statements of Operations are as follows:



                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996        1997       1998
                                                                         --------    --------    -------
                                                                                   (THOUSANDS)
Statutory provision...................................................   $ (9,752)   $(14,970)   $(4,263)
Impact of:
  State and local taxes, net of Federal benefits......................     (1,019)     (1,689)      (355)
  Nondeductible goodwill amortization.................................       (484)       (564)      (641)
  Other, net..........................................................        446         543        631
                                                                         --------    --------    -------
Income tax provision..................................................   $(10,809)   $(16,680)   $(4,628)
                                                                         --------    --------    -------
                                                                         --------    --------    -------



     The components of the net deferred tax assets are as follows:



                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997        1998
                                                                          --------    --------
                                                                              (THOUSANDS)
Deferred tax liabilities related to property, plant and equipment......   $(14,742)   $(14,803)
                                                                          --------    --------
Deferred tax assets related to:
  Expenses not yet deducted for tax purposes...........................     29,294      47,507
  Net operating losses not yet utilized under the Tax Sharing
     Agreement.........................................................     21,429      27,723
                                                                          --------    --------
Total deferred tax assets..............................................     50,723      75,230
                                                                          --------    --------
Net deferred tax assets................................................   $ 35,981    $ 60,427
                                                                          --------    --------
                                                                          --------    --------



     As of December 31, 1998, the Company had $73.0 million of net operating loss carryforwards available to offset future taxable income, as follows:



 YEAR OF
EXPIRATION   (THOUSANDS)
----------   -----------
  2009....     $26,705
  2010....       4,271
  2011....      41,982
               -------
               $72,958
               -------
               -------



     Management has determined, based on the Company's history of prior earnings and its expectations for the future, that future taxable income will more likely than not be sufficient to utilize fully the deferred tax assets recorded.



     The Company and its subsidiaries entered into a tax sharing agreement (the "Tax Sharing Agreement") dated January 31, 1994 with GAF and G-I Holdings under which the Company is obligated to pay G-I Holdings an amount equal to those Federal income taxes the Company would have incurred if the Company (on behalf of itself and its subsidiaries) filed its own Federal income tax return. Unused tax attributes will carry forward for use in reducing amounts payable by the Company to G-I Holdings in future years, but cannot be carried back. If the Company were no longer a member of the GAF consolidated tax group (the "GAF Group"), it would be required to pay to G-I Holdings the value of any tax attributes it would succeed to under the consolidated return regulations to the extent such attributes reduced the amounts otherwise payable by the Company under the Tax Sharing Agreement. Under certain circumstances, the provisions of the Tax Sharing Agreement could result in

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 6. INCOME TAXES--(CONTINUED)



the Company having a greater liability thereunder than it would have had if it (and its subsidiaries) had filed its own separate Federal income tax return. Under the Tax Sharing Agreement, the Company and each of its subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of GAF or its subsidiaries for years prior to the adoption of the Tax Sharing Agreement that relate to the business or assets of the Company or any subsidiary of the Company. Although, as a member of the GAF Group, the Company is severally liable for all Federal income tax liabilities of every member of the GAF Group, including tax liabilities not related to the business of the Company, G-I Holdings and GAF have agreed to indemnify the Company and its subsidiaries for all tax liabilities of the GAF Group other than tax liabilities (i) arising from the operations of the Company and its subsidiaries and (ii) for tax years pre-dating the Tax Sharing Agreement that relate to the business or assets of the Company and its subsidiaries. The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the Tax Sharing Agreement, GAF makes all decisions with respect to all matters relating to taxes of the GAF Group. The provisions of the Tax Sharing Agreement take into account both the Federal income taxes the Company would have incurred if it filed its own separate Federal income tax return and the fact that the Company is a member of the GAF Group for Federal income tax purposes. In accordance with the Tax Sharing Agreement, effective January 31, 1994, tax benefits generated by net operating losses and credits will reduce future tax sharing payments to G-I Holdings.



     On September 15, 1997, GAF received a notice from the Internal Revenue Service (the "Service") of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhone-Poulenc Surfactants and Specialties, L.P. (the "surfactants partnership"), a partnership in which GFC holds an interest. The claim of the Service for interest and penalties, after taking into account the effect on the use of net operating losses and foreign tax credits, could result in GAF incurring liabilities significantly in excess of the deferred tax liability of $131.4 million that it recorded in 1990 in connection with this matter. GAF has advised the Company that it believes that it will prevail in this matter, although there can be no assurance in this regard. However, if GAF is unsuccessful in challenging its tax deficiency notice, the ability of GAF to satisfy its tax obligation would be dependent on the cash flows of the Company and GFC. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on its business, financial position or results of operations. GAF, G-I Holdings and certain subsidiaries of GAF have agreed to jointly and severally indemnify the Company against any tax liability associated with the surfactants partnership, which the Company would be severally liable for, together with GAF and several current and former subsidiaries of GAF, should GAF be unable to satisfy such liability.



NOTE 7. SALE OF ACCOUNTS RECEIVABLE



     In March 1993, the Company sold its trade accounts receivable ("receivables") to a trust, without recourse, pursuant to an agreement which provided for a maximum of $75 million in cash to be made available to the Company based on eligible receivables outstanding from time to time. In November 1996, the Company entered into new agreements, pursuant to which it sold the receivables to a special purpose subsidiary of the Company, BMCA Receivables Corporation, without recourse, which in turn sold them to a new trust, without recourse. The new agreements provide for a maximum of $115 million in cash to be made available to the Company based on eligible receivables outstanding from time to time. This facility expires in December 2001. The excess of accounts receivable sold over the net proceeds received is included in "Accounts receivable, other." The effective cost to the Company varies with LIBOR and is included in "Other income (expense), net" and amounted to $5.2, $5.1 and $5.1 million in 1996, 1997 and 1998, respectively.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 8. INVENTORIES



     At December 31, 1997 and 1998, $7.8 and $10.2 million, respectively, of inventories were valued using the LIFO method. Inventories consist of the following:



                                                                              DECEMBER 31,
                                                                           ------------------
                                                                            1997       1998
                                                                           -------    -------
                                                                              (THOUSANDS)
Finished goods..........................................................   $38,459    $58,266
Work in process.........................................................    10,180      8,488
Raw materials and supplies..............................................    24,670     27,296
                                                                           -------    -------
  Total.................................................................    73,309     94,050
Less LIFO reserve.......................................................    (1,055)      (686)
                                                                           -------    -------
Inventories.............................................................   $72,254    $93,364
                                                                           -------    -------
                                                                           -------    -------



NOTE 9. PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment consists of the following:



                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997        1998
                                                                         --------    --------
                                                                             (THOUSANDS)
Land and land improvements............................................   $ 26,052    $ 26,851
Buildings and building equipment......................................     48,525      55,917
Machinery and equipment (including equipment under capitalized leases
  of $15,466 and $12,468--see Note 10)................................    183,108     217,094
Construction in progress..............................................     40,775      78,337
                                                                         --------    --------
  Total...............................................................    298,460     378,199
Less accumulated depreciation and amortization........................    (56,514)    (63,799)
                                                                         --------    --------
Property, plant and equipment, net....................................   $241,946    $314,400
                                                                         --------    --------
                                                                         --------    --------



NOTE 10. LONG-TERM DEBT



     Long-term debt consists of the following:



                                                                            DECEMBER 31,
                                                                         --------------------
                                                                           1997        1998
                                                                         --------    --------
                                                                             (THOUSANDS)
11 3/4% Senior Deferred Coupon Notes due 2004.........................   $261,203    $ 28,273
7 3/4% Senior Notes due 2005..........................................         --     149,401
8 5/8% Senior Notes due 2006..........................................     99,554      99,604
8% Senior Notes due 2007..............................................     99,268      99,343
8% Senior Notes due 2008..............................................         --     154,165
Borrowings under revolving credit facility............................     34,000          --
Industrial revenue bonds with various interest rates and maturity
  dates to 2012.......................................................     11,125      11,125
Obligations on mortgaged properties...................................      4,230       3,248
Obligations under capital leases (Note 15)............................     49,594      46,814
Other notes payable...................................................        273         713
                                                                         --------    --------
  Total...............................................................    559,247     592,686
Less current maturities...............................................     (3,801)     (4,273)
                                                                         --------    --------
Long-term debt less current maturities................................   $555,446    $588,413
                                                                         --------    --------
                                                                         --------    --------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 10. LONG-TERM DEBT--(CONTINUED)



     On December 3, 1998, the Company issued $155 million in aggregate principal amount of 8% Senior Notes due 2008 (the "2008 Notes"). The Company used substantially all of the net proceeds from such issuance to purchase, and subsequently cancel, $147.1 million in aggregate principal amount at maturity of the Company's 11 3/4% Senior Deferred Coupon Notes due 2004 (the "Deferred Coupon Notes"). In connection with this purchase, the Company recorded an after-tax extraordinary charge of $8.8 million.



     On July 17, 1998, the Company issued $150 million in aggregate principal amount of 7 3/4% Senior Notes due 2005 (the "2005 Notes"). The Company used substantially all of the net proceeds from such issuance to purchase, and subsequently cancel, $132.6 million in aggregate principal amount at maturity of the Company's Deferred Coupon Notes. In connection with this purchase, the Company recorded an after-tax extraordinary charge of $9.3 million.



     In October 1997, the Company issued $100 million in aggregate principal amount of 8% Senior Notes due 2007 (the "2007 Notes"). In December 1996, the Company issued $100 million in aggregate principal amount of 8 5/8% Senior Notes due 2006 (the "8 5/8% Notes"). In June 1994, the Company issued $310 million in principal amount of Deferred Coupon Notes for net proceeds of $169.3 million. The Deferred Coupon Notes will accrete to face value on July 1, 1999, and cash interest will accrue from and after that date. Holders of the Deferred Coupon Notes, the 2005 Notes, the 2007 Notes, the 2008 Notes and the 8 5/8% Notes have the right under the indentures governing such notes to require the Company to purchase the Deferred Coupon Notes at a price of 101% of Accreted Value (as defined therein) and the 2005 Notes, the 2007 Notes, the 2008 Notes and the 8 5/8% Notes (collectively, the "Other Senior Notes") at a price of 101% of the principal amount thereof, and the Company has the right to redeem the Deferred Coupon Notes at Accreted Value and the Other Senior Notes at a price of 101% of the principal amount thereof, plus, in each case, the Applicable Premium (as defined therein), together with any accrued and unpaid interest, in the event of a Change of Control (as defined therein).



     The indentures relating to the Deferred Coupon Notes, the Other Senior Notes and the Credit Agreement (see below) contain covenants that, among other things, limit the ability of the Company and its subsidiaries to pay certain dividends or make certain other restricted payments and restricted investments, incur liens, engage in transactions with affiliates, and agree to certain additional limitations on dividends and other payment restrictions affecting subsidiaries. As of December 31, 1998, after giving effect to the most restrictive of the aforementioned restrictions, the Company could have paid dividends and other restricted payments of up to $79.4 million. Additional borrowings by the Company are subject to certain covenants contained in the indentures relating to the Other Senior Notes and the Credit Agreement. The Company is currently limited by certain of these covenants from incurring additional debt, except under certain limited circumstances including under the Credit Agreement and the refinancing of existing debt.



     In connection with the Deferred Coupon Notes, the Company entered into interest rate swap agreements ("swaps") with banks, with an aggregate ending notional principal amount of $142.0 million and a final maturity of July 1, 1999, all of which were terminated as of June 28, 1998. In 1997, the Company terminated swaps with an aggregate ending notional principal amount of $82.0 million, resulting in gains totaling $2.1 million. In June 1998, the Company terminated swaps with an aggregate ending notional principal amount of $60.0 million, resulting in gains of $0.7 million. The gains have been deferred and are being amortized as a reduction of interest expense over the remaining original life of the swaps. As a result of the swaps, the effective interest cost to the Company of the portion of the Deferred Coupon Notes covered by the swaps varied at a fixed spread over LIBOR.



     In August 1997, the Company entered into a new three-year bank credit facility (the "Credit Agreement"). The terms of the Credit Agreement provide for a $75 million revolving credit facility, the full amount of which is available for letters of credit, provided that total borrowings and outstanding letters of credit may not exceed $75 million in the aggregate. As of December 31, 1998, $29.9 million of letters of credit were outstanding and no borrowings were outstanding under the Credit Agreement. Under the terms of the Credit Agreement, the

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 10. LONG-TERM DEBT--(CONTINUED)



Company is subject to certain financial covenants, including interest coverage and leverage ratios, and dividends and other restricted payments are limited. Additionally, if a change of control (as defined in the Credit Agreement) occurs, the credit facility could be terminated and the loans thereunder accelerated by the lenders party thereto, an event which could also cause the Deferred Coupon Notes and the Other Senior Notes to be accelerated. As of December 31, 1998, the Company was in compliance with such covenants. The Credit Agreement replaced previous bank credit facilities which provided up to $42 million in total borrowings and outstanding letters of credit.



     In December 1995, the Company consummated a $40 million sale-leaseback of certain equipment located at its Chester, South Carolina roofing facility, in a transaction accounted for as a capital lease, and the gain has been deferred. The lessor was granted a security interest in certain equipment at the Chester facility. The lease term extends to December 2005. In December 1994, the Company consummated a $20.4 million sale-leaseback of certain equipment located at its Baltimore, Maryland roofing facility, in a transaction accounted for as a capital lease, and the gain has been deferred. The lessor was granted a security interest in the land, buildings, and certain equipment at the Baltimore facility. The lease term extends to December 2004. In December 1993, the Company obtained a loan of $7.3 million, which is secured by manufacturing equipment located at its Dallas plant. The loan is being repaid over a seven-year period and has a fixed interest rate. The Company has two industrial revenue bond issues outstanding, which bear interest at short-term floating rates. Interest rates on the foregoing obligations ranged between 3.60% and 8.87% as of December 31, 1998.



     The Company believes that the fair value of its non-public indebtedness approximates the book value of such indebtedness, because the interest rates on such indebtedness are at floating short-term rates. With respect to the Company's publicly traded debt securities, the Company has obtained estimates of the fair values from an independent source believed to be reliable. The estimated fair value of the Deferred Coupon Notes as of December 31, 1997 and 1998 was $293.0 and $28.8 million, respectively. The estimated fair value of the 8 5/8% Notes as of December 31, 1997 and 1998 was $103.6 and $101.3 million, respectively. The estimated fair value of the 2007 Notes as of December 31, 1997 and 1998 was $99.6 and $99.1 million, respectively. The estimated fair value of the 2005 Notes and the 2008 Notes as of December 31, 1998 was $147.2 and
$154.8 million, respectively.



     The aggregate maturities of long-term debt as of December 31, 1998 for the next five years are as follows:



                                                                (THOUSANDS)
                                                                -----------
1999.........................................................     $ 4,273
2000.........................................................       6,228
2001.........................................................       5,026
2002.........................................................      14,988
2003.........................................................      20,244



     In the above table, maturities for the year 2002 include $11.7 million related to the Baltimore capital lease. Maturities for the year 2003 include $20.2 million related to the Chester capital lease.

                   BUILDING MATERIALS CORPORATION OF AMERICA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 11. BENEFIT PLANS



     Eligible, full-time employees of the Company are covered by various benefit plans, as described below.



  Defined Contribution Plan



     The Company provides a defined contribution plan for eligible employees. The Company contributes up to 7% of participants' compensation and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by a Company-provided postretirement medical benefit plan. The aggregate contributions by the Company were $3.0, $3.5 and $4.2 million for 1996, 1997 and 1998, respectively.



     U.S. Intec provides a defined contribution plan for eligible employees. U.S. Intec may contribute a discretionary matching contribution equal to 100% of each participant's eligible contributions each plan year up to a maximum of $500 for each participant. Such contributions by U.S. Intec were $0.2, $0.1 and $0.1 million for 1996, 1997, and 1998, respectively.



  Defined Benefit Plans



     The Company provides a noncontributory defined benefit retirement plan for hourly employees (the "Hourly Retirement Plan"). Benefits under this plan are based on stated amounts for each year of service. The Company's funding policy is consistent with the minimum funding requirements of ERISA.



     The Company's net periodic pension cost for the Hourly Retirement Plan included the following components:



                                                                    YEAR ENDED DECEMBER 31,
                                                                   ---------------------------
                                                                   1996      1997       1998
                                                                   -----    -------    -------
                                                                           (THOUSANDS)
Service cost....................................................   $ 631    $   658    $   754
Interest cost...................................................     686        754        842
Expected return on plan assets..................................    (829)    (1,034)    (1,296)
Amortization of unrecognized prior service cost.................      35         30         31
                                                                   -----    -------    -------
Net periodic pension cost.......................................   $ 523    $   408    $   331
                                                                   -----    -------    -------
                                                                   -----    -------    -------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 11. BENEFIT PLANS--(CONTINUED)



     The following tables set forth, for the years 1997 and 1998, reconciliations of the beginning and ending balances of the benefit obligation, fair value of plan assets, funded status, amounts recognized in the Consolidated Balance Sheets and changes in Accumulated Other Comprehensive Income (Loss) related to the Hourly Retirement Plan:



                                                                             DECEMBER 31,
                                                                           ------------------
                                                                            1997       1998
                                                                           -------    -------
                                                                              (THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year...............................   $10,028    $11,817
  Service cost..........................................................       658        754
  Interest cost.........................................................       754        842
  Actuarial losses......................................................       765        492
  Benefits paid.........................................................      (388)      (450)
                                                                           -------    -------
  Benefit obligation at end of year.....................................    11,817     13,455
                                                                           -------    -------
Change in plan assets:
  Fair value of plan assets at beginning of year........................     9,530     11,472
  Actual return on plan assets..........................................       951       (237)
  Employer contributions................................................     1,379        757
  Benefits paid.........................................................      (388)      (450)
                                                                           -------    -------
  Fair value of plan assets at end of year..............................    11,472     11,542
                                                                           -------    -------
Reconciliation of funded status:
  Funded status.........................................................      (345)    (1,913)
  Unrecognized prior service cost.......................................       307        277
  Unrecognized actuarial losses.........................................       931      2,956
                                                                           -------    -------
  Net amount recognized in Consolidated Balance Sheets..................   $   893    $ 1,320
                                                                           -------    -------
                                                                           -------    -------
Amounts recognized in Consolidated Balance Sheets:
  Accrued benefit cost..................................................   $  (345)   $(1,913)
  Intangible asset......................................................       307        277
  Accumulated other comprehensive (income) loss.........................       931      2,956
                                                                           -------    -------
  Net amount recognized.................................................   $   893    $ 1,320
                                                                           -------    -------
                                                                           -------    -------
Change for the year in accumulated other comprehensive (income) loss:
  Change in intangible asset............................................   $    30    $    30
  Change in additional minimum liability................................       818      1,995
                                                                           -------    -------
  Total.................................................................   $   848    $ 2,025
                                                                           -------    -------
                                                                           -------    -------



     In determining the projected benefit obligation, the weighted average assumed discount rate was 7.25% and 7% for 1997 and 1998, respectively. The expected long-term rate of return on assets, used in determining net periodic pension cost, was 11% for 1997 and 1998.



     The Company also provides a nonqualified defined benefit retirement plan for certain key employees. Expense accrued for this plan was immaterial for 1996, 1997 and 1998.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 11. BENEFIT PLANS--(CONTINUED)



  Book Value Appreciation Unit Plan



     A Book Value Appreciation Unit Plan was implemented effective January 1, 1996. Under the plan, employees were granted units which vest over five years. Upon exercise, employees are entitled to receive a cash payment based on the increase in Book Value (as defined in the plan). Expense accrued under this plan was $0.1, $0.4 and $1.3 million for 1996, 1997 and 1998, respectively.



  Postretirement Medical and Life Insurance



     The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain employees and certain retirees. Such subsidies were reduced or ended as of January 1, 1997.



     Net periodic postretirement benefit cost included the following components:



                                                                                 YEAR ENDED DECEMBER 31,
                                                                                 -----------------------
                                                                                 1996     1997     1998
                                                                                 -----    -----    -----
                                                                                       (THOUSANDS)
Service cost..................................................................   $  95    $  98    $ 104
Interest cost.................................................................     597      554      467
Amortization of unrecognized prior service cost...............................      --      (88)     (88)
Amortization of net gains from earlier periods................................    (232)    (186)    (240)
                                                                                 -----    -----    -----
Net periodic postretirement benefit cost......................................   $ 460    $ 378    $ 243
                                                                                 -----    -----    -----
                                                                                 -----    -----    -----



     The following table sets forth, for the years 1997 and 1998, reconciliations of the beginning and ending balances of the postretirement benefit obligation, funded status and amounts recognized in the Consolidated Balance Sheets related to postretirement medical and life insurance benefits:



                                                                             DECEMBER 31,
                                                                          --------------------
                                                                            1997        1998
                                                                          --------    --------
                                                                              (THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year..............................   $  7,421    $  7,926
  Service cost.........................................................         98         104
  Interest cost........................................................        554         467
  Actuarial (gains) losses.............................................        209        (905)
  Benefits paid........................................................       (356)       (457)
                                                                          --------    --------
  Benefit obligation at end of year....................................      7,926       7,135
                                                                          --------    --------
Change in plan assets:
  Fair value of plan assets at beginning of year.......................         --          --
  Employer contributions...............................................        356         457
  Benefits paid........................................................       (356)       (457)
                                                                          --------    --------
  Fair value of plan assets at end of year.............................         --          --
                                                                          --------    --------
Reconciliation of funded status:
  Funded status........................................................     (7,926)     (7,135)
  Unrecognized prior service cost......................................       (790)       (702)
  Unrecognized actuarial losses........................................     (2,766)     (3,431)
                                                                          --------    --------
Net amount recognized in Consolidated Balance Sheets
  as accrued benefit cost..............................................   $(11,482)   $(11,268)
                                                                          --------    --------
                                                                          --------    --------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 11. BENEFIT PLANS--(CONTINUED)



     For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. Retirees as of December 31, 1998 who were formerly salaried employees (with certain exceptions) were assumed to receive a Company subsidy of $700 to $1,000 per year. For retirees over age 65, this subsidy may be replaced by participation in a managed care program. With respect to retirees who were formerly hourly employees, most such retirees are subject to a $5,000 per person lifetime maximum benefit. Subject to such lifetime maximum, a 12% and 6% annual rate of increase in the Company's per capita cost of providing postretirement medical benefits was assumed for 1999 for such retirees under and over age 65, respectively. To the extent that the lifetime maximum benefits have not been reached, the foregoing rates were assumed to decrease gradually to an ultimate rate of 7% and 6%, respectively, by the year 2003 and remain at that level thereafter. The weighted average assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 7% for 1997 and 1998, respectively.



     The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 and 1998 by $410,000 and $90,000, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the years 1997 and 1998 by $41,000 and $6,000, respectively. A decrease of one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1998 by $80,000 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year 1998 by $6,000.



NOTE 12. PREFERRED STOCK OPTION PLAN



     On January 1, 1996, the Company established a plan to issue options to certain employees to purchase shares of redeemable convertible preferred stock ("Preferred Stock") of the Company, exercisable at a price of $100 per share. Each share of Preferred Stock is convertible, at the holder's option, into shares of common stock of the Company at a formula price based on Book Value (as defined in the option agreement) as of the date of grant. The options vest over five years. Dividends will accrue on the Preferred Stock from the date of issuance at the rate of 8% per annum. The Preferred Stock is redeemable, at the Company's option, for a redemption price equal to $100 per share plus accrued and unpaid dividends. The Preferred Stock, and common stock issuable upon conversion of Preferred Stock into common stock, is subject to repurchase by the Company under certain circumstances, at a price equal to current Book Value (as defined in the option agreement). The exercise price of the options to purchase Preferred Stock was equal to estimated fair value per share of the Preferred Stock at the date of grant. No expense is recorded in connection with the Preferred Stock options.



     The following is a summary of transactions pertaining to the plan:



                                                                             YEAR ENDED DECEMBER 31,
                                                                           ----------------------------
                                                                            1996      1997       1998
                                                                           ------    -------    -------
                                                                                (NUMBER OF SHARES)
Outstanding, January 1..................................................       --     23,290    102,595
Granted.................................................................   23,290     84,953     57,073
Exercised...............................................................       --         --         --
Forfeited...............................................................       --     (5,648)   (19,616)
                                                                           ------    -------    -------
Outstanding, December 31................................................   23,290    102,595    140,052
                                                                           ------    -------    -------
                                                                           ------    -------    -------
Options exercisable, December 31........................................       --      4,278     20,663
                                                                           ------    -------    -------
                                                                           ------    -------    -------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 13. BUSINESS SEGMENT INFORMATION



     The Company is a leading national manufacturer of a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets. The Company also manufactures and markets specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. The residential roofing product line primarily consists of premium laminated shingles, strip shingles, and certain specialty shingles principally for regional markets. Sales of residential roofing products represented 65% of the Company's net sales in 1998. The Company's commercial roofing product line includes a full line of modified bitumen products, asphalt built-up roofing, liquid applied membrane, and roofing accessories. Sales of commercial roofing products and accessories represented 30% of the Company's net sales in 1998. Sales of the specialty building products and accessories product line represented 5% of the Company's net sales in 1998.



     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for companies to report information about operating segments in annual financial statements, based on the approach that management utilizes to organize the segments within the Company for management reporting and decision making. In accordance with the provisions of SFAS No. 131, the Company aggregates the residential and commercial product lines into one operating segment, based on the fact that they have similar economic characteristics and are similar in each of the following areas: (i) the nature of the products and services are similar in that they perform the same function--the protection and covering of residential and commercial roofs; (ii) the nature of the production processes are similar; (iii) the type or class of customer for their products and services are similar; (iv) the residential and commercial products have the same distribution channels, whereby the main customers are wholesalers or distributors; and (v) regulatory requirements are generally the same for both the residential and commercial product lines. Sales of the specialty building products and accessories product line did not meet the quantitative thresholds in 1998 to be considered as a reportable segment.



     Revenues in 1997 and 1998 included sales to American Builders & Contractors Supply Co., Inc., which accounted for approximately 10% and 11%, respectively, of the Company's net sales. No other customer accounted for as much as 10% of net sales in 1997 or 1998.



NOTE 14. RELATED PARTY TRANSACTIONS



     Included in the Consolidated Balance Sheets are the following receivable (payable) balances with related parties, which arise from operating and financing transactions between the Company and its affiliates:



                                                                             DECEMBER 31,
                                                                           ------------------
                                                                            1997       1998
                                                                           -------    -------
                                                                              (THOUSANDS)
Receivable from (payable to):
  GAF/G-I Holdings/G Industries.........................................   $ 9,684    $   251
  Loan receivable from G-I Holdings.....................................     6,152         --
  GAFBMC................................................................       713      1,168
  GFC...................................................................    (1,559)    (1,304)
  ISP...................................................................    (3,687)    (5,545)
                                                                           -------    -------
  Receivable from (payable to) related parties, net.....................   $11,303    $(5,430)
                                                                           -------    -------
                                                                           -------    -------



     The Company makes loans to, and borrows from, G-I Holdings and its subsidiaries at prevailing market rates (between 5.82% and 5.96% during 1997 and 1998). The highest amount of loans made by the Company to G-I Holdings during 1997 and 1998 was $6.2 million. No loans were made to the Company by G-I Holdings and its subsidiaries during 1997 and 1998. As of December 31, 1997, $6.2 million in loans were owed to the Company by G-I Holdings, at a weighted average interest rate of 5.95%, and no loans were owed by the Company to affiliates. In addition, the Company advances funds on a non-interest bearing basis to GAF, G-I Holdings and their subsidiaries. The balance of such advances as of December 31, 1997 and 1998 was $41.7 and

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 14. RELATED PARTY TRANSACTIONS--(CONTINUED)



$1.5 million, respectively, of which $10.0 and $1.5 million, respectively, was classified as a short-term receivable from related parties, net, in the table above, and $31.7 million and $0, respectively, was classified as a long-term receivable from related parties in the Consolidated Balance Sheets. During 1997 and 1998, the Company made distributions of $91.0 million and $0, respectively, to its parent company.



     Mineral Products: The Company purchases all of its colored roofing granules requirements (except for the requirements of its California and Oregon roofing plants and a portion of the requirements of its Indiana roofing plant, which are supplied by a third party) from ISP under a requirements contract. Effective January 1, 1999, this contract was amended to cover, among other things, purchases of colored roofing granules by the Company's subsidiaries and was renewed for 1999. This contract is subject to annual renewal unless terminated by either party to such agreement. Such purchases by the Company and its subsidiaries totaled $50.5, $51.1 and $62.6 million for 1996, 1997 and 1998, respectively. The amount payable to ISP at December 31, 1997 and 1998 for such purchases was $2.7 and $4.9 million, respectively.



     Glass Fiber Supply Agreement: The Company purchases glass fiber from an affiliate, GFC, pursuant to an agreement which expires December 31, 2003. Purchases under this agreement totaled $24.5 and $26.1 million for 1997 and 1998, respectively.



     Management Agreements: The Company is a party to a Management Agreement with ISP (the "Management Agreement"), which expires December 31, 1999, pursuant to which ISP provides certain general management, administrative, legal, telecommunications, information and facilities services to the Company (including the use of the Company's headquarters in Wayne, New Jersey). Charges to the Company by ISP for providing such services aggregated $5.0, $4.8 and $4.3 million for 1996, 1997 and 1998, respectively. Such charges consist of management fees and other reimbursable expenses attributable to, or incurred by ISP for the benefit of, the Company. Effective January 1, 1999, the term of the Management Agreement was extended through the end of 1999, and the management fees payable thereunder were increased. The Company and ISP also allocate a portion of the management fees payable by the Company under the Management Agreement to separate lease payments for the use of BMCA's headquarters. Based on the services provided by ISP to the Company in 1998 under the Management Agreement, the aggregate amount payable by the Company to ISP under the Management Agreement for 1999 is expected to be approximately $5.3 million. Certain of the Company's executive officers receive their compensation from ISP, with ISP being indirectly reimbursed therefor by virtue of the management fee and other reimbursable expenses payable under the Management Agreement.



     As of January 1, 1997, the Company and GFC entered into a management agreement under which the Company provides certain general management, administrative and financial services to GFC. Under the management agreement, which expires December 31, 1999, GFC is obligated to pay the Company an annual management fee of $1.0 million.



     Tax Sharing Agreement:  See Note 6.



NOTE 15. COMMITMENTS AND CONTINGENCIES



     The discussions as to legal matters involving the Company contained in
Item 3, "Legal Proceedings--Environmental Litigation" and "--Other Litigation" are incorporated herein by reference.



     GAF, G-I Holdings, G Industries and GAFBMC are presently dependent upon the earnings and cash flows of their subsidiaries, principally the Company, in order to satisfy their net obligations of approximately $252.3 million reflected on their books as of December 31, 1998, plus any obligation accrued after such date, including the asbestos-related liability discussed in Note 3 and various tax and other liabilities (net of certain insurance receivables), including tax liabilities relating to the surfactants partnership (discussed in Note 6). Of such obligations, approximately $75.0 million (net of estimated insurance recoveries of approximately

                   BUILDING MATERIALS CORPORATION OF AMERICA
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)



$57.0 million) is estimated to be payable during the twelve months ended December 31, 1999. GAF has advised the Company that it expects to obtain funds to satisfy such obligations from, among other things, dividends and loans from subsidiaries (principally the Company), as to which there are restrictions under the indentures relating to the Deferred Coupon Notes, the Other Senior Notes and the Credit Agreement, and from payments pursuant to the Tax Sharing Agreement between GAF and the Company. The Company does not believe that the dependence of its parent corporations on the cash flows of their subsidiaries should have a material adverse effect on the operations, liquidity or capital resources of the Company. See Notes 3, 6 and 10.



     The leases for certain property, plant and equipment at certain of the Company's roofing facilities are accounted for as capital leases (see Note 10). The Company is also a lessee under operating leases principally for warehouses and production, transportation and computer equipment. Rental expense on operating leases was $8.3, $9.2 and $11.0 million for 1996, 1997 and 1998, respectively. Future minimum lease payments for properties which were held under long-term noncancellable leases as of December 31, 1998 were as follows:



                                                                          CAPITAL     OPERATING
                                                                           LEASES      LEASES
                                                                          --------    ---------
                                                                               (THOUSANDS)
1999...................................................................   $  6,953     $ 4,708
2000...................................................................      7,463       3,838
2001...................................................................      8,108       2,828
2002...................................................................     17,558       1,348
2003...................................................................     21,407         827
Later years............................................................         --       2,861
                                                                          --------     -------
Total minimum payments.................................................     61,489     $16,410
                                                                                       -------
                                                                                       -------
Less interest included above...........................................    (14,675)
                                                                          --------
Present value of net minimum lease payments............................   $ 46,814
                                                                          --------
                                                                          --------



NOTE 16. GUARANTOR FINANCIAL INFORMATION



     Effective January 1, 1999, BMCA ("Parent Company") transferred all of its investment assets and intellectual property assets to Building Materials Investment Corporation ("BMIC"), a newly-formed, wholly-owned subsidiary. In connection with this transfer, BMIC agreed to guarantee all of the Company's obligations under the Credit Agreement, the Deferred Coupon Notes and the Other Senior Notes. BMCA also transferred all of its manufacturing assets, other than those located in Texas, to Building Materials Manufacturing Corporation ("BMMC"), another newly-formed, wholly-owned subsidiary. In connection with this transfer, BMMC agreed to become a co-obligor on the 2007 Notes and to guarantee the Company's obligations under the Credit Agreement, the Deferred Coupon Notes and the Other Senior Notes.



     In addition, in connection with the above transactions, the Company and BMMC entered into license agreements, effective January 1, 1999, for the right to use intellectual property, including patents, trademarks, know-how, and franchise rights owned by BMIC for a license fee stated as a percentage of net sales. The license agreements are for a period of one year and can be terminated with 60 days written notice. Also, effective January 1, 1999, BMMC will sell all finished goods to the Company at a manufacturing profit.



     Presented below is combined, condensed financial information for BMIC and BMMC, prepared on a basis which retroactively reflects the formation of such companies, as discussed above, for all periods presented. This financial information should be read in conjunction with the Consolidated Financial Statements and other notes related thereto.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. GUARANTOR FINANCIAL INFORMATION--(CONTINUED)



                   BUILDING MATERIALS CORPORATION OF AMERICA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (THOUSANDS)



                                                                                   NON-
                                                   PARENT       GUARANTOR       GUARANTOR
                                                  COMPANY     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                  --------    ------------    ------------    ------------    ------------
Net sales......................................   $745,576      $     --        $106,391       $       --       $851,967
Intercompany net sales.........................      5,400       479,283          60,500         (545,183)            --
                                                  --------      --------        --------       ----------       --------
Total net sales................................    750,976       479,283         166,891         (545,183)       851,967
                                                  --------      --------        --------       ----------       --------
Costs and expenses:
  Cost of products sold........................    575,959       454,051         137,407         (545,183)       622,234
  Selling, general and administrative..........    119,100        25,232          22,374                         166,706
  Goodwill amortization........................        641                         1,023                           1,664
                                                  --------      --------        --------       ----------       --------
     Total costs and expenses..................    695,700       479,283         160,804         (545,183)       790,604
                                                  --------      --------        --------       ----------       --------
Operating income...............................     55,276            --           6,087               --         61,363
Equity in loss of subsidiaries.................       (787)                                           787             --
Interest expense, net..........................    (17,726)       (5,073)         (9,245)                        (32,044)
Other income (expense), net....................     (8,397)        6,946              (4)                         (1,455)
                                                  --------      --------        --------       ----------       --------
Income (loss) before income taxes..............     28,366         1,873          (3,162)             787         27,864
Income tax (provision) benefit.................    (11,311)         (731)          1,233                         (10,809)
                                                  --------      --------        --------       ----------       --------
Net income (loss)..............................   $ 17,055      $  1,142        $ (1,929)      $      787       $ 17,055
                                                  --------      --------        --------       ----------       --------
                                                  --------      --------        --------       ----------       --------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. GUARANTOR FINANCIAL INFORMATION--(CONTINUED)



                   BUILDING MATERIALS CORPORATION OF AMERICA
                   COMBINED CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                  (THOUSANDS)



                                                             PARENT        GUARANTOR     NON-GUARANTOR
                                                             COMPANY     SUBSIDIARIES    SUBSIDIARIES     CONSOLIDATED
                                                            ---------    ------------    -------------    ------------
Cash and cash equivalents, beginning of year.............   $       1     $   45,594        $   394        $   45,989
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) operating activities:
Net income (loss)........................................      17,842          1,142         (1,929)           17,055
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
     Depreciation........................................       2,551         17,044          4,262            23,857
     Goodwill amortization...............................         641                         1,023             1,664
     Deferred income taxes...............................      10,609                                          10,609
     Noncash interest charges............................      23,718                                          23,718
  (Increase) decrease in working capital items...........     (17,932)         8,182         (5,155)          (14,905)
  Purchases of trading securities........................                    (33,824)                         (33,824)
  Proceeds from sales of trading securities..............                     30,394                           30,394
  (Increase) decrease in other assets....................      (1,885)           120             54            (1,711)
  Decrease in other liabilities..........................      (3,098)                       (1,060)           (4,158)
  Change in net receivable from/payable to related
     parties.............................................    (157,095)       117,094         39,660              (341)
  Other, net.............................................       2,346          1,017         (2,576)              787
                                                            ---------     ----------        -------        ----------
Net cash provided by (used in) operating activities......    (122,303)       141,169         34,279            53,145
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) investing activities:
  Capital expenditures...................................      (1,705)       (17,299)        (6,625)          (25,629)
  Purchases of available-for-sale securities.............                   (139,355)                        (139,355)
  Purchases of other short-term investments..............                       (660)                            (660)
  Proceeds from sales of available-for-sale securities...                    101,095                          101,095
                                                            ---------     ----------        -------        ----------
Net cash used in investing activities....................      (1,705)       (56,219)        (6,625)          (64,549)
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) financing activities:
  Proceeds from sale of accounts receivable..............       8,015                                           8,015
  Proceeds from issuance of debt.........................      99,502                                          99,502
  Repayments of long-term debt...........................        (822)        (7,960)       (26,074)          (34,856)
  Capital contribution from parent company...............      86,077                                          86,077
  Payments of asbestos claims............................     (66,224)                                        (66,224)
  Financing fees and expenses............................      (2,539)                                         (2,539)
                                                            ---------     ----------        -------        ----------
Net cash provided by (used in) financing activities......     124,009         (7,960)       (26,074)           89,975
                                                            ---------     ----------        -------        ----------
Net change in cash and cash equivalents..................           1         76,990          1,580            78,571
                                                            ---------     ----------        -------        ----------
Cash and cash equivalents, end of year...................   $       2     $  122,584        $ 1,974        $  124,560
                                                            ---------     ----------        -------        ----------
                                                            ---------     ----------        -------        ----------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. GUARANTOR FINANCIAL INFORMATION--(CONTINUED)



                   BUILDING MATERIALS CORPORATION OF AMERICA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (THOUSANDS)



                                                                                   NON-
                                                   PARENT       GUARANTOR       GUARANTOR
                                                  COMPANY     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                  --------    ------------    ------------    ------------    ------------
Net sales......................................   $793,566      $     --        $151,063       $       --       $944,629
Intercompany net sales.........................      2,683       519,452          64,699         (586,834)            --
                                                  --------      --------        --------       ----------       --------
Total net sales................................    796,249       519,452         215,762         (586,834)       944,629
                                                  --------      --------        --------       ----------       --------
Costs and expenses:
  Cost of products sold........................    609,542       494,087         170,197         (586,834)       686,992
  Selling, general and administrative..........    128,153        25,365          32,135                         185,653
  Goodwill amortization........................        641                         1,250                           1,891
                                                  --------      --------        --------       ----------       --------
     Total costs and expenses..................    738,336       519,452         203,582         (586,834)       874,536
                                                  --------      --------        --------       ----------       --------
Operating income...............................     57,913            --          12,180               --         70,093
Equity in earnings of subsidiaries.............     13,997                                        (13,997)            --
Interest expense, net..........................    (26,258)       (5,810)        (10,716)                        (42,784)
Other income (expense), net....................    (11,830)       27,292                                          15,462
                                                  --------      --------        --------       ----------       --------
Income before income taxes.....................     33,822        21,482           1,464          (13,997)        42,771
Income taxes...................................     (7,731)       (8,378)           (571)                        (16,680)
                                                  --------      --------        --------       ----------       --------
Net income.....................................   $ 26,091      $ 13,104        $    893       $  (13,997)      $ 26,091
                                                  --------      --------        --------       ----------       --------
                                                  --------      --------        --------       ----------       --------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. GUARANTOR FINANCIAL INFORMATION--(CONTINUED)



                   BUILDING MATERIALS CORPORATION OF AMERICA
                        COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1997
                                  (THOUSANDS)



                                                                                     NON-
                                                       PARENT      GUARANTOR      GUARANTOR
                                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                      --------   ------------   ------------   ------------   ------------
                       ASSETS
Current Assets:
  Cash and cash equivalents.........................  $     35     $ 12,061       $    825      $       --      $ 12,921
  Investments in trading securities.................                 62,059                                       62,059
  Investments in available-for-sale securities......                161,290                                      161,290
  Investments in held-to-maturity securities........                    499                                          499
  Other short-term investments......................                 19,488                                       19,488
  Accounts receivable, trade........................                                13,643                        13,643
  Accounts receivable, other........................    48,392        2,297            150                        50,839
  Receivable from (payable to) related
     parties, net...................................    13,413       (2,059)           (51)                       11,303
  Inventories.......................................    29,701       22,183         20,370                        72,254
  Other current assets..............................     2,064        2,719          1,460                         6,243
                                                      --------     --------       --------      ----------      --------
     Total Current Assets...........................    93,605      280,537         36,397              --       410,539
Investment in subsidiaries..........................   233,627                                    (233,627)           --
Intercompany loans including accrued interest.......    80,199                     (80,199)                           --
Due from (to) subsidiaries, net.....................    23,724          171        (23,895)                           --
Property, plant and equipment, net..................    32,847      138,889         70,210                       241,946
Excess of cost over net assets of businesses
  acquired, net.....................................    20,021                      50,025                        70,046
Deferred income tax benefits........................    35,981                                                    35,981
Receivable from related parties.....................    31,661                                                    31,661
Other assets........................................    12,691        3,990            432                        17,113
                                                      --------     --------       --------      ----------      --------
Total Assets........................................  $564,356     $423,587       $ 52,970      $ (233,627)     $807,286
                                                      --------     --------       --------      ----------      --------
                                                      --------     --------       --------      ----------      --------
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term debt...................................  $     --     $ 26,944       $     --      $       --      $ 26,944
  Current maturities of long-term debt..............       938        2,775             88                         3,801
  Accounts payable..................................    27,147       12,424         16,071                        55,642
  Accrued liabilities...............................     7,088       13,749          5,461                        26,298
  Reserve for product warranty claims...............    12,000                       1,100                        13,100
                                                      --------     --------       --------      ----------      --------
     Total Current Liabilities......................    47,173       55,892         22,720              --       125,785
Long-term debt less current maturities..............   397,926      157,212            308                       555,446
Reserve for product warranty claims.................    18,078                       5,803                        23,881
Other liabilities...................................    18,180                         995                        19,175
                                                      --------     --------       --------      ----------      --------
Total Liabilities...................................   481,357      213,104         29,826              --       724,287
                                                      --------     --------       --------      ----------      --------
Stockholders' equity, net...........................    82,999      210,483         23,144        (233,627)       82,999
                                                      --------     --------       --------      ----------      --------
Total Liabilities and Stockholders' Equity..........  $564,356     $423,587       $ 52,970      $ (233,627)     $807,286
                                                      --------     --------       --------      ----------      --------
                                                      --------     --------       --------      ----------      --------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. GUARANTOR FINANCIAL INFORMATION--(CONTINUED)



                   BUILDING MATERIALS CORPORATION OF AMERICA
                   COMBINED CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                  (THOUSANDS)



                                                             PARENT        GUARANTOR     NON-GUARANTOR
                                                             COMPANY     SUBSIDIARIES    SUBSIDIARIES     CONSOLIDATED
                                                            ---------    ------------    -------------    ------------
Cash and cash equivalents, beginning of year.............   $       2     $  122,584        $ 1,974        $  124,560
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) operating activities:
  Net income.............................................      12,094         13,104            893            26,091
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
     Depreciation........................................       3,062         14,689          5,185            22,936
     Goodwill amortization...............................         641                         1,250             1,891
     Deferred income taxes...............................      16,481                                          16,481
     Noncash interest charges............................      27,222                                          27,222
  (Increase) decrease in working capital items...........      32,601        (19,305)         4,563            17,859
  Purchases of trading securities........................                   (123,483)                        (123,483)
  Proceeds from sales of trading securities..............                     55,378                           55,378
  (Increase) decrease in other assets....................       3,735         (1,924)           (38)            1,773
  Decrease in other liabilities..........................      (7,422)                       (1,934)           (9,356)
  Change in net receivable from/payable to related
     parties.............................................      46,608        (93,374)         7,667           (39,099)
  Other, net.............................................       3,882         (8,507)        (3,376)           (8,001)
                                                            ---------     ----------        -------        ----------
Net cash provided by (used in) operating activities......     138,904       (163,422)        14,210           (10,308)
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) investing activities:
  Capital expenditures...................................      (5,436)       (26,049)       (15,359)          (46,844)
  Acquisitions...........................................     (30,861)                                        (30,861)
  Purchases of available-for-sale securities.............                   (223,804)                        (223,804)
  Purchases of held-to-maturity securities...............                     (4,591)                          (4,591)
  Proceeds from sales of available-for-sale securities...                    173,547                          173,547
  Proceeds from held-to-maturity securities..............                     11,361                           11,361
                                                            ---------     ----------        -------        ----------
Net cash used in investing activities....................     (36,297)       (69,536)       (15,359)         (121,192)
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) financing activities:
  Repayments from sale of accounts receivable............     (35,332)                                        (35,332)
  Increase in short-term debt............................                     26,944                           26,944
  Increase in loan receivable from related party.........      (6,152)                                         (6,152)
  Proceeds from issuance of debt.........................                     99,916                           99,916
  Increase in borrowings under revolving credit
     facility............................................      34,000                                          34,000
  Repayments of long-term debt...........................      (1,028)        (2,493)                          (3,521)
  Distributions to parent company........................     (91,000)                                        (91,000)
  Payments of asbestos claims............................      (3,062)                                         (3,062)
  Financing fees and expenses............................                     (1,932)                          (1,932)
                                                            ---------     ----------        -------        ----------
Net cash provided by (used in) financing activities......    (102,574)       122,435             --            19,861
                                                            ---------     ----------        -------        ----------
Net change in cash and cash equivalents..................          33       (110,523)        (1,149)         (111,639)
                                                            ---------     ----------        -------        ----------
Cash and cash equivalents, end of year...................   $      35     $   12,061        $   825        $   12,921
                                                            ---------     ----------        -------        ----------
                                                            ---------     ----------        -------        ----------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. GUARANTOR FINANCIAL INFORMATION--(CONTINUED)



                   BUILDING MATERIALS CORPORATION OF AMERICA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                  (THOUSANDS)



                                                                                   NON-
                                                   PARENT       GUARANTOR       GUARANTOR
                                                  COMPANY     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                  --------    ------------    ------------    ------------    ------------
Net sales......................................   $885,364      $     --        $202,593       $       --      $1,087,957
Intercompany net sales.........................      3,413       571,038          72,188         (646,639)             --
                                                  --------      --------        --------       ----------      ----------
Total net sales................................    888,777       571,038         274,781         (646,639)      1,087,957
                                                  --------      --------        --------       ----------      ----------
Costs and expenses:
  Cost of products sold........................    658,587       538,499         226,461         (646,639)        776,908
  Selling, general and administrative..........    155,184        32,539          47,693                          235,416
  Goodwill amortization........................        641                         1,470                            2,111
  Nonrecurring charges.........................     27,563                                                         27,563
                                                  --------      --------        --------       ----------      ----------
  Total costs and expenses.....................    841,975       571,038         275,624         (646,639)      1,041,998
                                                  --------      --------        --------       ----------      ----------
Operating income (loss)........................     46,802            --            (843)              --          45,959
Equity in loss of subsidiaries.................       (581)                                           581              --
Interest expense, net..........................    (26,535)      (11,000)        (12,139)                         (49,674)
Other income (expense), net....................     (7,150)       23,114             (69)                          15,895
                                                  --------      --------        --------       ----------      ----------
Income (loss) before income taxes and
  extraordinary losses.........................     12,536        12,114         (13,051)             581          12,180
Income tax (provision) benefit.................     (4,984)       (4,603)          4,959                           (4,628)
                                                  --------      --------        --------       ----------      ----------
Income (loss) before extraordinary losses......      7,552         7,511          (8,092)             581           7,552
Extraordinary losses, net of income tax
  benefits.....................................    (18,113)                                                       (18,113)
                                                  --------      --------        --------       ----------      ----------
Net income (loss)..............................   $(10,561)     $  7,511        $ (8,092)      $      581      $  (10,561)
                                                  --------      --------        --------       ----------      ----------
                                                  --------      --------        --------       ----------      ----------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. GUARANTOR FINANCIAL INFORMATION--(CONTINUED)



                   BUILDING MATERIALS CORPORATION OF AMERICA
                        COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1998
                                  (THOUSANDS)



                                                                                   NON-
                                                   PARENT       GUARANTOR       GUARANTOR
                                                  COMPANY     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                  --------    ------------    ------------    ------------    ------------
                    ASSETS
Current Assets:
  Cash and cash equivalents....................   $      3      $ 21,746        $  3,238       $       --       $ 24,987
  Investments in trading securities............                   95,134                                          95,134
  Investments in available-for-sale
     securities................................                   56,461                                          56,461
  Investments in held-to-maturity securities...                    6,358                                           6,358
  Other short-term investments.................                   22,671                                          22,671
  Accounts receivable, trade...................                                   24,249                          24,249
  Accounts receivable, other...................     52,806           323           1,666                          54,795
  Inventories..................................     44,886        18,825          29,653                          93,364
  Other current assets.........................        125         2,893           1,126                           4,144
                                                  --------      --------        --------       ----------       --------
     Total Current Assets......................     97,820       224,411          59,932               --        382,163
Investment in subsidiaries.....................    250,156                                       (250,156)            --
Intercompany loans including accrued
  interest.....................................    140,298                      (140,298)                             --
Due from (to) subsidiaries, net................    (27,369)       42,972         (15,603)                             --
Property, plant and equipment, net.............     34,620       167,587         112,193                         314,400
Excess of cost over net assets of businesses
  acquired, net................................     19,380                        52,713                          72,093
Deferred income tax benefits...................     60,427                                                        60,427
Other assets...................................     14,844         3,229             337                          18,410
                                                  --------      --------        --------       ----------       --------
Total Assets...................................   $590,176      $438,199        $ 69,274       $ (250,156)      $847,493
                                                  --------      --------        --------       ----------       --------
                                                  --------      --------        --------       ----------       --------
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt.........   $  1,170      $  3,016        $     87       $       --       $  4,273
  Accounts payable.............................     22,688        33,248          15,677                          71,613
  Payable to related parties, net..............      1,721         3,495             214                           5,430
  Accrued liabilities..........................     20,257        26,181          13,455                          59,893
  Reserve for product warranty claims..........     19,139                         1,100                          20,239
                                                  --------      --------        --------       ----------       --------
     Total Current Liabilities.................     64,975        65,940          30,533               --        161,448
Long-term debt less current maturities.........    433,929       154,265             219                         588,413
Reserve for product warranty claims............     24,159                         4,234                          28,393
Other liabilities..............................     22,240                         2,126                          24,366
                                                  --------      --------        --------       ----------       --------
Total Liabilities..............................    545,303       220,205          37,112               --        802,620
                                                  --------      --------        --------       ----------       --------
Stockholders' equity, net......................     44,873       217,994          32,162         (250,156)        44,873
                                                  --------      --------        --------       ----------       --------
Total Liabilities and Stockholders' Equity ....   $590,176      $438,199        $ 69,274       $ (250,156)      $847,493
                                                  --------      --------        --------       ----------       --------
                                                  --------      --------        --------       ----------       --------

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. GUARANTOR FINANCIAL INFORMATION--(CONTINUED)



                   BUILDING MATERIALS CORPORATION OF AMERICA
                   COMBINED CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998
                                  (THOUSANDS)



                                                             PARENT        GUARANTOR     NON-GUARANTOR
                                                             COMPANY     SUBSIDIARIES    SUBSIDIARIES     CONSOLIDATED
                                                            ---------    ------------    -------------    ------------
Cash and cash equivalents, beginning of year.............   $      35     $   12,061        $   825        $   12,921
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) operating activities:
Net income (loss)........................................      (9,980)         7,511         (8,092)          (10,561)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
     Extraordinary losses................................      18,113                                          18,113
     Depreciation........................................       3,383         16,217          6,979            26,579
     Goodwill amortization...............................         641                         1,470             2,111
     Deferred income taxes...............................       4,128                                           4,128
     Noncash interest charges............................      23,877                                          23,877
  (Increase) decrease in working capital items...........       4,583         38,414        (15,099)           27,898
  Purchases of trading securities........................                   (189,197)                        (189,197)
  Proceeds from sales of trading securities..............                    124,931                          124,931
  (Increase) decrease in other assets....................        (482)           761            204               483
  Increase in other liabilities..........................       7,568                           211             7,779
  Change in net receivable from/payable to related
     parties.............................................      28,210          4,138          9,894            42,242
  Other, net.............................................       3,703          7,324         (1,446)            9,581
                                                            ---------     ----------        -------        ----------
Net cash provided by (used in) operating activities......      83,744         10,099         (5,879)           87,964
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) investing activities:
  Capital expenditures...................................      (4,799)       (45,637)       (20,637)          (71,073)
  Acquisitions...........................................     (59,187)                                        (59,187)
  Proceeds from sale of assets...........................                                    29,019            29,019
  Purchases of available-for-sale securities.............                    (89,324)                         (89,324)
  Purchases of held-to-maturity securities...............                     (6,357)                          (6,357)
  Proceeds from sales of available-for-sale securities...                    170,055                          170,055
  Proceeds from held-to-maturity securities..............                        499                              499
                                                            ---------     ----------        -------        ----------
Net cash provided by (used in) investing activities......     (63,986)        29,236          8,382           (26,368)
                                                            ---------     ----------        -------        ----------
Cash provided by (used in) financing activities:
  Repayments from sale of accounts receivable............      (4,754)                                         (4,754)
  Decrease in short-term debt............................                    (26,944)                         (26,944)
  Decrease in loan receivable from related party.........       6,152                                           6,152
  Proceeds from issuance of debt.........................     304,019                                         304,019
  Decrease in borrowings under revolving credit
     facility............................................     (34,000)                                        (34,000)
  Repayments of long-term debt...........................    (285,108)        (2,706)           (90)         (287,904)
  Financing fees and expenses............................      (6,099)                                         (6,099)
                                                            ---------     ----------        -------        ----------
Net cash used in financing activities....................     (19,790)       (29,650)           (90)          (49,530)
                                                            ---------     ----------        -------        ----------
Net change in cash and cash equivalents..................         (32)         9,685          2,413            12,066
                                                            ---------     ----------        -------        ----------
Cash and cash equivalents, end of year...................   $       3     $   21,746        $ 3,238        $   24,987
                                                            ---------     ----------        -------        ----------
                                                            ---------     ----------        -------        ----------

                   BUILDING MATERIALS CORPORATION OF AMERICA

                         SUPPLEMENTARY DATA (UNAUDITED)

                      QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                   1997 BY QUARTER                         1998 BY QUARTER
                                         ------------------------------------    ------------------------------------
                                         FIRST     SECOND    THIRD     FOURTH    FIRST     SECOND    THIRD     FOURTH
                                         ------    ------    ------    ------    ------    ------    ------    ------
                                                                          (MILLIONS)
Net sales.............................   $193.3    $255.9    $274.4    $221.0    $212.4    $286.3    $313.6    $275.7
Cost of products sold.................    143.2     180.2     197.9     165.7     158.0     200.5     220.3     198.1
                                         ------    ------    ------    ------    ------    ------    ------    ------
Gross profit..........................   $ 50.1    $ 75.7    $ 76.5    $ 55.3    $ 54.4    $ 85.8    $ 93.3    $ 77.6
                                         ------    ------    ------    ------    ------    ------    ------    ------
                                         ------    ------    ------    ------    ------    ------    ------    ------
Operating income (loss)*..............   $  9.3    $ 24.9    $ 25.6    $ 10.3    $  6.0    $ 26.7    $ (1.2)   $ 14.5
                                         ------    ------    ------    ------    ------    ------    ------    ------
                                         ------    ------    ------    ------    ------    ------    ------    ------
Interest expense......................   $  9.8    $ 10.3    $ 10.4    $ 12.3    $ 12.7    $ 12.7    $ 12.3    $ 12.0
                                         ------    ------    ------    ------    ------    ------    ------    ------
                                         ------    ------    ------    ------    ------    ------    ------    ------
Income (loss) before income taxes and
  extraordinary losses................   $  2.9    $ 16.6    $ 18.7    $  4.6    $  3.6    $ 18.1    $ (7.0)   $ (2.5)
Income tax (provision) benefit........     (1.1)     (6.5)     (7.3)     (1.8)     (1.4)     (7.1)      2.8       1.0
                                         ------    ------    ------    ------    ------    ------    ------    ------
Income (loss) before extraordinary
  losses..............................      1.8      10.1      11.4       2.8       2.2      11.0      (4.2)     (1.5)
Extraordinary losses..................       --        --        --        --        --        --      (9.3)     (8.8)
                                         ------    ------    ------    ------    ------    ------    ------    ------
Net income (loss).....................   $  1.8    $ 10.1    $ 11.4    $  2.8    $  2.2    $ 11.0    $(13.5)   $(10.3)
                                         ------    ------    ------    ------    ------    ------    ------    ------
                                         ------    ------    ------    ------    ------    ------    ------    ------


------------------

* The operating loss for the third quarter of 1998 reflects $27.6 million of nonrecurring charges. See Note 5 to Consolidated Financial Statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----

Prospectus Summary............................      1
Risk Factors..................................     11
Where You Can Find More Information...........     14
Forward-Looking Statements....................     14
The Exchange Offer............................     15
Capitalization................................     22
Selected Financial Data.......................     23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................     25
Business......................................     30
Management....................................     41
Executive Compensation........................     43
Security Ownership of
  Certain Beneficial Owners
  and Management..............................     46
Certain Relationships.........................     47
Description of the Registered Notes...........     49
Certain Federal Income Tax Considerations.....     73
Plan of Distribution..........................     73
Legal Matters.................................     74
Experts.......................................     74
Index to Consolidated Financial Statements....    F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $155,000,000


                               BUILDING MATERIALS
                             CORPORATION OF AMERICA

                                     ISSUER

                               BUILDING MATERIALS
                                MANUFACTURING
                                 CORPORATION

                               BUILDING MATERIALS
                                   INVESTMENT
                                  CORPORATION

                                   GUARANTORS

                                    SERIES B
                            8% SENIOR NOTES DUE 2008

                              --------------------
                                   PROSPECTUS
                              --------------------

                                             , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Each registrant is a Delaware corporation. Subsection (b)(7) of
Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transactions from which a director derived an improper personal benefit. Article Seventh of the Certificate of Incorporation of each registrant has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of Section 102 of the DGCL.


     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.


     Article VIII of each registrant's By-Laws states that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against judgments, fines and amounts paid in settlement actually incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of BMCA.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
  *2.1     --   Reorganization Agreement, dated as of December 31, 1998, by and among BMCA, Building Materials
                Manufacturing Corporation and Building Materials Investment Corporation.
   3.1     --   Certificate of Incorporation of BMCA (incorporated by reference to Exhibit 3.1 to BMCA's Form 10-Q for the quarter ended September 27, 1998).
   3.2     --   By-laws of BMCA (incorporated by reference to Exhibit 3.2 to BMCA's Registration Statement on Form
                S-4 (Registration No. 33-81808)) (the "Deferred Coupon Note Registration Statement").
   3.3     --   Certificate of Incorporation of Building Materials Manufacturing Corporation (incorporated by reference to Exhibit 3.3 to BMCA's Form 10-K for the fiscal year ended December 31, 1998 (the "1998
                10-K")).
   3.4     --   By-laws of Building Materials Manufacturing Corporation (incorporated by reference to Exhibit 3.4 to the 1998 10-K).
   3.5     --   Certificate of Incorporation of Building Materials Investment Corporation (incorporated by reference to Exhibit 3.5 to the 1998 10-K.)
   3.6     --   By-laws of Building Materials Investment Corporation (incorporated by reference to Exhibit 3.6 to the
                1998 10-K.)
  *4.1     --   Indenture, dated as of December 3, 1998, between BMCA and The Bank of New York, as trustee.
  *4.2     --   Form of Notes (included in Exhibit 4.1).
  *4.3     --   Registration Rights Agreement, dated December 3, 1998, between BMCA, Bear, Stearns & Co. Inc. and
                Chase Securities, Inc.
  *4.4     --   First Supplemental Indenture dated as of January 1, 1999 to Indenture dated as of December 3, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment
                Corporation, as guarantors and The Bank of New York, as trustee.
  *5       --   Opinion of Weil, Gotshal & Manges LLP re: legality.
  *8       --   Opinion of Weil, Gotshal & Manges LLP re: tax matters.
  10.1     --   Indenture, dated as of June 30, 1994, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Deferred Coupon Note Registration Statement).
  10.2     --   Indenture, dated as of December 9, 1996, between BMCA and The Bank of New York, as trustee
                (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4 (Registration
                No. 333-20859)).

  10.3     --   Indenture, dated as of October 20, 1997, between BMCA and The Bank of New York, as trustee
                (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4 (Registration
                No. 333-41531)).
  10.4     --   Indenture, dated as of July 17, 1998, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4 (Registration No. 333-60633)
                (the "2005 Notes S-4")).
 *10.5     --   First Supplemental Indenture, dated as of November 30, 1998, to Indenture dated as of June 30, 1994 between BMCA as issuer and The Bank of New York, as trustee.
 *10.6     --   Second Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of June 30, 1994, as previously amended, among BMCA, as issuer, Building Materials Manufacturing Corporation and
                Building Materials Investment Corporation, as guarantors and The Bank of New York, as trustee.
 *10.7     --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of December 9, 1996 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment
                Corporation, as guarantors and The Bank of New York, as trustee.
 *10.8     --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of October 20, 1997 among BMCA, as issuer, Building Materials Manufacturing Corporation, as co-obligor, Building
                Materials Investment Corporation, as Guarantor and The Bank of New York, as trustee.
 *10.9     --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of July 17, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment
                Corporation, as guarantors and The Bank of New York, as trustee.
  10.10    --   Amended and Restated Management Agreement, dated as of January 1, 1999, among GAF, G-I Holdings, G
                Industries, Merick Inc., GAF Fiberglass, ISP, GAF Building Materials Corporation, GAF Broadcasting
                Company, Inc., BMCA and ISP Opco Holdings Inc. (incorporated by reference to Exhibit 10.1 to the 1998
                10-K).
  10.2     --   Form of Option Agreement relating to Series A Cumulative Redeemable Convertible Preferred Stock
                (incorporated by reference to Exhibit 10.9 to BMCA's Form 10-K for the year ended December 31, 1996
                (the "1996 Form 10-K")).
  10.3     --   Forms of Amendment to Option Agreement relating to Series A Cumulative Redeemable Convertible
                Preferred Stock (incorporated by reference to Exhibit 10.12 to BMCA's Form 10-K for the year ended
                December 31, 1997 (the "1997 Form 10-K")).
  10.4     --   Form of Option Agreement relating to Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 10.13 to the 1997 Form 10-K).
  10.5     --   BMCA Preferred Stock Option Plan (incorporated by reference to Exhibit 4.2 to BMCA's Form S-8).
  10.6     --   Tax Sharing Agreement, dated as of January 31, 1994, among GAF, G-I Holdings and BMCA (incorporated by reference to Exhibit 10.6 to the Deferred Coupon Note Registration Statement).
  10.7     --   Reorganization Agreement, dated as of January 31, 1994, among GAF Building Materials Corporation, G-I
                Holdings and BMCA (incorporated by reference to Exhibit 10.9 to the Deferred Coupon Note Registration
                Statement).
  10.8     --   Stock Appreciation Right Agreement, dated January 1, 1997, between GAF Corporation and Sunil Kumar
                (incorporated by reference to Exhibit 10.11 to the 1996 Form 10-K).
  10.9     --   Amended and Restated Stock Appreciation Right Agreement, dated January 1, 1997, between GAF
                Corporation and Sunil Kumar (incorporated by reference to Exhibit 10.12 to the 1996 Form 10-K).
  10.10    --   Letter Agreement, dated July 8, 1998, among BMCA, ISP Holdings and Sunil Kumar (incorporated by reference to Exhibit 10.18 to the 2005 Notes S-4).
**12       --   Computation of Ratio of Earnings to Fixed Charges.
 *21       --   Subsidiaries of BMCA.
**23.1     --   Consent of Arthur Andersen LLP.
 *23.2     --   Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and 8).
 *24       --   Power of Attorney.

 *25       --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of
                New York, as Trustee under the Indenture.
  27       --   Financial Data Schedule for fiscal year 1998, which is submitted electronically to the Securities and
                Exchange Commission for information only (incorporated by reference to Exhibit 27 to the 1998 10-K).
 *99.1     --   Form of Letter of Transmittal.
 *99.2     --   Form of Notice of Guaranteed Delivery.
 *99.3     --   Form of Exchange Agreement between The Bank of New York and BMCA.


------------------
 * Previously filed.
** Filed herewith.

     (b) Schedules

     Consolidated Financial Statement Schedules:

     Report of Independent Public Accountants.....................................................   S-1

     Schedule II--Valuation and Qualifying Accounts...............................................   S-2

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) The undersigned hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 7th day of April 1999.

                                          BUILDING MATERIALS CORPORATION OF
                                          AMERICA
                                          By: /s/ James P. Rogers
                                            ------------------------------------
                                            Name: James P. Rogers
                                            Title: Executive Vice President

          SIGNATURE                                        TITLE                                    DATE
          ---------                                        -----                                    ----
             *                  Chairman of the Board and Director
-----------------------------
     Samuel J. Heyman                                                                             April 7, 1999

             *                  President, Chief Executive Officer
-----------------------------     and Director (Principal Executive Officer)
        Sunil Kumar                                                                               April 7, 1999

  /s/ James P. Rogers           Executive Vice President and Director
-----------------------------
      James P. Rogers                                                                             April 7, 1999

             *                  Senior Vice President and Chief Financial Officer
-----------------------------     (Principal Financial and Accounting Officer)
      William C. Lang                                                                             April 7, 1999

*By: /s/ James P. Rogers
    -----------------------
    James P. Rogers
    Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 7th day of April 1999.



                                    BUILDING MATERIALS MANUFACTURING CORPORATION
                                    BUILDING MATERIALS INVESTMENT CORPORATION

                                    By: /s/ William C. Lang
                                       ------------------------------------
                                       Name:  William C. Lang
                                       Title: Senior Vice President and
                                              Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                                        TITLE                                    DATE
          ---------                                        -----                                    ----
     /s/ Sunil Kumar            President, Chief Executive Officer
-----------------------------     and Director (Principal Executive Officer)                      April 7, 1999
         Sunil Kumar

   /s/ William C. Lang          Senior Vice President and Chief Financial Officer
-----------------------------     (Principal Financial and Accounting Officer)                    April 7, 1999
       William C. Lang

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Building Materials Corporation of America:


We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Building Materials Corporation of America and subsidiaries included in this registration statement and have issued our report thereon dated February 12, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in item 21(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 12, 1999

                                                                     SCHEDULE II

                   BUILDING MATERIALS CORPORATION OF AMERICA
                       VALUATION AND QUALIFYING ACCOUNTS
                          YEAR ENDED DECEMBER 31, 1996
                                  (THOUSANDS)


                                                                  BALANCE      CHARGED TO                     BALANCE
                                                                 JANUARY 1,     SALES OR                    DECEMBER 31,
DESCRIPTION                                                         1996        EXPENSES     DEDUCTIONS        1996
-----------                                                      ----------    ----------    ----------    ------------
Valuation and Qualifying Accounts
  Deducted from Assets to Which
  They Apply:
     Allowance for doubtful accounts..........................    $  3,217      $    716      $  1,959(a)    $  1,974(b)
     Allowance for discounts..................................      18,797        73,936        70,265         22,468
     Reserve for inventory market valuation...................         574         2,025            90          2,509



                          YEAR ENDED DECEMBER 31, 1997
                                  (THOUSANDS)



                                                        BALANCE      CHARGED TO                               BALANCE
                                                       JANUARY 1,     SALES OR                              DECEMBER 31,
DESCRIPTION                                               1997        EXPENSES     DEDUCTIONS    OTHER         1997
-----------                                            ----------    ----------    ----------    ------    ------------
Valuation and Qualifying Accounts
  Deducted from Assets to Which
  They Apply:
     Allowance for doubtful accounts................    $  1,974      $  2,224      $  1,530(a)  $   84(c)   $  2,752(b)
     Allowance for discounts........................      22,468        80,989        88,443      4,389(c)     19,403
     Reserve for inventory market valuation.........       2,509           821         1,824         --         1,506



                          YEAR ENDED DECEMBER 31, 1998
                                  (THOUSANDS)



                                                          BALANCE      CHARGED TO                              BALANCE
                                                         JANUARY 1,     SALES OR                             DECEMBER 31,
DESCRIPTION                                                 1998        EXPENSES     DEDUCTIONS    OTHER         1998
-----------                                              ----------    ----------    ----------    -----    ------------
Valuation and Qualifying Accounts
  Deducted from Assets to Which
  They Apply:
     Allowance for doubtful accounts..................    $  2,752      $  1,419      $    486     $350(c)    $  4,035(b)
     Allowance for discounts..........................      19,403        91,569        87,109       --         23,863
     Reserve for inventory market valuation...........       1,506         1,458           918      500(c)       2,546


------------------

Notes:



(a) Represents write-offs of uncollectible accounts net of recoveries.



(b) The balances at December 31, 1996, 1997 and 1998 primarily reflect a reserve for receivables sold to a trust (see Note 7 to Consolidated Financial Statements).



(c) Represents balance acquired in acquisitions.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
  *2.1     --   Reorganization Agreement, dated as of December 31, 1998, by and among BMCA, Building Materials
                Manufacturing Corporation and Building Materials Investment Corporation.
   3.1     --   Certificate of Incorporation of BMCA (incorporated by reference to Exhibit 3.1 to BMCA's Form 10-Q for the quarter ended September 27, 1998).
   3.2     --   By-laws of BMCA (incorporated by reference to Exhibit 3.2 to BMCA's Registration Statement on Form
                S-4 (Registration No. 33-81808)) (the "Deferred Coupon Note Registration Statement").
   3.3     --   Certificate of Incorporation of Building Materials Manufacturing Corporation (incorporated by reference to Exhibit 3.3 to BMCA's Form 10-K for the fiscal year ended December 31, 1998 (the "1998
                10-K")).
   3.4     --   By-laws of Building Materials Manufacturing Corporation (incorporated by reference to Exhibit 3.4 to the 1998 10-K).
   3.5     --   Certificate of Incorporation of Building Materials Investment Corporation (incorporated by reference to Exhibit 3.5 to the 1998 10-K.)
   3.6     --   By-laws of Building Materials Investment Corporation (incorporated by reference to Exhibit 3.6 to the
                1998 10-K.)
  *4.1     --   Indenture, dated as of December 3, 1998, between BMCA and The Bank of New York, as trustee.
  *4.2     --   Form of Notes (included in Exhibit 4.1).
  *4.3     --   Registration Rights Agreement, dated December 3, 1998, between BMCA, Bear, Stearns & Co. Inc. and
                Chase Securities, Inc.
  *4.4     --   First Supplemental Indenture dated as of January 1, 1999 to Indenture dated as of December 3, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment
                Corporation, as guarantors and The Bank of New York, as trustee.
  *5       --   Opinion of Weil, Gotshal & Manges LLP re: legality.
  *8       --   Opinion of Weil, Gotshal & Manges LLP re: tax matters.
  10.1     --   Indenture, dated as of June 30, 1994, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Deferred Coupon Note Registration Statement).
  10.2     --   Indenture, dated as of December 9, 1996, between BMCA and The Bank of New York, as trustee
                (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4 (Registration
                No. 333-20859)).
  10.3     --   Indenture, dated as of October 20, 1997, between BMCA and The Bank of New York, as trustee
                (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4 (Registration
                No. 333-41531)).
  10.4     --   Indenture, dated as of July 17, 1998, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4 (Registration No. 333-60633)
                (the "2005 Notes S-4")).
 *10.5     --   First Supplemental Indenture, dated as of November 30, 1998, to Indenture dated as of June 30, 1994 between BMCA as issuer and The Bank of New York, as trustee.
 *10.6     --   Second Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of June 30, 1994, as previously amended, among BMCA, as issuer, Building Materials Manufacturing Corporation and
                Building Materials Investment Corporation, as guarantors and The Bank of New York, as trustee.
 *10.7     --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of December 9, 1996 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment
                Corporation, as guarantors and The Bank of New York, as trustee.
 *10.8     --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of October 20, 1997 among BMCA, as issuer, Building Materials Manufacturing Corporation, as co-obligor, Building
                Materials Investment Corporation, as Guarantor and The Bank of New York, as trustee.

 *10.9     --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of July 17, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment
                Corporation, as guarantors and The Bank of New York, as trustee.
  10.10    --   Amended and Restated Management Agreement, dated as of January 1, 1999, among GAF, G-I Holdings, G
                Industries, Merick Inc., GAF Fiberglass, ISP, GAF Building Materials Corporation, GAF Broadcasting
                Company, Inc. BMCA and ISP Opco Holdings Inc. (incorporated by reference to Exhibit 10.1 to the 1998
                10-K).
  10.2     --   Form of Option Agreement relating to Series A Cumulative Redeemable Convertible Preferred Stock
                (incorporated by reference to Exhibit 10.9 to BMCA's Form 10-K for the year ended December 31, 1996
                (the "1996 Form 10-K")).
  10.3     --   Forms of Amendment to Option Agreement relating to Series A Cumulative Redeemable Convertible
                Preferred Stock (incorporated by reference to Exhibit 10.12 to BMCA's Form 10-K for the year ended
                December 31, 1997 (the "1997 Form 10-K")).
  10.4     --   Form of Option Agreement relating to Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 10.13 to the 1997 Form 10-K).
  10.5     --   BMCA Preferred Stock Option Plan (incorporated by reference to Exhibit 4.2 to BMCA's Form S-8).
  10.6     --   Tax Sharing Agreement, dated as of January 31, 1994, among GAF, G-I Holdings and BMCA (incorporated by reference to Exhibit 10.6 to the Deferred Coupon Note Registration Statement).
  10.7     --   Reorganization Agreement, dated as of January 31, 1994, among GAF Building Materials Corporation, G-I
                Holdings and BMCA (incorporated by reference to Exhibit 10.9 to the Deferred Coupon Note Registration
                Statement).
  10.8     --   Stock Appreciation Right Agreement, dated January 1, 1997, between GAF Corporation and Sunil Kumar
                (incorporated by reference to Exhibit 10.11 to the 1996 Form 10-K).
  10.9     --   Amended and Restated Stock Appreciation Right Agreement, dated January 1, 1997, between GAF
                Corporation and Sunil Kumar (incorporated by reference to Exhibit 10.12 to the 1996 Form 10-K).
  10.10    --   Letter Agreement, dated July 8, 1998, among BMCA, ISP Holdings and Sunil Kumar (incorporated by reference to Exhibit 10.18 to the 2005 Notes S-4).
**12       --   Computation of Ratio of Earnings to Fixed Charges.
 *21       --   Subsidiaries of BMCA.
**23.1     --   Consent of Arthur Andersen LLP.
 *23.2     --   Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and 8).
 *24       --   Power of Attorney.
 *25       --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of
                New York, as Trustee under the Indenture.
  27       --   Financial Data Schedule for the fiscal year 1998, which is submitted electronically to the Securities and Exchange Commission for information only (incorporated by reference to Exhibit 27 to the 1998
                10-K).
 *99.1     --   Form of Letter of Transmittal.
 *99.2     --   Form of Notice of Guaranteed Delivery.
 *99.3     --   Form of Exchange Agreement between The Bank of New York and BMCA.


------------------
 * Previously filed.
** Filed herewith.